Exhibit 10.1
Execution Version

Purchase Agreement
by and between
Welbilt, Inc.
and
Pentair Commercial Ice LLC
March 2, 2022

Table of Contents
Page(s)

Appendices, Exhibits and Schedules

Appendices and Exhibits:
Appendix A	‒	Purchased Assets
Appendix B	‒	Purchased Entities
Appendix C	‒	Assumed Liabilities
Appendix D	‒	Excluded Assets
Appendix E	‒	Excluded Liabilities
Appendix F	‒	Calculation Principles*
Exhibit A	‒	Form of Transition Services Agreement*
Exhibit B	‒	Form of Assignment and Assumption Agreement and Bill of Sale*
Exhibit C	‒	Form of IP Assignment Agreement*
Exhibit D	‒	Form of R&W Insurance Policy*
Exhibit E	‒	Form of IP License Agreement*
Exhibit F	‒	Form of Reverse Transition Services Agreement*
Exhibit G	‒	Form of Reverse IP License Agreement*

*Omitted pursuant to Item 601(a)(5) of Regulation S-K.

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”) dated as of March 2, 2022 (the “Agreement Date”), is entered into by and between Welbilt, Inc., a Delaware corporation (“Seller”), Pentair Commercial Ice LLC, a Delaware limited liability company (“Buyer,” and together with Seller, each, a “Party” and collectively, the “Parties”), and, solely for the purposes of Article 5 and Sections 11.8, 11.9, and 11.17, Pentair plc, an Ireland public limited company (“Buyer Parent”).
W I T N E S S E T H:
WHEREAS, on July 14, 2021, Seller publicly announced the execution of an Agreement and Plan of Merger (the “Ali Merger Agreement” ) with respect to a transaction pursuant to which it has agreed to merge with a subsidiary of Ali Holding S.r.l. (“Ali”), becoming a wholly owned subsidiary of Ali (the “Ali Transaction”);
WHEREAS, in order to obtain the Consent of the United States Department of Justice, the European Commission, and the United Kingdom Competition and Markets Authority, Seller has determined to enter into this Agreement to divest certain assets and entities related to the Business, all upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transaction”);
WHEREAS, Seller, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, through itself and/or one or more of its direct or indirect Subsidiaries, will enter into that certain Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”), pursuant to which Seller will cause certain services to be provided to Buyer or its Affiliates, such Transition Services Agreement to become effective upon the Closing; and
WHEREAS, Seller, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, through itself and/or one or more of its direct or indirect Subsidiaries, will enter into that certain Reverse Transition Services Agreement in the form attached hereto as Exhibit F (the “Reverse Transition Services Agreement”), pursuant to which Buyer or its Affiliates will cause certain services to be provided to Seller or its Affiliates, such Reverse Transition Services Agreement to become effective upon the Closing.
NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Certain Definitions

“Administration of Market Regulation” means the State Administration for Market Regulation in the People’s Republic of China.
“Affiliate” means (a) in the case of an individual, the individual’s spouse (or civil partner) and the members of the immediate family (including parents, siblings, children and spouses (or civil partners) of the foregoing) of (i) the individual, (ii) the individual’s spouse (or civil partner) and (b) in the case other than an individual, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any other Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Ali shall be deemed an Affiliate of Seller under this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as amended, the UK Bribery Act 2010, as amended, and all anti-corruption or anti-bribery Laws of any jurisdiction where any Seller or Seller Party conducts business.
“Anti-Money Laundering Laws” means all anti-money laundering laws applicable to any Seller Party, including, and only to the extent so applicable, United States statute 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act (31 U.S.C. §§ 5311 et seq.) and its implementing regulations, 31 C.F.R. Chapter X.
“Antitrust Laws” mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, the Competition Act 1998 and the Enterprise Act 2002, as amended, of the United Kingdom, Articles 101-109 of the Treaty on the Functioning of the European Union (TFEU), as amended of the European Union, and any other applicable United States, British, European, federal or state, or other foreign or local Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, reduction or restriction of competition or restraint of trade.
“Assumed Benefit Plans” means (a) each Seller Benefit Plan that is sponsored or maintained by an Other Asset Seller and that is listed on Schedule 1.1(a)(i) of the Disclosure Letter and (b) each Seller Benefit Plan that is sponsored or maintained by a Purchased Entity and that will transfer at Closing with the Purchased Entity by operation of Law.
“Automatic Transferred Employees” means those Business Employees with respect to whom local employment Laws provide for an automatic transfer of employment, employer substitution or similar method of transfer to Buyer or any of its Affiliates in connection with the Closing.
“Business” means the Manitowoc Ice business of Seller and its Subsidiaries, including the design, manufacture, customization, development, marketing, packaging, distribution, sale and resale of the Products, as conducted by Seller immediately prior to the Closing, but, in each case, excluding any assets and the businesses and operations set forth on Schedule 1.1(a)(ii) of the Disclosure Letter.
“Business Cash” means the aggregate amount of cash and the fair market value of cash equivalents (including marketable securities, deposits in transit and accrued interest, less checks and drafts issued by not yet cleared), determined in accordance with the Calculation

Principles that, as of immediately prior to the Effective Time, is retained by the Purchased Entities and transferred to Buyer or one of its Affiliates by virtue of the acquisition of the Purchased Shares hereunder; provided that (a) any cash or cash equivalents retained by the Mexican Subsidiary in excess of $500,000 and (b) any cash or cash equivalents retained by the Chinese Subsidiary in excess of $10,000,000 shall be reduced, in each case, by 10% for purposes of computing the Estimated Business Cash and the Final Business Cash.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are permitted or required by Law to close.
“Business Employee” means (a) the employees of Seller or any of its Subsidiaries, as applicable, engaged in the Business as set forth on the Business Employee List, all Automatic Transferred Employees, all Purchased Entity Employees and any such employees performing services for the Business who, on the Closing Date, are on maternity or paternity leave, leave under the Family Medical Leave Act of 1993, vacation leave, education leave, national service or military leave, approved personal leave, leave for purposes of jury duty, short-term or long-term disability leave or medical leave or equivalent under local Law, unless otherwise required under local employment Laws, excluding any such employees whose employment with Seller or any of its Subsidiaries, as applicable, has terminated prior to the Closing, (b) each additional employee of Seller or any of its Subsidiaries hired by the Business between the Agreement Date and the Closing Date in compliance with the terms of this Agreement, and (c) each other employee of Seller or any of its Subsidiaries that Seller and Buyer have mutually agreed to transfer to Buyer prior to the Closing Date or whose transfer to Buyer and its Subsidiaries is required under applicable local Law.
“Business Indebtedness” means, on any date, the aggregate amount of Indebtedness calculated in accordance with the Calculation Principles and measured at the Designated Exchange Rate in respect of such determination date that remains outstanding as of such date; provided that Business Indebtedness shall not include (a) any Indebtedness arranged by Buyer or any of its Affiliates, (b) Indebtedness repaid or otherwise terminated or released prior to or as of the Closing, or (c) any intercompany Indebtedness solely by and among the Purchased Entities.
“Business Intellectual Property Rights” means the Transferred Intellectual Property Rights and the Licensed IP.
“Business Privacy Commitments” means (a) each Law applicable to the protection or processing of Personal Data, including the EU General Data Protection Regulation and the California Consumer Privacy Act and U.S. state data breach notification Laws, (b) all applicable payment card network rules and regulations including the Payment Card Industry Data Security Standard, (c) any Contract obligations related to the protection or processing of Personal Data, including requirements related to cross-border transfers or notifications of data incidents, and (d) the Purchased Entities’ data privacy and security policies published on its websites or otherwise made available by it to its customers or employees.
“Buyer Indemnified Parties” means Buyer, its Affiliates, and their respective Representatives.
“Buyer Material Adverse Effect” means a material adverse effect on the financial or legal ability of Buyer and its Subsidiaries to timely consummate the transactions contemplated hereby.

“Cause” means a termination for misconduct, failure to perform job responsibilities in a satisfactory manner, fraud, embezzlement, material dishonesty or violation of applicable policies.
“Chinese Subsidiary” means WELBILT (China) Foodservice Co., Ltd.
“Closing Net Working Capital” means an amount, calculated as of immediately prior to the Effective Time, equal to the difference, whether positive or negative, of (a) Current Assets, minus (b) the Current Liabilities, in each case, calculated in accordance with the Calculation Principles.
“Closing Net Working Capital Target” means $47,055,000.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, Trade Secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other Trade Secrets and any other documents or materials embodying such information, employee census information and, as required by applicable Law, other employee information.
“Consent” means any required consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption, clearance or waiver by, or filing, declaration or registration with or notification to, any third party or Governmental Authority.
“Constructive Termination” means Buyer’s or the Employing Entity’s material violation of any written employment agreement with a Continuing Employee or failure to continue the employment terms for a Continuing Employee as required by applicable Law.
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, arrangement, understanding or other legally binding commitment or undertaking, whether written or oral.
“Conveyance Documents” means (a) special or limited warranty deeds, duly executed by the appropriate Seller or Other Asset Seller and in recordable form, conveying the Owned Real Property to Buyer free and clear of all Liens, except for Permitted Liens and such matters as are acceptable to Buyer in its sole discretion; (b) all documents or instruments that may be required under applicable Law to transfer the Owned Real Property to Buyer subject only to Permitted Liens; (c) title affidavits or “gap undertakings,” evidence of authority or other similar documents reasonably required by Buyer’s title insurance company to issue the Title Policy; and (d) any revenue or tax certificates or statements required with respect to conveying the Owned Real Property by applicable Law.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in connection with or in response to COVID-19.
“CT Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated January 7, 2022, as amended, by and between Seller and Buyer.
“Current Assets” means the current assets of the Business that are included in the Purchased Assets calculated using only those line items set forth in the illustrative calculation of Closing Net Working Capital in the Sample Statement.
“Current Liabilities” means the current liabilities of the Business that are included in the Assumed Liabilities calculated using only those line items set forth in the illustrative calculation of Closing Net Working Capital in the Sample Statement.
“Customer Contracts” means any Contract pursuant to which a third party purchases or is entitled to receive products or services of Seller and/or its Affiliates with respect to the Business.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any jurisdiction where the Business is conducted.
“Deal Related Severance” means all severance and related termination payments that are required to be paid in connection with the termination of employment under applicable Law to any Business Employee located outside the United States and Mexico other than an Automatic Transferred Employee (i) by reason of the cessation of his or her employment with Seller or any of its Affiliates in connection with the Purchase Transaction or (ii) by operation of, or under, applicable federal, country, state or local Law in connection with the consummation of the Purchase Transaction.
“Designated Exchange Rate” means, in respect of any date, the closing rate of exchange on such date from the applicable foreign currency to United States Dollars as published by Bloomberg at https://www.bloomberg.com/markets/currencies.
“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.
“Employer Side Taxes” means, with respect to any compensatory payment, an amount equal to (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made.
“Environmental Claim” means any written or, to the knowledge of Seller, other claim, Proceeding, complaint, or notice by any Person alleging a violation of, or Liability under, any Environmental Laws.
“Environmental Laws” means any applicable Laws, statutes, regulations, codes, ordinances, permits, Orders or common law relating to, or imposing standards regarding the protection or cleanup of the environment, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources or the exposure of any individual to Hazardous Materials, including the protection of health and safety of employees.
“ERISA” has the meaning set forth in the definition of “Seller Benefit Plans” in this Section 1.1.
“ERISA Affiliate” means any Person which would be treated as a single employer with Seller or its Affiliates under Section 414 of the Code or Section 4001(a) of ERISA.
“FASB” means the Financial Accounting Standards Board.
“Financing” means the debt financing provided by one or more of the Financing Sources to Buyer for purposes of consummating the transactions contemplated hereby pursuant to one or more commitment letters, engagement letters or other documentation.
“Financing Sources” means the agents, arrangers, lenders and other Persons that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“Fraud” means, with respect to any Person, an intentional misrepresentation of a fact by such Person with respect to the making of the representations and warranties in Article 4 or Article 5 with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false.
“Fundamental Representations” means, with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority) and Section 5.6 (Finders; Brokers), and with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.3(b)(i) (Non-Contravention); Section 4.4 (Purchased Entities; Capitalization), the first two sentences of Section 4.15(a) (Sufficiency of Assets) and Section 4.23 (Finders; Brokers).
“GAAP” means generally accepted accounting principles in the United States of America, as consistently applied.

“Hangzhou Facility” means the facility located in Hangzhou, China that is used for the Business and the production by Seller and its subsidiaries of coffee and fryer products.
“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives and asbestos and any other substance, material or waste listed, classified or regulated by any Environmental Law as a “solid waste,” “hazardous” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste”, “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including any capital gains Taxes, minimum Taxes, income Taxes collected by withholding, but not including VAT, sales, use, goods and services, real or personal property transfer or other similar Taxes), or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) of this definition.
“Indebtedness” means (a) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that are required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of indebtedness for borrowed money of a Purchased Entity, whether secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) all monetary liabilities and obligations (including accrued and unpaid interests) set forth on the balance sheet contained in the Unaudited Financial Information with respect to leases historically capitalized in accordance with the past practices of the Seller Parties and excluding operating leases required to be capitalized under ASU No. 2016-02, (c) any cash or bank overdrafts of a Purchased Entity, (d) all net obligations of a Purchased Entity with respect to derivatives, interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed thereunder), (e) any amounts owed by a Purchased Entity with respect to drawn letters of credit, (f) any amounts for the deferred purchase price of goods and services, including any earn out Liabilities associated with past acquisitions by a Purchased Entity or, to the extent related to the Business, by any other Seller Party, (g) any declared but unpaid dividends or distributions or any other amounts (including intercompany balances payable by any Purchased Entity or any management or other fees) owing by a Purchased Entity to any of the other Seller Parties or their Affiliates, (h) any expenses by the Purchased Entities incurred by or on behalf of, or paid or to be paid by, the Purchased Entities in connection with the process of selling the Business, or the negotiation, preparation and execution of this Agreement and the other Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby (including the Ali Transaction), (i) any payment of compensation, or vesting of compensation or property that arises from or in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents (including the Ali Transaction) with respect to any Business Employee, including any Employer Side Taxes payable in connection therewith (excluding the Retention Bonuses, the Buyer’s portion of the Deal Related Severance (as described in Section 6.6(i)) and any Post-Transaction Severance Benefits), (j) all amounts created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Purchased Entities, (k) any customer deposits related to the Business, (l) any obligations to a Business Employee with respect to any unfunded or underfunded deferred compensation plans, pension plans or similar arrangements (excluding the Assumed Benefit Plans) (m) any deferred compensation, including deferred bonuses, consulting payments or phantom stock arrangements (together with the Employer Side Taxes) of a Business Employee, (n) accrued refunds, returns, and allowances related to the Business, (o) any Liabilities relating to any employees of the Chinese Subsidiary regarding unfunded salaries, wages, allowances, subsidies, reimbursements, social security contributions, housing fund contributions, overtime payment, violations of COVID-19 Measures or statutory severance, (p) any outstanding guarantees of obligations of the type described in clauses (a) through (o) of this definition, and (q) Taxes Payable.
“Indirect Transfer Taxes” means all Taxes (including withholding Taxes) imposed by any Governmental Authority in any non-U.S. jurisdiction in connection with the indirect transfer of (a) assets located in such jurisdiction or (b) equity securities in an entity formed, incorporated or otherwise established in such jurisdiction, in each case, in connection with the transactions contemplated under this Agreement and the other Transaction Documents.
“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Intellectual Property Rights” or “IPR” means the rights, titles, and interests in, of, to, and associated with the following anywhere in the world, by whatever name or term known or designated, whether arising by operation of Law, international treaty, Contract, license or otherwise, both statutory and common law rights, including all: (a) patents, statutory invention registrations and utility models, and applications therefor (including any provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, continued prosecutions, renewals, extensions or modifications for any of the foregoing) and all patents and statutory invention registrations resulting from any of the foregoing applications (“Patents”); (b) copyrights (registered and unregistered, including Software), copyright registrations and applications therefor (including any renewals or extensions thereof) and any renewals, amendments, modifications, extensions, restorations, and reversions thereof, moral rights, economic rights, rights of authorship, neighboring rights, and all other rights corresponding to the foregoing (“Copyrights”); (c) uniform resource locators, internet accounts and names, social media accounts and names, website content, and registered internet domain names and registrations and applications therefor; (d) industrial design rights and any registrations, patents and applications therefor (“Industrial Designs”); (e) mask works, and mask work registrations and applications therefor (“Mask Work Rights”); (f) trademarks, trade dress, trade names, brand names, logos, slogans, service marks, and all other designations and identifiers of source and origin, whether registered or unregistered, in each case, together with all translations, and combinations of any of the foregoing, and including registrations and applications therefor and renewals and extensions thereof, and including all common law rights thereto and the goodwill associated with and appurtenant to each of the foregoing (“Trademarks”); (g) computer software, computer programs, applications (including apps, applets and mobile apps) and databases in any form, including source code, object code, firmware, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations (“Software”); and (h) all Trade Secrets.
“Intercompany Agreements” means the Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among Seller or one of its Affiliates (excluding Purchased Entities), on the one hand, and any Purchased Entities, on the other hand, in respect of the Business, any Purchased Assets, any Purchased Shares or any Assumed Liabilities, or which involve any Purchased Entity (unless amended to exclude such Purchased Entity prior to the Closing without any further Liability or obligation of such Purchased Entity) or which would constitute a Purchased Asset or which provides for any Liabilities which would constitute Assumed Liabilities, if the same were effective as of the Effective Time.
“International Employee Plan” means any Seller Benefit Plan that is both (a) maintained primarily for the benefit of non-U.S. employees and (b) not maintained by a Governmental Authority (but including the mandatory social security contribution and housing fund of the PRC).
“IP License Agreement” means the license agreement for the Licensed IP, substantially in the form attached hereto as Exhibit E.
“IRS” means the United States Internal Revenue Service.
“knowledge” of a Party means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a)(iii)(1) of the Disclosure Letter, and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(a)(iii)(2) of the Disclosure Letter, in each case following reasonable investigation.
“Law” means any law, treaty, statute, ordinance, rule, constitution, administrative interpretation, code, promulgation or regulation, or principle of common law of any Governmental Authority or any Permit.
“Liabilities” means any indebtedness, liability or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Licensed IP” has the meaning set forth in the IP License Agreement.
“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, claim, deed of trust, encumbrance, adverse claim, levy, restriction on transfer, conditional sale, assessment, security interest or option, or other restriction of any kind.
“Losses” means any and all Liabilities, losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses) in connection with a third-party claim or in connection with the mitigation, pursuit, settlement or enforcement of a direct claim, but excluding any punitive damages except to the extent recovered by or payable to any third party.
“Mask Work Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Material Adverse Effect” means any change, circumstance, occurrence, condition, event or effect (“Effect”) that, individually or in the aggregate, would or would reasonably be expected to (a) prevent, materially delay or materially impede the performance by any Seller Party of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (b) have a material adverse effect on the operations, assets, business, financial condition or results of operations of the Business, taken as a whole, other than any Effect resulting from (i) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents, and/or the pendency of the transactions contemplated hereby or thereby, including the impact of the foregoing on relationships with customers, suppliers, officers or employees (provided that this clause (i) does not apply with respect to the representations and warranties set forth in Section 4.3 and the related conditions to Closing), (ii) the performance by Seller or any Other Seller of its obligations under this Agreement, the Ali Merger Agreement or the other Transaction Documents, (iii) changes in general business, financial or economic conditions in the United States or other foreign locations where the Business is operated, including changes in prevailing interest rates or fluctuations in currency, (iv) general changes or developments in the industries in which the Business is operated or conducted, (v) any change or development in Laws applicable to the Business, the Purchased Shares or the Purchased Assets, any changes in GAAP, any COVID-19 Measures (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing by a Governmental Authority or the FASB, (vi) any change related to the Excluded Assets or the Excluded Liabilities to the extent such change does not have any effect on the Business, the Purchased Assets or the Assumed Liabilities, (vii) acts of war (whether or not declared), hostilities, criminal activities, military actions, acts of terrorism, sabotage, or any escalation or worsening of the foregoing, (viii) any pandemic, epidemic, disease or contagion outbreaks or worsening thereof (including COVID-19 (provided that any Effect directly resulting from COVID-19 as it exists as of the Agreement Date shall not be excluded)), earthquakes, volcanic eruptions, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, or (ix) the failure of the financial or operating performance of the Business to meet estimates or expectations or internal forecasts, plans, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying reason for such failure to meet such forecasts or budgets may be taken into account in determining whether a Material Adverse Effect has occurred, provided such reason is not otherwise described in clauses (i) through (viii) of this definition); provided that, in the case of the clauses (iii), (iv), (v), (vii) and (viii) of this definition, Effects referred to therein shall be excluded only to the degree they do not disproportionately impact the Business relative to the competitors of the Business in the industry in which the Business competes and operates as a whole.
“Material Shared Contract” shall mean any Shared Contract that had an aggregate value of at least $1,000,000 based on payments made or received in calendar year 2021 or that is otherwise material to the operation of the Business.
“Mexican Subsidiary” means FSG Manufactura Mexico, S. de R.L. de C.V.
“Open Source Software” means any freeware, shareware, open source software (e.g., Linux) or software that is distributed under similar licensing or distribution models. For the avoidance of doubt, “Open Source Software” includes software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (a) the GNU General Public License (GPL), Lesser/Library GPL (LGPL) or Affero General Public License (Affero GPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards Source License (SISSL); (g) the BSD License; (h) Red Hat Linux; (i) the Apache License; and (j) any other license or distribution model described by the Open Source Initiative as set forth at www.opensource.org.
“Order” shall mean any judgment, order, injunction, stipulation, decree, writ, or determination of or from, or permit or license of any Governmental Authority.
“Ordinary Course Inbound License” means any of the following to the extent the underlying license is to Seller or its Affiliates: (a) a Contract containing a license to Seller or its Affiliates to use, copy, access or distribute any generally commercially available software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case, where payments by Seller or its Affiliates under such Contracts have been (and are reasonably expected to be) less than $200,000 per year; (b) a license to Seller or its Affiliates to use Open Source Software; and (c) a Contract containing an inbound license to Seller or its Affiliates to use third party Intellectual Property Rights, where such license is (i) not material and (ii) incidental to the primary purpose of such Contract (such as an inbound license to use a customer’s trademarks or patents in a Contract for which the primary purpose is granting the customer a right to use the Products).
“ordinary course of business” means in the ordinary course of the operation of the Business, consistent with past practice.
“Ordinary Course Outbound License” means any of the following to the extent the underlying license is from Seller or its Affiliates: (a) a Contract containing an outbound license from Seller or its Affiliates to use Transferred Intellectual Property Rights, where such license is (i) not material and (ii) incidental to the primary purpose of such Contract (such as an outbound license to use trademarks or patents in an inbound services Contract solely to perform the applicable services) and (b) a Contract containing an outbound license from Seller or its Affiliates to use Transferred Intellectual Property Rights on the Seller’s or its Affiliates’ standard form customer agreement (which form has been made available to Buyer) granted to customers in the ordinary course of business, in each case, providing only non-exclusive rights to the Transferred Intellectual Property Rights of Seller and its Affiliates.
“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement and/or certificates of existence, equityholders’ agreement or similar organizational documents, as applicable.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Permits” means all Consents, Orders, franchises, certificates, or other authorizations of, with or to any Governmental Authority.
“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or, are being contested in good faith, for which adequate reserves are established in accordance with GAAP, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Business; provided that any such Lien is for sums not overdue for a period of more than sixty (60) days or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) zoning, entitlement, building and land use regulations, defects of title, easements, rights-of-way, restrictions and other similar matters, charges or encumbrances or irregularities in title that in each case, individually or in the aggregate, do not materially interfere with or impair the use or occupancy thereof in connection with the Business, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (e) Liens listed on Schedule 1.1(a)(v) of the Disclosure Letter, and (f) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.
“Person” means an individual, Governmental Authority, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, limited liability company, firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).
“Personal Data” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, date of birth, driver’s license number, passport number, other government identification number, payment card number, bank information, health or medical information, biometric identifiers, geolocation, or user or account number or any other piece of information that, alone or in combination with other information, allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.
“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Proceeding” means any complaint, claim, action, demand, inquiry, charge, audit, indictment, investigation of which the subject Person has knowledge, arbitration, mediation, litigation, pre-suit notice, suit or similar proceeding (whether criminal, civil, investigative or administrative) commenced, brought, conducted, or heard by or before, any Governmental Authority.
“Purchased Entities” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1.
“Purchased Entity Employees” means the employees of the Purchased Entities (including Automatic Transferred Employees) as of immediately prior to the Closing.
“Purchased Shares” means the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Seller and listed on Appendix B (collectively, together with all Subsidiaries and controlled Affiliates thereof, the “Purchased Entities”).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Related Party” means, with respect to any specified Person: (a) any Affiliate of such specified Person, or any director, governor, executive officer, manager, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, governor, manager or in a similar capacity of such specified Person; (c) any immediate family member of any individual described in clause (b) or (c); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than five percent of the outstanding equity or ownership interests of such specified Person.
“Remedial Action” means any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Materials.
“Representatives” of any Person means such Person’s directors, managers, governors, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Retention Bonuses” means all incentive, retention, transaction or change in control bonuses to any Business Employee pursuant to an arrangement, including those set forth on Schedule 1.1(a)(vii) of the Disclosure Letter, that is payable as a direct result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Ali Transaction), including Employer Side Taxes payable by a Purchased Entity in connection therewith.
“Reverse IP License Agreement” means an intellectual property license agreement, substantially in the form attached hereto as Exhibit G.
“Sanctions” means any trade, economic and financial sanctions Laws, embargoes, or restrictive measures administered, enacted or enforced by (a) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control, the Department of Commerce, and the Department of State), (b) the European Union or any European Union member state, (c) the United Nations, (d) the United Kingdom, or (e) any other Governmental Authority of a jurisdiction where any Purchased Entity operates or where Business is conducted.
“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and Luhansk People’s Republic regions).
“Sanctioned Person” means (a) any Person on any list of sanctioned Persons maintained by (i) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control, the Department of Commerce, and the Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom, or (v) any other Governmental Authority of a jurisdiction where any Purchased Entity operates or where the Business is conducted; (b) any Person located, organized, or resident in a Sanctioned Jurisdiction; or (c) any person directly or indirectly owned fifty percent or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b).
“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, and implemented by 31 C.F.R. Part 800, and other implementing regulations thereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Annual Bonus Plans” means those Seller Benefit Plans identified as Seller Annual Bonus Plans on Schedule 6.6(p) of the Disclosure Letter.
“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and whether or not located or operated in the US), and each other compensation, severance, separation, termination, redundancy pay, change in control, health or medical, dental, vision, sick leave, prescription, life insurance, fringe benefits plan, deferred compensation, retention or employment plan, policy, program, arrangement or agreement, each vacation, paid time off, insurance coverage, disability coverage, disability benefits, death benefits, dependent care, employee assistance program, workers’ benefits, pension, profit sharing, savings, retirement, post-employment or retirement benefits, welfare and perquisites, employee loans, incentive, bonus plan, commission plan, and each other compensation or benefit plan, agreement, arrangement or commitment, program or policy (whether or not in writing), that provides benefits to a service provider of Seller or its Subsidiaries, and each stock option, stock purchase, phantom stock and restricted stock or other equity or equity-related plan, program or policy, in each case, (a) under which any Business Employee or individual service provider of the Business (or, in each case, any spouse, dependent or beneficiary thereof) has any present or future right to benefits or (b) which is contributed to, sponsored, administered or maintained (in whole or in part) by Seller or its Affiliates, in any case, for the benefit of any Business Employee, provided, however, that “Seller Benefit Plans” do not include (i) any employee benefit plan, program, or arrangement that is mandated by statute or sponsored, maintained or administered by any Governmental Authority or (ii) an International Employee Plan.
“Seller Indemnified Parties” means Seller, its Affiliates, and their respective Representatives.
“Seller Party” means Seller, any Other Seller or (prior to the Closing) any Purchased Entity.
“Seller Related Party” shall mean Seller, its Affiliates and its and their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Shared Contracts” means Contracts of Seller or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of Seller or its Subsidiaries are exercised for the benefit of, both (a) any Purchased Assets, the Purchased Entities, or the Business and (b) any Excluded Assets or any businesses of Seller and its Subsidiaries other than the Business; provided, that Shared Contracts shall exclude any Contracts in respect of Shared Services to be provided to Buyer under the Transition Services Agreement.
“Shared Services” means the following corporate or shared services provided to, or in support of, the Business that are general corporate or other overhead services and/or that are provided to or used by both the Business and other businesses of Seller and its Subsidiaries: access to and use of computer hardware and software related to any business function, use of Intellectual Property Rights that are not otherwise transferred or licensed to Buyer pursuant to the IP Assignment Agreement, travel and entertainment services, temporary labor services, office supplies (including copiers, scanners and fax machines), telecommunications equipment and services, logistics services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services, customs and excise services, billing services, order entry services, fulfillment services and other ancillary or corporate shared services, in each case, including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software or other technology used in connection therewith.
“Software” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. For purposes of this definition, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Person of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Person, or (b) is the general partner or managing member (and all Subsidiaries of such Person).
“Tax” or “Taxes” means any and all federal, state, county, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, recording, payroll, highway use, capital stock, paid-up capital, capital gains, single business, disability, registration, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security or similar social insurance obligations or contributions, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, documentary, stamp, occupation, windfall profits, customs duties or tariffs (including punitive tariffs such as anti-dumping or countervailing duties, Section 301 of the Trade Act of 1974 or Section 232 of the Trade Expansion Act of 1962), franchise, alternative or add-on minimum, estimated or other tax or governmental fee in the nature of a tax imposed or required to be withheld by any Taxing Authority including any estimated payments related thereto, any interest, penalties (civil or criminal), assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person as transferee or successor, by Contract or otherwise.
“Tax Return” means any return, declaration, report, election, claim for refund, disclosure, form, estimated return and information statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes Payable” means, as of the Closing Date, and without duplication, an aggregate amount (which aggregate amount computed with respect to all jurisdictions shall not be less than zero in the aggregate, but can, for clarity’s sake, be less than zero with respect to any given jurisdiction) equal to the aggregate unpaid income and withholding Taxes of the Purchased Entities attributable to any Pre-Closing Tax Period that ends on the Closing Date or any other Pre-Closing Tax Period (or portion thereof) that includes the Closing Date, in each case, only with respect to jurisdictions in which the applicable Purchased Entity filed a Tax Return for income Taxes for the 2020 Tax year and any jurisdiction in which the Purchased Entity, as applicable, first becomes required to file a Tax Return for income or withholding Taxes as a result of actions or transactions taken or entered into after December 31, 2020 and prior to the Closing; provided that the calculation of Taxes Payable shall (a) be prepared in accordance with the past practices (including reporting positions, elections, jurisdictions, and accounting and valuation methods) of the Purchased Entities, (b) exclude (i) any deferred Tax liabilities, (ii) any liabilities in respect of any speculative or contingent liabilities for Taxes or with respect to uncertain Tax positions, (iii) any Tax liabilities to the extent resulting from actions taken by the Purchased Entities, the Buyer, any Other Buyer, or any of their respective Affiliates on the Closing Date after the Closing (or which are effective on the Closing Date after the Closing) not contemplated by this Agreement and outside the ordinary course of business, (iv) any Tax liabilities to the extent resulting from any financing or refinancing arrangements entered into at any time by or at the direction of Buyer, any Other Buyer or any of their Affiliates in connection with the transactions contemplated hereby, (v) any income or withholding Tax liabilities otherwise reflected on a full dollar basis in the Final Consideration, and (vi) any election made after the Closing that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period (other than any election that is otherwise permitted under clause (a)), (c) take into account estimated (or other prepaid) Tax payments and any overpayments of Taxes, net operating losses, Tax credits, Tax amortization, and other, similar Tax assets, deductions (including, for the avoidance of doubt, the deductions arising in connection with the transactions contemplated under this Agreement), or offsets with respect to any Pre-Closing Tax Period (collectively, “Tax Attributes”), in each case to the extent such Tax Attributes have the effect of offsetting Taxes, generating a refund of Taxes, or reducing taxable income of the Purchased Entities for any Pre-Closing Tax Period and further only to the extent such Tax Attributes originated in a Pre-Closing Tax Period, (d) take in account all Transaction Tax Deductions to the extent permitted by Law in Pre-Closing Tax Periods, (e) be determined without regard to any income attributable to deferred revenue (or other deferred amounts) from a Pre-Closing Tax Period except to the extent recognized for applicable Tax purposes in a Pre-Closing Tax Period, and (f) in the case of any Straddle Period, be determined in accordance with Section 6.8(a)(iii).
“Taxing Authority” means the IRS and any other Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Top Customer” means each of the top 20 largest customers of the Business (by revenue) during the 12 month period ended December 31, 2021.
“Top Supplier” means each of the top 20 largest suppliers of the Business (by cost) during the 12 month period ended December 31, 2021.
“Trade Secrets” means trade secrets and all other rights in or to Confidential Information.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Bill of Sale, the Local Transfer Agreements, the IP Assignment Agreement, the Conveyance Documents, the assignment and assumption agreement for the Leased Real Property, the IP License Agreement, the Reverse IP License Agreement, and any other agreement, document, certificate or instrument contemplated hereby to be executed and delivered by any of the Parties or their Affiliates in connection with the transactions contemplated hereby, and the Exhibits, Appendices and Schedules hereto and thereto.
“Transaction Tax Deductions” means, without duplication, any item of loss, deduction or credit to the extent deductible for U.S. federal income tax purposes, in each case resulting from or attributable to fees, costs and expenses of the Purchased Entities relating to or arising out of (a) the payment of any Indebtedness required by this Agreement, (b) any expenses of the Purchased Entities incurred in connection with the negotiation and execution of this Agreement, the Restructuring Activities, and the other Transaction Documents, and (c) any payment of compensation, or vesting of compensation or property that arises from or in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents (including the Ali Transaction) and is paid or economically borne by Seller at or in connection with the Closing, in each case, (i) including any employer side payroll, Medicare, social security, and other similar Taxes payable in connection therewith and (ii) to the extent any such amounts, expenses or payments were economically borne by the Purchased

Entities or were taken into account, and reduced, the Purchase Price; provided that with respect to any success-based fees, seventy percent (70%) of such success fees shall be treated as deductible in accordance with Revenue Procedure 2011-29 to the extent permitted by applicable Law.
“Transfer Taxes” means all transfer, real property transfer, sales, use, grantee/grantor, stamp, ad valorem, conveyance, VAT, custom duty, documentary, registration and other similar Taxes (including charges for or in connection with the recording of any instrument or document and any interest, penalties, assessments or additions imposed thereon or with respect thereto). Transfer Taxes shall not include any Indirect Transfer Taxes.
“Treasury Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.
“VAT” means value added Tax, goods and services Tax, or other similar Tax, including such Taxes imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any Laws authorized by that Directive) and any similar value added Tax pursuant to the Laws of any jurisdiction which is not a member of the European Union, and any interest or penalties in respect thereof, but excluding any direct or indirect capital gains Taxes, any Income Taxes, and any withholding Taxes.
Section 1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the location set forth below:
DEFINITION    LOCATION

accrued PTO    6.6(e)
Agreement    Preamble
Agreement Date    Preamble
Ali    Preamble
Ali Merger Agreement    Preamble
Ali Transaction    Preamble
Allocation Methodology    3.3
Allocation Statement    3.3
AMR Filing    2.5(a)
Assigned Contracts    Appendix A
Assumed Debt    Appendix C
Assumed Employee Liabilities    Appendix C
Assumed Liabilities    Appendix C
Audited Financial Statements    6.2(f)
Base Purchase Price    3.1
Bill of Sale    2.5(a)
Books and Records    6.5(a)
Business Employee List    54
Business Guarantees    6.14
Business Indemnitees    6.9(a)
Business Permits    4.10(b)
Business Records    Appendix A
Business Systems    4.7(a)
Buyer    Preamble
Buyer 401(k) Plan    6.6(o)
Buyer Benefit Plans    6.6(m)
Buyer Parent    Preamble

Buyer-Signed Tax Returns    6.8(d)(ii)
Calculation Principles    3.2(b)
CARES Act    4.8(n)
Closing    8.1
Closing Business Cash    3.4(a)
Closing Business Indebtedness    3.4(a)
Closing Date    8.1
Closing Statement    3.4(a)
Competing Transaction    6.18(a)
Compliant Offer    6.6(b)
Confidentiality Agreement    6.2(b)
Continuing Employee    6.6(b)
Correlative Relief Payment    6.8(g)(ii)
D&O Indemnity Arrangements    6.9(a)
Deemed Asset Sale Election    6.8(d)(vii)
Determination Date    3.4(f)
Disclosure Letter    Article 4
Discontinued Products    Appendix A
Dispute Notice    3.4(c)
Effective Time    8.1
Employing Entity    6.6(b)
Environmental Matters    6.26
Estimated Business Cash    3.2(b)
Estimated Business Indebtedness    3.2(b)
Estimated Closing Net Working Capital    3.2(b)
Estimated Closing Statement    3.2(b)
Estimated Consideration    3.2(a)
Estimated Working Capital Adjustment Amount    3.2(a)
Excluded Assets    Appendix D
Excluded Environmental Liabilities    Appendix E
Excluded Liabilities    Appendix E
Excluded Tax Liabilities    6.8(a)(i)
Final Business Cash    3.4(f)
Final Business Indebtedness    3.4(f)
Final Closing Net Working Capital    3.4(f)
Final Closing Statement    3.4(f)
Final Consideration    3.4(f)
Final Working Capital Adjustment Amount    3.4(f)
Foreign Continuing Employee    6.6(b)
Governmental Authority    4.3(a)
Governmental Consent    6.3(a)
Inactive Employee    6.6(c)
Independent Accountant    3.4(e)
Information    6.11
Insurance Policies    4.22(a)
Inventory    Appendix A
IP Assignment Agreement    2.5(a)
Labor Organization    4.13(h)
Leased Real Property    Appendix A
Local Transfer Agreement    2.5(a)
Material Contract    4.5(a)
Negative Adjustment Amount    3.4(g)
Notification    6.8(g)(i)
Offer Recipient Employee    6.6(b)

Other Asset Sellers    2.1
Other Buyer    2.1
Other Sellers    2.2
Other Share Sellers    2.2
Outside Date    10.1(b)
Owned Real Property    Appendix A
Party    Preamble
Positive Adjustment Amount    3.4(g)
Post-Closing Restructuring Activities    2.7
Post-Closing Tax Action    6.8(e)(iii)
Post-Transaction Severance Benefits    6.6(g)
Preliminary Allocation Statement    3.3
Privileged Information    6.11
Privileges    6.11
Products    Appendix A
Purchase Price    3.1
Purchase Transaction    Preamble
Purchased Assets    Appendix A
Qualifying Termination    6.6(h)
R&W Insurance Policy    6.16
Real Property Leases    Appendix A
Refund Recipient    6.8(e)(i)
Registered IPR    4.7(a)
Restructuring Activities    2.7
Reverse Transition Services Agreement    Preamble
Sample Statement    3.2(b)
Section 3.3 Assets    3.3
Selected Firm    6.8(f)(ii)
Selected Firm’s Determination    6.8(f)(ii)
Seller    Preamble
Seller-Signed Tax Returns    6.8(d)(i)
Straddle Period Tax Returns    6.8(d)(iii)
Tangible Assets    Appendix A
Tax Attribute    6.8(e)(ii)
Tax Challenge Prepayment    6.8(g)(ii)
Tax Claim    6.8(g)(i)
Tax Return Filer    6.8(d)(iv)
Termination Fee    10.3(a)
Third Party Rights    2.6(c)
Title Policy    6.22
Transfer Tax Returns    6.8(b)(ii)
Transferred Intellectual Property Rights    Appendix A
Transition Services Agreement    Preamble
U.S. Continuing Employee    6.6(b)
Unaudited Financial Information    4.12(a)
Withheld Party    3.5(a)
Withholding Party    3.5(a)

ARTICLE 2
SALE OF ASSETS AND SHARES AND ASSUMPTION OF LIABILITIES
Section 2.1    Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause each of its Subsidiaries that has any right, title or interest in or to any Purchased Asset (such Subsidiaries, the “Other Asset Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or any designated wholly-owned Subsidiary of Buyer designated by Buyer, including those listed on Schedule 2.1 of the Disclosure Letter (such Subsidiary, an “Other Buyer”)), and Buyer shall, or shall cause such Other Buyer to, acquire and accept from Seller or such Other Asset Seller, all of Seller’s and such Other Asset Sellers’ respective right, title and interest in and to all the Purchased Assets as they exist at the Closing free and clear of all Liens other than Permitted Liens.
Section 2.2    Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause each of its Subsidiaries that has any right, title or interest in or to any of the Purchased Shares (such Subsidiaries, the “Other Share Sellers” and, together with the Other Asset Sellers, and as listed on Schedule 2.2 of the Disclosure Letter, the “Other Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or an Other Buyer), and Buyer shall acquire and accept, or shall cause such Other Buyer to acquire and accept, from Seller or such Other Share Sellers, all of Seller’s and such Other Share Sellers’ respective right, title and interest in and to all of the Purchased Shares free and clear of all Liens other than transfer restrictions imposed by securities Laws generally.
Section 2.3    Excluded Assets. All Excluded Assets shall be retained by Seller and its Affiliates and are not being acquired by Buyer.
Section 2.4    Assumed Liabilities; Excluded Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all Assumed Liabilities. From and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Losses incurred or suffered by Seller or any of its Affiliates to the extent arising out of or resulting from the Assumed Liabilities.
(b)    The Parties agree that, except for the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Seller or any Affiliate of Seller (whether now existing or hereafter arising), and Seller and its Affiliates shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Excluded Liabilities. From and after the Closing, except as provided in 0, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all Losses incurred or suffered by Buyer or any of its Affiliates to the extent arising out of or resulting from the Excluded Liabilities, the Excluded Assets or Seller’s businesses (other than the Business).
Section 2.5    Transfer.
(a)    The right, title and interest in and to the Purchased Assets and the Purchased Shares shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Shares and the Purchased Assets and an assumption of the Assumed

Liabilities in accordance with the terms set forth herein in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be in a form mutually agreed by the Parties as between Seller and/or one or more of its Other Sellers and Buyer and/or one or more of its Other Buyers, as required in each jurisdiction, and shall include: (i) with respect to the Purchased Assets and Assumed Liabilities, a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the “Bill of Sale”); (ii) with respect to the Purchased Shares, to the extent that such Purchased Shares are in certificated form, certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent that such Purchased Shares are not in certificated form, stock powers or other instruments of transfer duly executed in blank, and either case with any required stock transfer stamps affixed thereto; (iii) with respect to the Purchased Shares of the Chinese Subsidiary, an updated business license and any other necessary documents evidencing that the filing with the Administration of Market Regulation has been completed regarding the transfer of the Purchased Shares (the “AMR Filing”) of the Chinese Subsidiary and the appointment of new directors and officers to the Chinese Subsidiary, with such new directors and officers to be designated by Buyer; (iv) with respect to the Owned Real Property, duly executed (and, to the extent required, notarized) and delivered Conveyance Documents, conveying the Owned Real Property to Buyer subject only to the Permitted Liens; (v) with respect to the Leased Real Property, a duly executed and delivered assignment and assumption of each Real Property Lease in a form reasonably acceptable to Buyer and Seller, as required to assign all of the tenant’s rights under each Real Property Lease to Buyer; (vi) with respect to Intellectual Property Rights, an intellectual property assignment agreement in substantially the form attached hereto as Exhibit C (the “IP Assignment Agreement”) and (vii) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located or the Purchased Entities are organized (each such agreement, a “Local Transfer Agreement”).
(b)    Each Local Transfer Agreement shall be that which is customary in the relevant jurisdiction for a transfer of the type of assets or shares, as applicable, being transferred pursuant to such Local Transfer Agreement and otherwise mutually acceptable to Buyer and Seller (and the relevant Other Sellers and Other Buyers, as required under applicable local Law) in all respects; provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets or Purchased Shares and shall not have any effect on the value being received by Seller or given by Buyer in the Purchase Transaction, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by local Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Subsidiaries pursuant to any Local Transfer Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by Law of the applicable jurisdiction) and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under Law of an applicable jurisdiction. Such Purchase Transaction pursuant to this Agreement or any other Local Transfer Agreement will be effective as of Closing or at such other times as specifically provided in each respective Local Transfer Agreement and will be subject to the terms and conditions of this Agreement and the applicable Local Transfer Agreement.
(c)    Notwithstanding anything to the contrary in this Section 2.5, all transfers and assumptions contemplated by this Agreement (including pursuant to this Section 2.5) with respect to Buyer or an Other Buyer shall be transfers to, or assumptions by, Buyer (and not an Other Buyer) unless (i) Buyer has designated an Other Buyer with respect to such transfer or assumption, including the Other Buyers listed on Schedule 2.1 of the Disclosure Letter, and (ii) the transfer to, or assignment by, any Other Buyer that is not listed on Schedule 2.1 of the Disclosure Letter would not result in any additional costs, expenses or Taxes of Seller or its Subsidiaries (as compared to a transfer to, or assumption by, Buyer); provided, however, that this clause (ii) shall not apply if the transfers or assumptions relate to an Other Seller designated or added by Seller after the date of this Agreement.
Section 2.6    Approvals and Consents.
(a)    Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any Assigned Contract that is not assignable or transferable (i) without the consent of any Person other than Seller, the Purchased Entities or any Subsidiary of Seller or Buyer, to the extent that such consent shall not have been given prior to the Closing or (ii) without violating any applicable Law; provided, however, that Seller and Buyer shall have the continuing obligation until 12 months after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof as promptly as practicable, it being understood that (A) other than general internal costs, overhead and use of internal personnel and assets or infrastructure, or as required under the terms of an Assigned Contract (which shall be the responsibility of Seller), neither Seller, nor Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money, incur any cost or Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents, and (B) in connection therewith, Seller shall not, and shall cause its Affiliates (including, if prior to the Closing, the Purchased Entities) not to, (I) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (II) make any non-monetary concession that would purport to bind Buyer, its Affiliates, or, following the Closing, the Business or any Purchased Entity. Upon obtaining the requisite third-party consents thereto, such Assigned Contracts shall promptly be transferred and assigned to Buyer hereunder at no additional cost.
(b)    With respect to any Assigned Contract that is not transferred and assigned to Buyer at the Closing by reason of Section 2.6(a), after the Closing, until any requisite consent is obtained therefor and the same is transferred and assigned to Buyer, Seller shall obtain for Buyer, at no cost to Seller or Buyer or any of its Affiliates, an arrangement with respect thereto to provide for Buyer substantially comparable benefits therein (and bear the substantially comparable obligations and burdens thereof) and to otherwise put Buyer and Seller (and their respective Affiliates) in the position they would have been in had such Assigned Contract been transferred and assumed directly at the Closing. In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, without further consideration therefor, pay and remit to Buyer all monies, rights and other consideration received in respect of such Assigned Contract as promptly as reasonably practicable after receipt thereof and Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller and its Affiliates in respect of such performance as would have been assumed by Buyer hereunder if such Assigned Contract had been transferred at the Closing.
(c)    Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to certain Real Property Leases, Permits, Assigned Contracts and other Contracts and rights intended to be Purchased Assets and that such consents may not be obtained prior to the Closing. If, on the Closing Date, any such Consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of Buyer (as assignees of Seller or the applicable Other Asset Seller) thereto or thereunder so that Buyer would not in fact receive all such rights (such assets and rights not transferred at the Closing, “Third Party Rights”), Seller and the Other Asset Sellers and the Buyer will cooperate in a mutually agreeable arrangement under which Buyer would, in compliance with Law, obtain the economic benefits and assume the obligations and bear the economic burdens associated with such Third Party Rights in accordance with this Agreement until such time as such Third Party Rights are assigned or transferred to the Buyer in full. Buyer agrees that, except as provided in this Agreement (including Section 6.3), neither Seller nor any of its Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any consents that may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Third Party Rights, solely as a result thereof.
(d)    To the extent requested by Buyer, Seller will use commercially reasonable efforts to have the Material Shared Contracts separated into separate Contracts between the applicable third party and each of (i) the business retained by Seller and its Affiliates and (ii) the Business (including the Purchased Entities). The Parties agree to cooperate and use their respective commercially reasonable efforts to provide reasonable assistance prior to the Closing and, to the extent not achieved prior to the Closing, then for 12 months thereafter, in effecting the separation of such Material Shared Contracts (with such separated Material Shared Contract imposing no material additional or differing obligations (except arising from different volume-based arrangements or credit rating of Buyer) than, and otherwise on substantially the same terms as, the applicable Material Shared Contract (except that the replicated Material Shared Contract will only pertain to the Business) or other terms mutually agreeable to the Parties in accordance with the terms and subject to the conditions set forth herein) and, once so separated, such separated Contract relating to the Business shall be deemed an Assigned Contract hereunder and transferred to and assumed by Buyer directly (but no sooner than the Closing); provided, however, it being understood that (A) other than general internal costs, overhead and use of internal personnel and assets or infrastructure, neither Seller, nor Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money, incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to separate such Shared Contracts and (B) in connection therewith, Seller shall not, and shall cause its Affiliates (including, if prior to the Closing, the Purchased Entities) not to, (I) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (II) make any non-monetary concession that would purport to bind Buyer, its Affiliates, the Business or any Purchased Entity following the Closing. Further, with respect to any Shared Contract that is not a Material Shared Contract, Seller will use commercially reasonable efforts to provide Buyer with a list of such Shared Contracts involving payments made or received of at least $250,000 prior to Closing and to the extent requested by Buyer, after the Closing and for 12 months thereafter, until any separate Contract (if any) is obtained therefor, the Parties shall cooperate with each other and use their commercially reasonable efforts to obtain for Buyer, at no cost to Seller or Buyer or any of their respective Affiliates, an arrangement with respect thereto to provide for Buyer substantially comparable benefits therein (and bear the obligations and burdens thereof) and to otherwise put Buyer and Seller (and their respective Affiliates) in the position they would have been in had the rights and obligations relating to the Business under such Shared Contract been transferred and assumed directly at the Closing. In furtherance of the foregoing, if Seller or any of its Affiliates (other than the Purchased Entities), on the one hand, or Buyer or any of its Affiliates (including the Purchased Entities), on the other hand, receives any benefit or payment that under any Shared Contract was intended for the other, Seller and Buyer shall, and shall cause their respective Affiliates to, deliver such benefit or payment to the other party, including any additional Taxes incurred by Seller in connection therewith and such indemnity.

Section 2.7    Restructuring Activities. Notwithstanding anything to the contrary herein, on or prior to the Closing Date, Seller shall use commercially reasonable efforts to perform restructuring activities to effect the separation of the Business from Seller’s other businesses on or prior to the Closing, which activities are described on Schedule 2.7 of the Disclosure Letter (as amended from time to time in accordance with this Section 2.7, the “Restructuring Activities”). From time to time after the Agreement Date and prior to the Closing, Seller shall be permitted to amend such Schedule 2.7 of the Disclosure Letter so long as such amendment is necessary to (a) comply with applicable Laws, and/or (b) secure the Consent of a Governmental Authority necessary to consummate any of the transactions contemplated by this Agreement, and/or (c) add transfers of Business Cash, Excluded Assets or Excluded Liabilities from the Purchased Entities to Seller or an Affiliate of Seller (other than a Purchased Entity) by dividend, distribution, sale, payment of intercompany advances or Indebtedness, or other transfer; provided, however, that any such amendment shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Schedule 2.7 of the Disclosure Letter may designate one or more of the Restructuring Activities to be completed after the Closing (the “Post-Closing Restructuring Activities” ), and Buyer and Seller will use commercially reasonable efforts to implement the Post-Closing Restructuring Activities after the Closing Date at the sole cost and expense of Seller, with the exception of Transfer Taxes which shall be allocated pursuant to Section 6.8(b).
ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price. The total consideration for the Purchased Shares and the Purchased Assets shall consist of (a) an amount equal to $1,600,000,000 (the “Base Purchase Price,” and, as adjusted pursuant to this Agreement (including Section 3.4), the “Purchase Price”), payable as described in this Agreement, and (b) the assumption by Buyer or Other Buyers of the Assumed Liabilities.
Section 3.2    Payment of Purchase Price.
(a)    At the Closing, Buyer shall pay, or cause to be paid (including through an Other Buyer), an amount equal to the sum of (i) the Base Purchase Price, plus (ii) the Estimated Business Cash, minus (iii) the Estimated Business Indebtedness, plus (iv) the Estimated Working Capital Adjustment Amount, minus (v) an amount equal to the aggregate amount payable pursuant to the Retention Bonuses (such amount, the “Estimated Consideration”) to Seller (for its own account and as agent for any Other Seller unless otherwise provided in any Local Transfer Agreement). Such Estimated Consideration shall be payable in United States dollars in immediately available federal funds and delivered by Buyer to such bank account or accounts as shall be designated in writing by Seller no later than the fifth Business Day prior to the Closing (or such later time as may be agreed by Seller and Buyer). Notwithstanding the foregoing, if any portion of the Estimated Consideration is required under applicable Law to be paid in a currency other than United States dollars and/or to a specific Other Seller, the applicable United States dollar amount (as allocated pursuant to Section 3.3 or otherwise mutually agreed by the Parties) shall be converted into the applicable other currency at the Designated Exchange Rate and paid at Closing by, or on behalf of, Buyer or the applicable Other Buyer to Seller or the appropriate Other Seller by wire transfer to one or more bank accounts designated in writing by Seller no later than the third Business Day prior to the Closing Date (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.2(a). As used herein, “Estimated Working Capital Adjustment Amount” means, (A) if the amount of the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital

Target, the dollar amount of such difference (expressed as a positive number) and (B) if the amount of the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target, the dollar amount of such difference (expressed as a negative number).
(b)    No later than five Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) which will set forth Seller’s good faith estimate of (i) the estimated amount of Business Cash (the “Estimated Business Cash”), (ii) the estimated amount of Business Indebtedness outstanding as of immediately prior to the Effective Time (the “Estimated Business Indebtedness”), and (iii) the estimated amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), including the calculation thereof, in each case, calculated in accordance with the Sample Statement, this Agreement and the Calculation Principles. No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Estimated Consideration. For purposes of this Agreement, “Calculation Principles” means (I) the accounting principles, policies, procedures, categorizations, definitions, methods and practices set forth on Appendix F, (II) to the extent (but only to the extent) not inconsistent with clause (I) of this sentence, the same accounting principles, policies, procedures, categorizations, definitions, methods and practices as applied in the preparation of the balance sheet as at December 31, 2021 forming part of the Unaudited Financial Information, and (III) to the extent (but only to the extent) not inconsistent with both clauses (I) and (II) of this sentence, GAAP. An illustrative example of the Estimated Closing Statement and calculation of Business Cash, Business Indebtedness, Closing Net Working Capital and the Retention Bonuses is set forth on Schedule 3.2(b) of the Disclosure Letter, setting forth the specific line items which will be included in such calculations (the “Sample Statement”). Without limiting any of the Parties’ rights or remedies set forth in Section 3.4 or otherwise, Seller shall consider in good faith any revisions proposed by Buyer to the calculations set forth in the Estimated Closing Statement, and to the extent Seller agrees to any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions; provided that Buyer shall not have any right to delay Closing or the payment of the Estimated Consideration as a result of any disagreement with such estimates.
Section 3.3    Allocation of Purchase Price. To the extent permitted by applicable Law, Seller, on behalf of itself and the Other Share Sellers and the Other Asset Sellers, and Buyer, on behalf of itself and any Other Buyer, have agreed to allocate the Final Consideration, the amount of Assumed Liabilities and other relevant amounts among the Purchased Shares (and to the extent required or permitted by applicable Tax Law, the underlying assets held by Purchased Entities) and the Purchased Assets (collectively, the “Section 3.3 Assets”), in a manner consistent with Sections 1060 and 338 of the Code (as applicable) (and any other applicable Tax Law) and the methodology set forth in Schedule 3.3 of the Disclosure Letter (the “Allocation Methodology”). Seller and Buyer shall agree on a preliminary allocation of the Estimated Consideration, the Assumed Liabilities and other relevant amounts (the “Preliminary Allocation Statement”) prior to the Closing Date among the Section 3.3 Assets, in a manner consistent with Sections 1060 and 338 of the Code (and any other applicable Tax Law), the Allocation Methodology and this Section 3.3 and based on the information available as of such time. Within 90 Business Days after the Closing Statement becomes final pursuant to Section 3.4, Buyer shall deliver to Seller the statement (the “Allocation Statement”), allocating the Final Consideration (plus Assumed Liabilities and other relevant amounts, to the extent properly taken into account under Sections 1060 and 338 of the Code (as applicable) (and any other applicable Tax Law)) among the Section 3.3 Assets in accordance with Sections 1060 and 338 of the Code (as applicable) (and any other applicable Tax Law). Notwithstanding anything in this Agreement to the contrary, the parties agree that the Allocation Statement will be consistent with the methodologies, policies and principles of the Allocation Methodology and the Preliminary Allocation Statement; provided that the Allocation Statement shall reflect any adjustments since the date of the information contained therein. Seller shall notify Buyer in writing within 30 days of receipt of the Allocation Statement of any objections Seller may have to any items set forth in the Allocation Statement, and Buyer and Seller agree to consult and attempt to resolve in good faith any such objection. If Buyer and Seller cannot resolve any such objections, the item in question shall be resolved by the Independent Accountant pursuant to the procedures set out in Section 3.4(e) mutatis mutandis. For all Tax purposes, Seller and Buyer agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement. Seller and Buyer shall each be responsible for the preparation of their own Section 1060 and 338 statements and forms (and analogous statements and forms under state, local, and non-U.S. Law, as applicable) in accordance with applicable Tax Laws and in a manner consistent with the Allocation Statement, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation Statement is disputed by any Taxing Authority, (a) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (b) both Seller and Buyer shall use reasonable efforts to defend the Allocation Statement in any Proceedings or settle such dispute in a manner mutually acceptable to Seller and Buyer. Seller and Buyer shall each instruct their employees and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, the other, and to provide, upon execution of a customary access letter if required by Seller’s or Buyer’s (as applicable) outside accountants, Buyer and its Representatives or Seller and its Representatives (as applicable) with reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the conduct of the other Party’s business, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by the other to the extent such materials have been prepared and relate to the Allocation Statement in any respect or questions concerning or disagreements with the Allocation Statement.
Section 3.4    Post-Closing Net Working Capital Adjustment; Other Adjustment.
(a)    As promptly as practicable and in any event within 60 Business Days following the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Closing Statement”), which shall set forth: (i) the amount of Business Cash (the “Closing Business Cash”); (ii) the amount of Business Indebtedness outstanding as of immediately prior to the Effective Time (the “Closing Business Indebtedness”); (iii) the amount of Closing Net Working Capital and (iv) the Retention Bonuses, including the calculation thereof. The items set forth on the Closing Statement shall be prepared in accordance with the Calculation Principles and this Agreement. No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Closing Statement or any other calculated amount pursuant to this Agreement. The Parties agree that the purpose of preparing the Closing Statement and calculating the Final Working Capital Adjustment Amount is solely to (x) accurately measure the Closing Business Cash, Closing Business Indebtedness, Closing Net Working Capital and Retention Bonuses and (y) measure the differences in Closing Business Cash from Estimated Business Cash, Closing Business Indebtedness from Estimated Business Indebtedness, and Closing Net Working Capital from the Estimated Closing Net Working Capital, and, without limiting the terms of this Agreement or the application of the Calculation Principles as set forth herein, such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves, classifications or estimation methodologies for the purpose of calculating the Purchase Price.
(b)    From the Closing Date through the Determination Date, each Party shall give, and shall cause their respective Affiliates and Representatives to give, the other Party and its Affiliates and Representatives, all such reasonable access (including electronic access, to the extent available) during normal business hours (or such other times as the Parties may agree) as the Parties may reasonably require to the books and records of the Business and to the appropriate Continuing Employees and other personnel or Representatives of the Parties for any purpose relating to the Closing Statement and the adjustments contemplated by this Section 3.4.
(c)    Within 45 Business Days after Buyer’s receipt of the Closing Statement, Buyer shall notify Seller whether it accepts or disputes the accuracy of the Closing Statement. In the event that Buyer disputes the accuracy of the Closing Statement, Buyer shall deliver a written notice to Seller specifying in reasonable detail those items and amounts as to which Buyer disagrees and setting forth Buyer’s calculation of such disputed amounts (a “Dispute Notice”) and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. In the event that Buyer notifies Seller that it accepts the Closing Statement, or does not deliver a Dispute Notice to Seller during such 45 Business Day period, Buyer shall be considered to have accepted the accuracy of the Closing Statement delivered by Seller and such Closing Statement shall be final, conclusive and binding upon the Parties, absent fraud.
(d)    If a Dispute Notice shall be timely delivered by Buyer pursuant to Section 3.4(c), Seller and Buyer shall, during the 20 Business Days following such, seek in good faith to reach agreement on the disputed items and amounts. If Buyer and Seller resolve their differences over any disputed items in the Dispute Notice in accordance with the foregoing procedure, the Closing Statement shall be deemed revised to reflect such resolution and, if all disputed items in the Dispute Notice are so resolved, then the amount of the Closing Business Indebtedness, the Closing Business Cash and the Closing Net Working Capital agreed upon by Seller and Buyer as reflected in such revised Closing Statement shall be final, conclusive and binding on the Parties, absent fraud.
(e)    If the Parties fail to resolve their differences over the items and amounts in the Dispute Notice within such 20 Business Day period (as such time period may be extended by the mutual agreement of the Parties), then Seller and Buyer shall promptly jointly request that RSM US LLP, or if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be mutually agreed by the Parties (the “Independent Accountant”), make a binding determination only as to the unresolved items and amounts in the Dispute Notice in accordance with the terms of this Agreement. The Independent Accountant will under the terms of its engagement (i) act as an expert and not an arbitrator and (ii) have no more than 20 Business Days from the date of referral within which to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Dispute Notice as to which Buyer and Seller are in disagreement. The Independent Accountant shall deliver to Buyer and Seller a written report setting forth its adjustments, if any, to the Closing Statement based on the Independent Accountant’s determination with respect to the unresolved items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by one of the Parties. Such report shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Independent Accountant shall be allocated to be paid by Seller and Buyer in inverse proportion (based on the disputed amounts proposed by each to the Independent Accountant) as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. Promptly after any matter is referred to the Independent Accountant under this Section 3.4(e), Buyer and Seller shall deliver to the Independent Accountant copies of any schedules or documentation that may reasonably be required or requested by the Independent Accountant to make its determination. Each of Seller and Buyer shall be entitled to submit to the Independent Accountant a memorandum setting forth its position with respect to the disputed items. No Party shall be permitted to communicate with the Independent Accountant other than as expressly set forth herein, and no ex parte communications with the Independent Accountant shall be permitted in any event. Judgment may be entered upon the written determination of the Independent Accountant in accordance with Section 11.9.
(f)    The date on which the Closing Statement is finally determined in accordance with this Section 3.4 shall be referred to as the “Determination Date” and the Closing Statement as so finally determined shall be referred to as the “Final Closing Statement” and each of the Closing Business Cash, the Closing Business Indebtedness the Closing Net Working Capital and the Retention Bonuses, as so finally determined in the Final Closing Statement shall be referred to as the “Final Business Cash,” the “Final Business Indebtedness,” and the “Final Closing Net Working Capital” and the Retention Bonuses, respectively. As used herein, (i) the “Final Working Capital Adjustment Amount” means, (A) if the amount of the Final Closing Net Working Capital is greater than the Closing Net Working Capital Target, the dollar amount of such difference (expressed as a positive number), and (B) if the amount of the Final Closing Net Working Capital is less than the Closing Net Working Capital Target, the dollar amount of such difference (expressed as a negative number), and (ii) the “Final Consideration” means an amount equal to the sum of (1) the Base Purchase Price, plus (2) the Final Business Cash, minus (3) the Final Business Indebtedness, plus (4) the Final Working Capital Adjustment Amount, minus (5) an amount equal to the aggregate amount payable pursuant to the Retention Bonuses.
(g)    Within five Business Days following the Determination Date, (i) if the Estimated Consideration exceeds the Final Consideration (the amount of such excess, the “Negative Adjustment Amount”), Seller shall pay, or cause to be paid, to Buyer the Negative Adjustment Amount or (ii) if the Final Consideration exceeds the Estimated Consideration (the amount of such excess, the “Positive Adjustment Amount”), Buyer shall pay, or cause to be paid, to Seller the Positive Adjustment Amount. Any payment under this Section 3.4(g) shall be payable in United States dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by the receiving party; provided that if any portion of the Negative Adjustment Amount or Positive Adjustment Amount (or interest thereon) is required under applicable Law to be paid in a currency other than United States dollars and/or to a specific Other Seller or Other Buyer, such applicable United States dollar amount shall be converted into the applicable other currency at the Designated Exchange Rate and paid by, or on behalf of, Buyer or Seller (as applicable) to the other (or the appropriate Other Buyer or Other Seller, as applicable) by wire transfer to one or more bank accounts designated in writing by Buyer or Seller (as applicable) no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.4(g).
(h)    Except to the extent specifically contemplated by Section 2.4 or Section 6.8, the process set forth in Section 3.4(e) shall be the exclusive remedy of Seller and Buyer for any disputes related to any amounts set forth on the Closing Statement to the extent those amounts increase or reduce the Final Consideration.
(i)    Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Parties, Other Sellers, and Other Buyers, shall treat any and all payments under this Section 3.4 as an adjustment to the Purchase Price for Tax purposes.
Section 3.5    Withholding.

(a)    Notwithstanding anything to the contrary herein, each Party (for purposes of this Section 3.5, including the Other Sellers and the Other Buyers) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”); provided, that, the Withholding Party will prior to any deduction or withholding (i) notify the person with respect to which the deduction or withholding is made (the “Withheld Party”) of any anticipated withholding, (ii) consult with the Withheld Party in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) cooperate with the Withheld Party to minimize the amount of any applicable withholding. The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Taxing Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party the original or a certified copy of a receipt issued by the relevant Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such other Party.
(b)    The Parties shall cooperate in good faith to identify jurisdictions that may trigger withholding Taxes under this Section 3.5 and shall consult with each other in good faith as to the nature of such withholding Taxes so identified, the basis upon which such withholding is required, and if any reasonable steps can be taken to claim an exemption from such withholding Taxes within 10 Business Days after such withholding Taxes are identified (or if such Taxes are due within 10 Business Days after they are identified, as promptly as reasonably practicable). Seller, on behalf of itself and the Other Sellers, shall, and shall cause its Subsidiaries to, and Buyer, on behalf of itself and the Other Buyers, shall, and shall cause its Subsidiaries to, cooperate in good faith taking reasonable measures available to it or them to minimize any withholding that may be applied to any payments described in this Section 3.5.
(c)    To the extent such amounts are so deducted or withheld under this Section 3.5, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the Withheld Party to the extent so paid to the appropriate Taxing Authority.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth specifically on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Disclosure Letter”) (with the disclosure interpreted in accordance with Section 11.16), Seller represents and warrants to Buyer as follows:
Section 4.1    Corporate Existence. Each of Seller and each Other Seller (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has the requisite corporate or similar power and authority to conduct the Business as it is now being conducted and to own, lease and operate the Business in the manner in which the Business is currently operated. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry on the Business. With respect to the Business, each of Seller and each Other Seller is duly qualified to do business as a foreign entity under the Laws of, and is in good standing in, each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not have a Material Adverse Effect.

Section 4.2    Corporate Authority. This Agreement and the other Transaction Documents to which any Seller Party is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be duly authorized by each applicable other Seller Party by all requisite corporate, limited liability company, partnership or other similar action prior to the Closing and no other actions on the part of Seller or its stockholders are (and no other actions on the part of any Seller Party or any of its equity holders will be) necessary for any Seller Party to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has, and each of the Seller Parties will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Transaction Document has been or will be duly executed and delivered by all Seller Parties thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Buyer or the relevant Other Buyer of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and any Seller Party, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Seller has the power and authority to cause each Seller Party to enter into and perform its obligations under this Agreement and each other Transaction Document to which such Seller Party is or will be a party or is or will otherwise be subject.
Section 4.3    Governmental Approvals and Consents; Non-Contravention; Regulatory Compliance.
(a)    No Consent or Order from, notice to or registration, declaration or filing with, any United States, international, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court, arbitrator, arbitral body, administrative agency, commission, ministry, department, official or other authority or political subdivision thereof, or any quasi-governmental body exercising any regulatory, Taxing Authority, importing or other governmental or regulatory or quasi-governmental authority (“Governmental Authority”) is required on the part of any Seller Party in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) required Consents under any applicable Antitrust Laws, (ii) as set forth on Schedule 7.1(b) of the Disclosure Letter and (iii) to the extent the failure to obtain any such Consent or Order or effect such notice to or registration, declaration or filing with such Governmental Authority would not have a Material Adverse Effect.
(b)    The execution and delivery of this Agreement and the other Transaction Documents by the Seller Parties, the performance by each of the Seller Parties of its respective obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with or result in any breach under any provision of the respective Organizational Documents of any Seller Party, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any Material Contracts, (iii) result in the creation of any Lien (other than a Permitted Lien) on any Purchased Asset, Purchased Shares, or any property, asset or right of any Seller Party pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Seller Party is a party or by which any Seller Party or any of its properties, assets or rights is bound or affected, or (iv) assuming compliance with the matters described in Section 4.3(a) and Section 6.3, violate, conflict with or result in any breach under any provision of any Law applicable to any Seller Party or the Purchased Shares or the Purchased Assets or any assets of the Purchased Entities or the Assumed Liabilities, except, in the case of clauses (ii), (iii) and (iv) of this Section 4.3(b), where such violation, conflict, breach, default, right of termination or cancellation, acceleration, loss of benefit or failure to obtain Consent would not or would not have a Material Adverse Effect.
Section 4.4    Purchased Entities; Capitalization.
(a)    Each Purchased Entity is duly organized, validly existing and, if applicable, in the jurisdiction, in good standing under the Laws of its jurisdiction of organization. Each Purchased Entity has the requisite corporate, partnership or similar power and authority to carry on the business it now conducts. Each Purchased Entity is duly licensed or qualified to do business as a foreign entity under the Laws of each jurisdiction in which the transaction of its business makes such qualification necessary and is in good standing in each jurisdiction where such qualification is necessary, in each case, except to the extent the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The copies of the Organizational Documents of each Purchased Entity, in each case, as amended to date, have been made available to Buyer and Buyer’s counsel and are true, complete and correct, and no amendments thereto are pending and all minute books of the Purchased Entities prepared by the Purchased Entities or the Seller Parties are in the possession of each of the Purchased Entities. The Organizational Documents are in full force and effect. No Purchased Entity is in violation of any of the provisions of its Organizational Documents. There is no pending or, to the knowledge of Seller, threatened proceeding for the dissolution, liquidation or insolvency of any Purchased Entity.
(b)    Schedule 4.4(b) of the Disclosure Letter sets forth as of the date of this Agreement all of the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities are, and as of the Closing will be, duly authorized and validly issued, are fully paid and nonassessable and free of preemptive or similar rights. All of the aforesaid shares of capital stock (or other equity interests) of each Purchased Entity have been offered, sold and delivered by such Purchased Entity in compliance with all applicable securities Laws. No shares of capital stock (or other equity interests) of any Purchased Entity have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of such Purchased Entity or any Contract to which such Purchased Entity is a party or by which such Purchased Entity is bound.
(c)    No Purchased Entity holds any shares of capital stock or other equity interests in any Person (other than equity interests of WELBILT (Shanghai) Foodservice Co., Ltd.), or holds any preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other ownership interest, in any Person.
(d)    Except for the Purchased Shares, there are no equity interests in a Purchased Entity issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Entity. Seller or the applicable Other Share Seller has, or as of immediately prior to the Closing will have, good and valid title to all of the Purchased Shares it holds, in each case free and clear of all Liens other than transfer restrictions imposed by applicable securities Laws generally, and are the record and beneficial owners thereof. There (i) is no Indebtedness of any Purchased

Entity having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote), and (ii) are no options, warrants, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, other equity equivalents or other equity-based awards or rights or commitments or other Contracts to which any Purchased Entity is a party or by which any of them is bound that (A) obligate any Purchased Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (B) obligate any Purchased Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment or Contract or (C) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of any of the Purchased Entities to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the stock, equity or ownership interests of the Purchased Entities.
(e)    The Chinese Subsidiary has not conducted any operations and does not have any assets or Liabilities other than those arising exclusively in connection with the Hangzhou Facility.
Section 4.5    Contracts.
(a)    Schedule 4.5(a) of the Disclosure Letter identifies, by applicable subclause, each of the Contracts to which any Seller Party is a party or by which any Seller Party is bound, to which any Purchased Asset is subject, or pursuant to which any Seller Party receives any benefit or incurs any Liability, in each case, that is an Assigned Contract or is otherwise primarily related to the Business as of the Agreement Date and which meet the following criteria (each Contract required to be listed on Schedule 4.5(a), a “Material Contract”), with each Assigned Contract denoted with an asterisk on Schedule 4.5(a) of the Disclosure Letter:
(i)    a Contract with a Top Customer (other than sales or purchase orders, rebate agreements or invoices under such Contracts entered in the ordinary course of business);
(ii)    a Contract with a Top Supplier;
(iii)    a Contract pursuant to which such Seller Party (A) has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights material to the Business, other than Ordinary Course Inbound Licenses or (B) has licensed to a third party to use any Transferred Intellectual Property Rights, other than Ordinary Course Outbound Licenses;
(iv)    a Contract that is a management, service consulting or similar Contract that is material to the operation of the Business, taken as a whole;
(v)    an agency, sales, marketing, research, commission, export, customs, distribution, advertising, broker, dealer, franchise, international or domestic sales representative or similar Contract that is reasonably likely to involve a Liability or receivable of the Business in excess of $1,000,000 per annum;
(vi)    a Contract (other than those solely between or among the Purchased Entities or intercompany Contracts with Seller and its Affiliates that will be terminated as of the Closing in accordance with Section 6.15) relating to Indebtedness of any Purchased Entity (whether outstanding or as may be incurred) in an amount in excess of $500,000 or otherwise placing a Lien (other than a Permitted Lien) on any Purchased Assets, Purchased Shares, or any other asset or property of the Purchased Entities;
(vii)    a Contract (other than those solely between or among the Purchased Entities) relating to material Indebtedness of a third party owed to Seller or any Other Seller (to the extent exclusively related to the Business) or Purchased Entity or any cash management agreement of Seller or any Other Seller (to the extent exclusively related to the Business) or any Purchased Entity;
(viii)    a Contract that (A) obligates Seller, any Other Seller or any Purchased Entity to conduct any business on an exclusive basis with any third party, (B) contains any purchase or requirements obligations of Seller, any Other Seller or any Purchased Entity with respect to the Business, (C) obligates Seller, any Other Seller or any Purchased Entity to offer products or services related to the Business on a “most favored nation” basis, (D) includes any type of special discount rights (including any volume discounts or rebates) outside the ordinary course of business or that are otherwise material to the Business, or (E) restricts the right to sell to or purchase from any Person;
(ix)    (A) a Contract between any Purchased Entity and (x) any Governmental Authority, (y) prime contractor (at any tier) or (z) any subcontractor (at any tier), (B) an outstanding bid, quotation or proposal by any Purchased Entity that, if accepted or awarded, could lead to the award of a Contract described in clause (A) above, or (C) an Order of a Governmental Authority to which any Purchased Entity is subject;
(x)    any (A) Contract that limits the localities or mediums (such as restrictions on online sales) in which the Business, taken as a whole, is or is permitted to be conducted, (B) Contract that limits the ability of any Purchased Entity to engage in any line of business or (C) Contract that a Purchased Entity is party to that limits the right to sell to or purchase from any Person or to hire any Person other than non-solicitations entered into in the ordinary course of business;
(xi)    a Contract relating to the acquisition or disposition of any business, assets or operations (whether by merger, sale of stock, sale of assets, consolidation or otherwise) with continuing or contingent obligations that would reasonably be expected to be in excess of $1,000,000;
(xii)    any Contract that restricts any Purchased Entity’s right to use, practice, register, obtain or enforce any material Intellectual Property Rights owned by it;
(xiii)    a lease or sublease of the Leased Real Property under which Seller or such Other Seller (as it relates to the Business) or such Purchased Entity, as applicable, is a lessor or sublessor (together with all amendments and modifications thereto);
(xiv)    a collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, or labor organization or works council;
(xv)    any written Contract providing for (1) the retention of any Business Employee or a consultant to the Business or (2) other than as required by applicable Law or in excess of $150,000, the employment of any Business Employee or consultant to the Business;

(xvi)    a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);
(xvii)    any partnership, joint venture or other similar agreement;
(xviii)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $200,000;
(xix)    any Material Shared Contract; and
(xx)    any settlement agreement imposing limitations on the future operation of the Business;
(xxi)    other than ordinary course arms’-length Contracts or employment Contracts that are described under clause (xv), any Contract with any Related Party of any Seller Party (other than as may be related to the employment by a Seller Party of any such Related Party);
(xxii)    any Contract providing any loan to any Business Employee other than routine advances in the ordinary course of business or pursuant to a 401(k) plan;
(xxiii)    any Contract for the provision of funds or making of any loan to, making any capital contribution or other investment in, or assuming any Liability or obligation of, any Person;
(xxiv)    any Contract which provided for sales of $1,000,000 in 2021 with any buying group, including any group purchasing Contracts, sales Contracts, and rebate and discount arrangements; and
(xxv)    any Contract related to the design, manufacture, customization, development, marketing, packaging, distribution or sale of the Products under a private label.
(b)    (i) Each Material Contract is valid, binding and in full force and effect with respect to each Seller Party and, to the knowledge of Seller, any other Person that is party thereto subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Material Contracts, nor any provision or amendment thereof, has been terminated or waived, (iii) none of the Material Contracts have been amended or modified in any material respect except as set forth therein; (iv) no Seller Party is in material breach or default in the performance of any of its obligations under any Material Contract and, to the knowledge of Seller, no other party to such Material Contract is in material breach or default thereunder; and (v) no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of any Seller Party under any Material Contract or, to the knowledge of any Seller Party, any other Party under any Material Contract. No Seller Party has received any written or, to the knowledge of Seller, other notice from any counterparties in connection with any of the Material Contracts (1) of any material breach or default under any Material Contract, (2) that any such party intends to terminate, not renew, cancel or substantially decrease its business with any Seller Party, or (3) of any claim for material damages or indemnification with respect to the products or performance of services pursuant to any Material Contract.

Prior to the date hereof, Seller has made available to Buyer copies of each Material Contract that are true, accurate and complete in all material respects and reflect all amendments made through the date of this Agreement.
Section 4.6    Litigation. No Seller Party is subject to any Order of, or Contract with, any Governmental Authority relating to the Business or any officers, directors or managers of the Business in their capacities as such that would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would reasonably be expected to be material to the Business taken as a whole or that imposes or seeks to impose material injunctive relief or criminal liability. As of the Agreement Date, no Proceeding is pending or, to the knowledge of Seller, threatened against any Seller Party relating to the Business or any officers, directors or managers of the Business in their capacities as such that (a) would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (b) if decided adversely, would reasonably be expected to be material to the Business taken as a whole, or (c) imposes or seeks to impose material injunctive relief or criminal liability. There is no Proceeding by any Purchased Entity pending, or which any Purchased Entity has commenced preparations to initiate, against any other Person.
Section 4.7    Intellectual Property Rights; Information Technology.
(a)    Registered IP. Schedule 4.7(a) of the Disclosure Letter sets forth each item of registered or applied-for Intellectual Property Rights that is included in and is part of the Transferred Intellectual Property Rights or the Licensed IP (“Registered IPR”), and indicates for each item the registration or application number, the applicable jurisdiction, and the status of such application or registration, as applicable. Except as set forth on Schedule 4.7(a), each item of Registered IPR is valid and subsisting and, to the knowledge of Seller, enforceable. No interference, opposition, reissue, reexamination or other similar Proceeding is pending in which any Registered IPR is being contested or challenged. With respect to Registered IPR, all necessary registration, maintenance, renewal, and other relevant filing fees due through the Agreement Date in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Authorities, for purposes of maintaining such Registered IPR in full force and effect.
(b)    Liens over Business Intellectual Property Rights. A Seller Party exclusively owns the Business Intellectual Property Rights free and clear of any Liens (other than Permitted Liens). Seller has the right to perform its obligations under the IP License Agreement and to grant all rights and licenses it grants pursuant to the IP License Agreement. Seller has not granted any right or license to any third party relating to any of the Licensed IP that would conflict with the rights or licenses granted pursuant to the IP License Agreement.
(c)    No Infringement. The conduct of the Business or the exercise of the rights in or to the Business Intellectual Property Rights do not infringe or misappropriate the Intellectual Property Rights of any third party and have not infringed or misappropriated the Intellectual Property Rights of any other Person, in each case, in any material respect.
(d)    No Proceedings or Allegations. Except as set forth on Schedule 4.7(d) of the Disclosure Letter, no Proceedings before any Governmental Authority or arbitrator have been filed against any Seller Party, and no Seller Party has received written notice, in each case, in the five years prior to the Agreement Date (i) challenging the scope, ownership, validity or enforceability of the Business Intellectual Property Rights, or (ii) alleging that the conduct of the Business infringes or misappropriates the Intellectual Property Rights of any third party.
(e)    No Infringement of Business Intellectual Property Rights. To the knowledge of Seller, no Person is infringing or misappropriating any Business Intellectual Property Rights, and no Seller Party in the two years prior to the Agreement Date has brought or threatened any action against any third party based on any allegations of infringement or misappropriation. Each Seller Party has taken commercially reasonable measures to protect the confidentiality of any Trade Secrets and has required all current and former employees, consultants and contractors with access to a Seller Party’s Trade Secrets to execute Contracts requiring them to maintain the confidentiality of such Trade Secrets and use such Trade Secrets only for the benefit of the applicable Seller Party.
(f)    Third Party Software. Schedule 4.7(f) of the Disclosure Letter identifies each Contract pursuant to which Seller or one of its Affiliates has licensed from another Person any third party owned Software (other than Software that is the subject of an Ordinary Course Inbound License or Open Source Software) that is incorporated into or embedded in any Products that are not Discontinued Products. The Business is in compliance in all material respects with the terms of all licenses pursuant to which it uses Open Source Software. No Software owned or purported to be owned by a Seller Party is subject to, and no such Software contains, is linked with, derived from, is distributed with, or is being or was developed using or is licensed under any Open Source Software license that: (i) imposes a requirement or condition that any such Software or part thereof (except for the applicable, unmodified third party Open Source Software itself): (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other limitation, restriction or condition, including any requirements to advertise, on the right or ability of any Seller Party to use or distribute any such Software or part thereof (except for the applicable, unmodified third party Open Source Software itself or any requirements to include attributions).
(g)    No Interest; Assignments. Neither Seller nor any of its Affiliates, nor any current or former partner, director, stockholder, officer or employee of Seller or any of its Affiliates will, after giving effect to the transactions contemplated hereby, own or retain (i) any rights to use any of the Transferred Intellectual Property Rights, except for the Transferred Intellectual Property Rights used by Seller and its Affiliates to provide services pursuant to the Transition Services Agreement, or (ii) any other Intellectual Property Rights used in or necessary for the operation of the Business, except for the Licensed IP. Each Seller Party has secured from all current and former employees, consultants and contractors who have created any portion of the Business Intellectual Property Rights an executed Contract which assigns to the applicable Seller Party all rights, title and interest, including all Intellectual Property Rights, in and to any such Person’s contributions. No current or former employee, consultant or contractor has made any claim of ownership against any Seller Party with respect to any Business Intellectual Property Right.
(h)    IT Systems. The software, computer firmware and computer hardware, including Software, computer hardware, networks, interfaces, servers, storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by or on behalf of a Seller Party or any Other Seller, with respect to the Business, or any Purchased Entity, including the Separate Oracle ERP System (collectively, the “Business Systems”) are sufficient for the immediate needs of the Business and each Purchased Entity’s respective business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise), in each case, as necessary for the conduct of the Business as currently conducted. Each Seller Party uses commercially reasonable efforts, consistent with their respective contractual obligations and applicable Law, to protect the security and integrity of all Business Systems. Each Seller Party maintains commercially reasonable disaster recovery plans or procedures with respect to its Business Systems. There has been no material failure, disruption or interruption of any such Business System.
(i)    Cybersecurity. Each Seller Party has, consistent with industry standards, (i) developed, implemented and conducted its business in compliance with internal data security policies and procedures (copies of which have been made available to Buyer); (ii) trained its employees to follow these policies and procedures; and (iii) maintained commercially reasonable administrative, physical and technical safeguards to ensure internal and external security of the information technology systems and data used in connection with the Business. There have been no material security breaches, unauthorized intrusions or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information in the Business that have not been remedied in all material respects. No Purchased Entity, nor Seller and its Affiliates in connection with the Business, has experienced any material attacks on the information technology systems used by it, including ransomware or distributed denial-of-service attacks.
(j)    No Governmental Assistance. None of the Business Intellectual Property Rights has been developed with grants or other forms of assistance from any Governmental Authority. Each Business Intellectual Property Right will be owned or available for use by Buyer on identical terms and conditions immediately after the Closing.
(k)    Privacy.
(i)    The Purchased Entities, and Seller and its Affiliates in connection with the Business, are currently, and have been, in compliance in all material respects with all of the Business Privacy Commitments. None of Seller or any of its Affiliates in connection with the Business, or any Purchased Entity, in the two years prior to the Agreement Date, has received notice of any allegation from a Governmental Authority or other Person alleging non-compliance with a relevant requirement of Business Privacy Commitments. To the knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not result in any such violation, and there is no basis for any such claims.
(ii)    Immediately following Closing, Buyer and its Affiliates will own and continue to have the right to use all Personal Data on identical terms and conditions in all material respects as each Purchased Entity, Seller and each of its Affiliates enjoyed with respect to the Business immediately prior to the Closing Date.
(iii)    No Purchased Entity, Seller nor any Affiliate has suffered, discovered or been notified of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Data with respect to the Business that (A) constitutes a breach or a data security incident under any applicable Business Privacy Commitments; or (B) materially compromises (individually or in the aggregate) the security or privacy of such Personal Data.
(iv)    No Purchased Entity, Seller or any Affiliate has reported a breach or compromise of Personal Data with respect to the Business to any Person or Governmental Authority, either voluntarily or based on Business Privacy Commitments.

Section 4.8    Tax Matters.
(a)    Each Seller Party has timely filed or caused to be timely filed all Income Tax, VAT and other material Tax Returns that any such entity was required to file on or prior to the Agreement Date and has timely paid all Income, VAT and other material Taxes due and owing, whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects and were prepared in material compliance with applicable Law.
(b)    No Purchased Entity is a resident for Tax purposes of, or has a branch, permanent establishment, or agency (in each case which would create a Taxable presence) in, any country other than its country of organization. No claim has ever been made by any Taxing Authority in a jurisdiction where any Purchased Entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(c)    No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested of or issued by any Taxing Authority with respect to any Purchased Entity.
(d)    The Purchased Entities will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign applicable Law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign applicable Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing.
(e)    No Purchased Entity is or ever has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or Order.
(f)    No Purchased Entity organized in a country other than the United States (i) is a controlled foreign corporation within the meaning of Section 957 of the Code, (ii) is engaged in a United States trade or business for U.S. federal Tax purposes, (iii) is a passive foreign investment company within the meaning of Section 1297 of the Code, (iv) is, or has ever been, a personal holding company within the meaning of Section 542 of the Code, (v) is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (vi) has elected under Section 897(i) of the Code to be treated as a domestic corporation. All transactions among the Purchased Entities and any other Seller Party (or among the Purchased Entities) have been carried out on arm’s length terms and conditions, and Seller and the Other Sellers (with respect to the Purchased Assets and the Business) and the Purchased Entities have complied in all material respects with all applicable documentation requirements under all applicable Laws relating to such transactions.
(g)    Neither Seller nor any of its Subsidiaries, including any of the Purchased Entities, has any material Liability for unpaid Taxes in respect of the Purchased Assets or the assets, properties or rights of any Purchased Entity other than Taxes that are not yet due and payable.

(h)    There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Purchased Entity. There is no power of attorney given by or binding upon any Purchased Entity with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(i)    There are no outstanding Tax Liens against any of the Purchased Assets or the assets, properties or rights of any Purchased Entity (other than for Taxes not yet due and payable) and no written claims are currently being asserted by any Taxing Authority with respect to any Taxes related to the Business or any of the Purchased Assets or the assets, properties or rights of any Purchased Entity, which written claims have been received by Seller or any of its Subsidiaries.
(j)    There are no audits presently pending by any Taxing Authority with respect to Taxes or Tax Returns of any Purchased Entity, and neither Seller nor any Purchased Entity has received written notice from any Taxing Authority that any such audit is planned or proposed.
(k)    No Purchased Entity has been a party to or is bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person (other than such an agreement or Contract exclusively between or among Purchased Entities or customary commercial Contracts entered into in the ordinary course of business the primary subject matter of which is not Taxes).
(l)    No Purchased Entity has been a party to, or promoter of, any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4.
(m)    No Purchased Entity has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof, or otherwise as part of a plan or arrangement that includes the transactions contemplated by this Agreement.
(n)    No Purchased Entity has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, (the “CARES Act”) or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, and (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
Section 4.9    Compliance with Laws.
(a)    The Business is being, and during the past three years has been, conducted in compliance in all material respects with the Laws applicable thereto, and the Seller Parties are, and during the past three years have been, in compliance in all material respects with the Laws applicable to their ownership of the Purchased Assets and Purchased Shares. No Seller Party has received written or, to the knowledge of Seller, other notice at any time in the past three years to the effect that any Seller Party is not in compliance in all material respects with any applicable Laws with respect to the Business.

(b)    The Business does not (i) engage in the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of Section 721 for which a U.S. regulatory authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology; (ii) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” within the meaning of Section 721; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of Section 721.
(c)    Without limiting the generality of Section 4.9(a):
(i)    None of the Purchased Entities (including the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller (with respect to the Purchased Shares and the Business), or the Other Sellers (with respect to the Business), have, directly or indirectly, made or authorized any payment of funds of, or relating to, the Purchased Entities or the Business that is prohibited by any law, and each has not, without limitation, (A) taken any action which would cause it to be in violation of any Anti-Corruption Laws applicable to any Purchased Entity or the Business in any jurisdiction (in each case, as in effect at the time of such action), (B) used any corporate funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses for the benefit of any political organization or holder of or any aspirant to any elective or appointive public office, or otherwise relating to political activity, (C) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or (D) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person.
(ii)    No director, officer, or employee acting on behalf any Seller Party has violated any Anti-Corruption Laws in connection with or relating to the Purchased Entities or the Business.
(iii)    None of Seller, each Other Seller or any of their respective shareholders, directors, officers, employees or, to the knowledge of Seller, agents is a Sanctioned Person, and none of Seller and Other Sellers will directly or indirectly use the proceeds from the Purchase Transaction, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of financing the activities of, in, or with any Sanctioned Person or Sanctioned Jurisdiction.
(iv)    Except as would not reasonably be expected to be material to the Purchased Entities and Business, (i) the Business and the operations of each Seller Party is and has been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, and (ii) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Purchased Entity or, with respect to the Business, Seller or any Other Seller, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Seller, threatened.
(v)    For the past five years, the Purchased Entities (including any of the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller and the Other Sellers, with respect to the Purchased Entities and the Business, have been in compliance in all material respects with Customs & Trade Laws and Sanctions.

(vi)    The Seller Parties have competent and reliable scientific evidence to substantiate claims made with respect to the Business (including the Products) or the Purchased Entities in promotional materials including, social media, websites, labels and packaging, in compliance with applicable Laws in all material respects.
(vii)    The Purchased Entities (including any of the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller and the Other Sellers, with respect to the Purchased Entities and the Business, have in place written policies, controls and systems reasonably designed to ensure compliance in all respects with applicable Customs & Trade Laws and Sanctions in each jurisdiction in which such Seller Party conducts business.
(viii)    None of the Purchased Entities (including any of the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller or the Other Sellers, with respect to the Purchased Entities and the Business, have, during the past five years, engaged in any dealings or transactions in or with any Restricted Person, Sanctioned Person, or Sanctioned Jurisdiction, nor is any Seller Party currently engaged in any such activities.
(ix)    For the past three years, there have been no recalls, market withdrawals, product removals, detentions, seizures or other adverse regulatory action taken or to the knowledge of Seller, threatened, with respect to the Purchased Entities or the Business.
(x)    Neither the Business nor any Purchased Entity has been during the past five years or is currently under any administrative, civil, or criminal investigation or indictment with respect to activities of the Business relating to Customs & Trade Laws and Sanctions; and
(xi)    Each of the Purchased Entities and the Business are in compliance in all material respects with all applicable international labor and human rights Laws, including prohibitions against the use of any form of child, slave, forced, bonded, indentured, or involuntary labor and the use of any labor or inputs that would subject the Business or any Purchased Entity to economic sanctions or import restrictions in any applicable jurisdiction where the Business is conducted.
Section 4.10    Permits.
(a)    The Seller Parties (including any of their directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf) have obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws, Sanctions, and Anti-Money Laundering Laws with respect to the Business.
(b)    The Seller Parties hold all Permits necessary for the conduct of the Business as conducted by them on the date hereof (the “Business Permits”), except where the failure to hold any such Business Permits would not be material to the Business, taken as a whole.

(c)    (i) Each Seller Party is in compliance with the terms of each Business Permit and (ii) each such Business Permit is valid, subsisting and in full force and effect, in each case, except as would not be material to the Business, taken as a whole.
(d)    With respect to the Business, all filings, declarations, listings, registrations, reports, or submissions to any Governmental Authority were in compliance in all material respects with the applicable Laws when filed, and there are no material deficiencies that have been asserted in writing or, to the knowledge of Seller, otherwise by any applicable Governmental Authority with respect to any such registrations, filings, declarations, listings, notifications, reports, or submissions made with or to any such Governmental Authorities.
Section 4.11    Environmental Matters.
(a)    With respect to the Business, Seller, each Other Seller, each of the Subsidiaries of Seller and the Business are and have been in compliance with all Environmental Laws in all material respects, including the possession of, and the compliance with, all material Permits required under Environmental Laws.
(b)    Except for matters which have been fully resolved, (i) no Seller Party has received any Environmental Claim relating to the Business in the three years prior to the Agreement Date, and (ii) to the knowledge of Seller, there are no such Environmental Claims threatened or any circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim with respect to the Business.
(c)    The Seller has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any third party reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Seller, Other Sellers or any Subsidiary of the Seller pertaining to: (i) any unresolved Environmental Claims related to the Business; (ii) any Hazardous Materials in, on, beneath or adjacent to any Real Property owned by Seller to be included as Purchased Assets or the Leased Real Property; or (iii) the Business’s compliance with applicable Environmental Laws.
(d)
(i)    No Purchased Entity has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case so as to create any material Liability under any Environmental Law for any Purchased Entity or Buyer.
(ii)    There has been no release of Hazardous Materials with respect to the Business or the Purchased Assets or any real property currently or formerly owned, operated or leased by any Seller Party (including the Real Property) in such form or quantity as to create any material Liability under any Environmental Law for any Purchased Entity or Buyer.
(iii)    There is not present in, on or under any of the Real Property any Hazardous Material in such form or quantity as to create any material Liability under any Environmental Law for any Purchased Entity or Buyer.

Section 4.12    Financial Information; Liabilities.
(a)    Seller has made available to Buyer copies of the unaudited combined balance sheets of the Business as of December 31, 2021 and December 31, 2020, and the related unaudited combined statements of income of the Business for the fiscal years ended on December 31, 2021 and December 31, 2020 (collectively, the “Unaudited Financial Information”). The Unaudited Financial Information (i) has been prepared in good faith and in accordance with GAAP on a consistent basis throughout the periods covered thereby and derived from the books and records maintained by Seller and (ii) fairly presents, in all material respects and in accordance with GAAP, the financial condition of the Business as of the respective dates it was prepared and the results of the operations of the Business for the periods indicated. The Business has established and adhered in all material respects to a system of internal accounting controls which is designed to provide reasonable assurance that information required to be disclosed by Seller and its Subsidiaries in connection with the Business is recorded and reported on a timely basis in accordance with GAAP, and there is not (i) any material weakness in any system of internal controls over financial reporting used by the Business that would reasonably be expected to materially adversely affect the Business’s ability to record, process, summarize, and report financial information, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the members of the Business who have a role in the preparation of the financial statements or the internal accounting controls used by the members of the Business or (iii) any claim or allegation regarding the foregoing clauses (i) and (ii). This Section 4.12(a) is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Seller, and, as a result, the Business has been allocated certain intercompany charges and credits for purposes of the preparation of the Unaudited Financial Information, which allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms’ length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
(b)    There are no Liabilities of the Purchased Entities or arising out of the Business, other than those that (i) are adequately accrued or reserved against on the Unaudited Financial Information, (ii) have been incurred in the ordinary course of business, consistent with the past practices of the Business, since the date of the most recent balance sheet included in the Unaudited Financial Information (none of which Liabilities result, directly or indirectly, from any breach, default, tort, infringement or violation of applicable Law or any Contract at or before the Effective Time), (iii) related to the future performance of any Contract entered into in the ordinary course of business and in accordance with this Agreement (excluding breaches prior to Closing), (iv) are expressly required by this Agreement or are expressly disclosed in the Disclosure Letter, (v) are Excluded Liabilities, or (vi) individually or in the aggregate, are not, and would not be material to the Business.
Section 4.13    Employees; Employee Benefits.
(a)    Schedule 4.13 of the Disclosure Letter sets forth a true, complete and correct list of all material Seller Benefit Plans, other than offer letters that do not differ in any material respect from the form of such agreements and letters made available to Buyer.
(b)    With respect to each Seller Benefit Plan, Seller has made available to Buyer, to the extent applicable, a written summary of the benefits provided thereunder, and the most recent IRS determination, opinion or advisory letter. With respect to any Assumed Benefit Plan (or arrangement for which Buyer may be responsible for payments under Section 6.6(p)), Seller has made available to Buyer accurate and complete copies, to the extent applicable, of the following: (i) the current plan document and all amendments thereto (or, if such Assumed Benefit Plan is not in writing, a written description of the material terms thereof) and all related trust documents and other funding arrangements, in each case, as currently in effect, (ii) the most recent annual report (Form 5500 and all schedules attached thereto) or similar reports required to be filed with any non-U.S. governmental agency, (iii) the most recent financial statements and actuarial valuation report prepared with respect thereto, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or other most recent material plan summary required to be distributed by any non-U.S. governmental agency, and (v) all material non-routine correspondence within the past three years to or from any Governmental Authority relating to any Seller Benefit Plan.
(c)    Seller has made available to Buyer an accurate and complete list of each Business Employees as of a date no more than 10 days prior to the date of this Agreement, including the following information for each Business Employee (the “Business Employee List”): (i) employee identification number, (ii) employing entity, (iii) job location (city, state, country), (iv) start date, (v) job title, (vi) status as full-time, part-time or temporary, (vii) status as exempt or non-exempt from U.S. federal and state wage and hour laws, as applicable, (viii) Labor Organization membership, (ix) annual base salary or hourly wage rate, as applicable, (x) annual bonus and other incentive compensation (including amounts accrued under any Seller Annual Bonus Plan or any Seller sales and commission plans in effect as of the Closing), (xi) accrued PTO (as defined below), (xii) any applicable visa or work authorization, (xiii) employee leave status (and if on leave, type of leave and date of expected return), and (xiv) for any Business Employee of the Chinese Subsidiary, an indication as to whether that Business Employee performs services for the Business. The Business Employee List shall be updated in accordance with Section 6.6(a) of this Agreement.
(d)    Each Seller Benefit Plan has been maintained and operated in compliance in all material respects with the terms of the applicable plan document, applicable requirements of the Code, ERISA and any other applicable Law and no material litigation or asserted claims against Seller or its Affiliates by any Business Employee, regulator or other party exists with respect to any Seller Benefit Plan other than claims for benefits in the ordinary course of business. Seller and its Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar local applicable Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. Seller and its Affiliates have not incurred or could reasonably be expected to incur any material penalty or excise Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act.
(e)    Each Seller Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification under the Code, and, to the knowledge of Seller, no event has occurred since the date of such determination or opinion letter that would reasonably be expected to materially adversely affect such qualification. To the knowledge of Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan that could reasonably be expected to result in material Liability to Buyer or its Affiliates.
(f)    No Seller Benefit Plan provides for post-employment or retiree welfare benefits to Business Employees or individuals formerly employed by the Purchased Entities, except as required by Part 6 of Schedule B of Title I of ERISA or Section 4980B of the Code or similar state or foreign Law, and solely at the premium expense of such individual, or for death benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(g)    Except as will not reasonably be expected to cause any Liability to Buyer and its Affiliates on or after the Closing, neither Seller nor any of its ERISA Affiliates maintains, contributes to (or is required to contribute to), or sponsors, or has in the past six years maintained, contributed to (or been required to contribute to) or sponsored, (i) an employee benefit plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) a multiemployer plan (as defined in 4001(a)(3) of ERISA), (iii) a multiple employer plan, within the meaning of Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.
(h)    (i) With respect to the Business, no strike, slowdown, picketing, work stoppage, walkout, unfair labor practice, material grievance, arbitration, or material dispute is pending, existing or, to the knowledge of Seller, threatened, (ii) neither Seller nor any of its Subsidiaries (including any Purchased Entity) is party to or bound by any collective bargaining agreement, works council or labor Contract related to the Business or the Business Employees, (iii) no labor organization effort is initiated, in progress or, to the knowledge of Seller, threatened with respect to the Business or the Business Employees, (iv) no Business Employee is represented by any labor or trade union, employee representative body, works council or other labor organization (collectively, “Labor Organization”), and (v) neither Seller nor any of its Subsidiaries (including any Purchased Entity) is required under applicable Law or Contract to provide notice to, or to enter into any consultation procedure with, any Labor Organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(i)    With respect to the Business and the Business Employees, Seller and each of its Subsidiaries, including each of the Purchased Entities, are in compliance, and have been in compliance since January 1, 2018, in all material respects with all applicable Laws respecting employment and employment practices, including all Laws relating to employment discrimination; equal employment; civil rights; equal pay; wages and hours; parenting, family, disability, military and other leaves of absences required under applicable Law; occupational health and safety; workers’ compensation; unemployment compensation; the withholding and payment of income, social security or similar Taxes; or international labor and human rights Laws.
(j)    All individuals who are performing services for or with respect to the Business while classified as independent contractors are properly classified as such. All U.S. Business Employees classified as “exempt” under applicable wage and hour Laws are properly classified as such.
(k)    There are no Proceedings by or against Seller or any of its Subsidiaries, including any of the Purchased Entities, pending, or to the knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any Business Employee or applicant to become a Business Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(l)    Neither Seller nor any of its Subsidiaries, including any of the Purchased Entities, is party to a settlement agreement with a current or former director, officer, employee or independent contractor of any of the Purchased Entities, that involves allegations relating to sexual harassment, sexual misconduct, or discrimination by either (i) an officer of any of the Purchased Entities, or (ii) a Business Employee at the level of Vice President or above. In the last five (5) years, no allegations of sexual harassment, sexual misconduct, or discrimination have been made to the Seller or any of its Subsidiaries against (i) any officer of any of the Purchased Entities, or (ii) a Business Employee at the level of Vice President or above.

(m)    To the knowledge of Seller, no Business Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Seller or any of its Subsidiaries, including any of the Purchased Entities, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed Seller or any of its Subsidiaries, including any of the Purchased Entities, or (B) to the knowledge or use of trade secrets or proprietary information.
(n)    None of the Assumed Benefit Plans (or arrangement for which Buyer may be responsible for payments under Section 6.6(p)) constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code. No Seller Benefit Plan (or arrangement for which Buyer may be responsible for payments under Section 6.6(p)) provides, and there is no Contract by which Seller or any of its Affiliates is bound to provide for any, gross-up or reimbursement of Taxes to any Business Employee pursuant to Section 409A of the Code.
(o)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, alone or in combination with any other event, (i) entitle any Business Employee to extra statutory severance pay under any Seller Benefit Plan, (ii) result in any compensatory payment becoming due, result in the acceleration of time of payment or vesting of compensation or benefits, or increase the amount of compensation or benefits due to any Business Employee or any other current or former employee or independent contractor, or (iii) require the funding of any payment or benefit under any Assumed Benefit Plan (through a grantor trust or otherwise). There is no Seller Benefit Plan which, individually or in the aggregate, could, and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) could, give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, and no Business Employee is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the Code being imposed on such Person.
(p)    Each International Employee Plan sponsored or maintained by Seller or any of its Affiliates, in which at least one Business Employee employed outside of the United States participates or is eligible to participate, is listed on Schedule 4.13(p) of the Disclosure Letter, and Seller has made available to Buyer a true and correct copy or (if not in writing) summary of each such plan. (i) Each International Employee Plan has been maintained and operated in material compliance with applicable Law, (ii) no material litigation or asserted claims against Seller or any of its Affiliates by any Business Employee exists with respect to any such International Employee Plan other than claims for benefits in the ordinary course of business, (iii) with respect to each International Employee Plan that is an Assumed Benefit Plan, the fair market value of the assets of each funded International Employee Plan, the liability of each insurer for any International Employee Plan funded through insurance or the book reserve established for any International Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such International Employee Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iv) each International Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(q)    Since January 1, 2018, no Seller Party has implemented any plant closing or mass layoff of employees of the Business as those terms are defined in the Worker

Adjustment and Retraining Notification Act or any similar Law, and no layoffs that could implicate such Laws are currently contemplated.
Section 4.14    Real Property.
(a)    Schedule 4.14(a) of the Disclosure Letter sets forth a list, as of the Agreement Date, of the Leased Real Property, including all Real Property Leases. Each of Seller, the Other Asset Sellers and the Purchased Entities, as applicable, has good and valid leasehold interests in or good, marketable fee title to, as applicable, all its material Leased Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business) free and clear of any Liens other than Permitted Liens. As of the Agreement Date, all Real Property Leases for the Leased Real Property are in full force and effect, constitute legal, valid and binding obligations of Seller, an Other Seller or a Purchased Entity, as applicable, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Seller has provided to Buyer a true, correct and complete copy of each Real Property Lease. None of the Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. No Seller Party is in material default or otherwise in breach under any Real Property Lease and, to the knowledge of Seller, no other party is in default or otherwise in breach thereof. Except as would not have a Material Adverse Effect, there is no dispute with the lessor with respect to any Real Property Lease.
(b)    Schedule 4.14(b) of the Disclosure Letter sets forth a list, as of the Agreement Date, of the Owned Real Property. Each of Seller, the Other Asset Sellers and the Purchased Entities, as applicable, has good and marketable fee title to the Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business) free and clear of any Liens other than Permitted Liens. Seller has made available to Buyer a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to any of the Seller Parties (if any) that are in the possession or control of a Seller Party and that cover any Owned Real Property.
(c)    The use and occupancy of the Leased Real Property by each of the Seller Parties is in compliance in all material respects with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act. To the knowledge of Seller, there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. There is no pending or, to the knowledge of Seller, threatened condemnation or other eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation. No Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects.
Section 4.15    Sufficiency of Assets.
(a)    Seller or one of the Other Asset Sellers has, and Buyer or the applicable Other Buyer will at the Closing acquire, good, valid and marketable title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Permitted Liens. Each Purchased Entity has good, valid and marketable title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Liens except Permitted Liens, including all such assets reflected in the Unaudited Financial Information, other than sales of

Inventory and Products in the ordinary course of business. The Tangible Assets (including the tangible assets of each Purchased Entity) have been maintained in all material respects in accordance with generally accepted industry practice, are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.
(b)     The Purchased Assets and the assets, properties and rights that will be owned, leased or licensed by the Purchased Entities immediately following the Closing, together with the assets, services, rights and other obligations that will be transferred, leased, licensed or otherwise provided pursuant to the Transaction Documents, constitute the assets, properties and rights necessary to operate the Business as the Business is currently being operated (other than (i) the Shared Services and (ii) services or Intellectual Property Rights to be made available pursuant to the Transition Services Agreement or Section 2.6); provided that the foregoing is subject to the limitation in Section 2.6 that certain transfers, leases, licenses or replacements, as the case may be, of Purchased Assets, Assigned Contracts, Shared Contracts, Permits and any claim or right or benefit arising thereunder or resulting therefrom, may require a Consent which has not been obtained (and the absence of such Consent and the consequences thereof shall not, in and of itself, be deemed a breach of this Section 4.15).
Section 4.16    Absence of Certain Developments. Except for actions taken to effect the transactions contemplated by this Agreement (including the Ali Transaction) and any other Transaction Documents, since December 31, 2020, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice in all material respects (after giving effect to COVID-19 Measures) and (c) there has been no action that, if taken after the Agreement Date, would have required consent under Sections 6.1(a)(i)-(vi), (viii)-(xvii) or (xx).
Section 4.17    Intercompany Arrangements. Other than ordinary course arms’-length transactions or employment contracts or arrangements, no Seller Party and to the knowledge of Seller, no Related Party of any Seller Party and their respective Affiliates has any direct or indirect financial, control or voting interest in any competitor, client, customer or supplier of any Purchased Entity or the Business, or in any Person from whom or to whom any of Seller or each Other Seller, with respect to the Business, or any Purchased Entity leases any real or personal property or in any other Person with whom any of Seller or each Other Seller, with respect to the Business, or any Purchased Entity has any material business relationship. Except as set forth on Schedule 4.17 of the Disclosure Letter, none of Seller or any Other Seller: (i) has any claim or cause of action against any Purchased Entity; or (ii) is a party to any Contract with any Purchased Entity that will not be terminated at or prior to Closing in accordance with Section 6.15. As of the Closing, there will be no outstanding notes payable to, accounts receivable from or advances by any of the Purchased Entities to, and none of the Purchased Entities will otherwise be debtor or creditor of, or have any Liability or other obligation of any nature to, any Seller and the Other Sellers, except as set forth in this Agreement or the other Transaction Documents.
Section 4.18    Products. There are not presently pending or, to the knowledge of Seller, threatened, any (a) material demands, claims or notices of violations or (b) any material civil, criminal or administrative actions, suits, hearings, investigations, or proceedings, in the case of (a) and (b), relating to any alleged hazard or alleged defect, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Business. All products manufactured, distributed or sold by or on behalf of the Business prior to Closing (i) are free of any material defects and (ii) comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services.
Section 4.19    Customers and Suppliers. Schedule 4.19 of the Disclosure Letter sets forth a true and complete list of each Top Customer and Top Supplier and the gross sales or purchases by the Business attributable to each Top Customer and Top Supplier for such period. Since January 1, 2021, with respect to the Business, there has been no termination, cancellation or material curtailment of the business relationship between any Seller Party and any Top Customer or Top Supplier, nor, to the knowledge of Seller, has any Top Customer or Top Supplier notified any Seller Party in writing or, to the knowledge of Seller, otherwise of an intent to so terminate, cancel or materially curtail or change its business relationship with such Seller Party. Since January 1, 2021, there has been no material dispute with any Top Customer or Top Supplier. No Top Customer or Top Supplier has informed any Seller Party in writing or, to the knowledge of Seller, otherwise that it intends to cease doing business with the Business.
Section 4.20    Accounts Receivable. All accounts receivable of the Business reflected in the Unaudited Financial Information or arising thereafter in the ordinary course of business, (a) arose in the ordinary course of business from bona fide arm’s length transactions for the sale of goods or performance of services; (b) are collectable in the ordinary course of business (subject to reserves reflected in the Unaudited Financial Information); and (c) are not subject to material counterclaims or setoffs.
Section 4.21    Inventory All of the inventories of each of Seller and each Other Seller included in the Purchased Assets, and of each Purchased Entity, whether reflected in the Unaudited Financial Information or otherwise, consist of a quality and quantity useable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down in the Unaudited Financial Information to the lower of costs or fair market value or for which adequate reserves have been provided therein. Such inventories have not been consigned to any customer or third party. The quantities of each type of inventory (whether raw materials, work-in-process or finished goods) are reasonable and warranted in the present circumstances of each of Seller and each Other Seller, in connection with the Business, and each Purchased Entity. The Inventory consists of products of quality that are in compliance in all material respects with all Laws pertaining to such products. All of the Inventory is of a quality normally maintained by the Seller Parties in connection with the Business in the ordinary course of business. Since December 31, 2021, there have been no material increases or decreases in the quantity of Inventory except in the ordinary course of business. The Inventory reflected on the Unaudited Financial Information is the actual on-hand Inventory of the Business as of the date thereof and is stated thereon in accordance with GAAP in all material respects applying the procedures, methodologies, and principles utilized by Seller in preparing the Unaudited Financial Information. All work in process and finished goods inventory held by each of Seller and each Other Seller included in the Purchased Assets and by each Purchased Entity are free from any material defect or other deficiency that are reasonably expected to result in a Liability in excess of the reserves expressly reflected in the Unaudited Financial Information.
Section 4.22    Insurance.
(a)    No Purchased Entity maintains insurance policies or binders for property, fire, liability, product liability, worker’s compensation, errors and omissions, vehicular, group life, health, accident or other insurance, other than admitted insurance policies as required by applicable Law. Schedule 4.22(a) of the Disclosure Letter sets forth a complete and correct list and description (including name of insured, carrier, liability limit and whether such policy is “occurrence” or “claims made”) of the material insurance policies or binders for property, fire, liability, product liability, worker’s compensation, errors and omissions, vehicular, group life, health, accident and other insurance under which a Purchased Entity is a named or additional insured or that otherwise cover the Business (the “Insurance Policies”).
(b)    Each Insurance Policy is in full force and effect and all premiums due thereunder have been paid in full and no application therefor included a material misstatement or omission.
(c)    No notice of cancellation, termination, expiration or non-renewal of any such Insurance Policy has been received by any Seller Party, and on cause for such termination exists.
(d)    There are no outstanding unpaid claims under any such Insurance Policy pertaining to either the Business or any Purchased Entity for which there are any material disagreements with the insurer or denials of risk.
(e)    There are no disputes with the underwriters of any such policies of or any Business claims pending under such policies as to which coverage has been questioned, denied or disputed by the underwriters, nor has any Seller Party received a reservation of rights letter with respect thereto.
Section 4.23    Finders; Brokers. No Seller Party has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Buyer or its Affiliates (including, from and after the Closing, the Purchased Entities) in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT
Buyer and Buyer Parent represent and warrant to Seller as follows:
Section 5.1    Corporate Existence. Buyer Parent, Buyer and each Other Buyer is duly organized and validly existing under the Laws of its jurisdiction of organization. Buyer and each Other Buyer has the requisite corporate or similar entity power and authority to own, lease and operate its properties and to carry on its business in substantially the same manner as the same is now being conducted.
Section 5.2    Corporate Authority. This Agreement and the other Transaction Documents to which Buyer Parent, Buyer or any Other Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Buyer Parent or Buyer and will be duly authorized by each applicable Other Buyer by all requisite corporate, partnership or other similar action prior to the Closing. Each of Buyer Parent and Buyer has, and each of the Other Buyers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Transaction Document has been or will be duly executed and delivered by Buyer, and the other Transaction Documents will be duly executed and delivered by Buyer and the Other Buyer party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Seller or the relevant other Seller Party of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Buyer Parent, Buyer and/or any Other Buyer, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.
Section 5.3    Governmental Approvals and Consents; Non-Contravention.
(a)    Except for the Consents and Orders, and the making of the registrations, declarations and filings, set forth on Schedule 4.3(a) of the Disclosure Letter, no Consent or Order from, to or with any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby by Buyer Parent, Buyer or any Other Buyer.
(b)    The execution and delivery of this Agreement and the other Transaction Documents by Buyer Parent, Buyer and/or each of the Other Buyers, the performance by Buyer Parent, Buyer and each Other Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer Parent, Buyer and each of the Other Buyers of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with or result in any breach under any provision of the respective Organizational Documents of Buyer Parent, Buyer or any Other Buyer, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any Contract to which Buyer Parent, Buyer and/or any Other Buyer is subject or is a party, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer Parent, Buyer or any of their respective properties or assets, except, in the case of subclauses (ii) and (iii) of this Section 5.3(b), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.4    Litigation. Neither Buyer nor any of its Affiliates is subject to any Order of or Contract with any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect. No Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates which, if decided adversely, would reasonably be expected to result in a Buyer Material Adverse Effect.
Section 5.5    Financial Capacity. Assuming the truth and correctness of the representations and warranties of Seller contained in this Agreement in all material respects and compliance by Seller in all material respects with all covenants contained in this Agreement and the other Transaction Documents and assuming the satisfaction of the conditions in Article 7 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), as of Closing, Buyer Parent or Buyer will have cash on hand sufficient for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price, and the payment of all related fees and expenses and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement. Buyer Parent’s and Buyer’s obligations hereunder are not subject to a condition regarding Buyer Parent’s or Buyer’s obtaining of funds to consummate the transactions contemplated by this Agreement.
Section 5.6    Finders; Brokers. Neither Buyer nor any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
Section 5.7    Solvency. Assuming that the representations and warranties in Article 4 are true and correct, that Seller and Buyer have each complied with their respective obligations under this Agreement and that the most recent financial forecasts made available to Buyer by Seller prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable and immediately prior to the Closing (provided that Seller is making no representation and warranty with respect to such financial forecasts except as otherwise explicitly set forth in this Agreement), at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder (including any financings being entered into in connection therewith), Buyer and its Subsidiaries (including the Purchased Entities), taken as a whole, on a consolidated basis, will be Solvent.
Section 5.8    Securities Act. Buyer and the Other Buyers are acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
Section 5.9    Independent Investigation; No Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and Representatives.  Except for the representations and warranties contained in Article 4 and the certificates described in Sections 7.3(a) –(c), Buyer acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives and (b) none of Seller, any Other Seller, or any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty (including in any information, document or material made available to Buyer or its counsel or other representatives in Buyer’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations) with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business.  Buyer acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the Business and shall have no claim against Seller with respect thereto.  Buyer expressly acknowledges and agrees that it is not relying on any statement or representation made by or on behalf of Seller, any Other Seller, or any Subsidiaries of Affiliates of Seller except as set forth in Article 4 (as qualified by the schedules) and the certificates described in Sections 7.3(a) –(c), and that no person has been authorized by Seller, any Other Seller, or any Subsidiaries or Affiliates of Seller to make any other representation or warranty relating to Seller or the other Seller Parties, the Business, the Purchased Assets or the Assumed Liabilities. Nothing in this Section 5.9 shall relieve Seller from Liability for any Fraud.

ARTICLE 6
AGREEMENTS OF BUYER AND SELLER
Section 6.1    Operation of the Business.
(a)    Except as otherwise provided in this Agreement (including with respect to Restructuring Activities, in connection with Seller’s obligations under Section 2.6 and Section 6.1(d)) or the other Transaction Documents, as disclosed in Schedule 6.1(a) of the Disclosure Letter (organized by the applicable subclause below), as may be necessary to comply with applicable Laws, or as taken in good faith as reasonably necessary to implement or in response to any COVID-19 Measures (with respect to which Seller has reasonably consulted with Buyer as promptly as reasonably practicable), from the Agreement Date until the Closing, without the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), (x) Seller shall, and Seller shall cause its Subsidiaries to, continue to operate and conduct the Business in the ordinary course of business consistent with past practice and (y) Seller shall not, and Seller shall cause its Subsidiaries not to, take any of the following actions with respect to, in connection with, or which would impact or affect the Purchased Shares, the Purchased Assets, the Assumed Liabilities or the Business:
(i)    amend or modify the Organizational Documents of any Purchased Entity;
(ii)    transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien (other than Permitted Liens), (A) any of the Purchased Shares or (B) the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition), in each case other than (I) sales or non-exclusive licenses of inventory, Products or Intellectual Property Rights in the ordinary course of business or (II) sales or dispositions of obsolete or inoperable Purchased Assets;
(iii)    issue, sell, transfer, pledge, dispose of or otherwise subject to a Lien (other than transfer restrictions under securities Laws generally) any capital stock or other equity interests (including for all purposes of this Section 6.1(a) any restricted stock, restricted stock unit, performance stock unit, phantom stock, stock appreciation rights, rights to share in the profits or distributions or other similar rights), voting interest or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests or voting interests of any Purchased Entity or authorize any of the foregoing;
(iv)    (A) with respect to any Purchased Entity, declare, set aside, or pay any non-cash dividend or other distribution (other than to another Purchased Entity) or (B) reclassify, combine, split, redeem, purchase or otherwise acquire, directly or indirectly, any outstanding shares of any capital stock or other equity interest of, or make any other change in the capital structure of, any Purchased Entity;
(v)    with respect to any Purchased Entity, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise alter a Purchased Entity’s legal structure;
(vi)    with respect to any Purchased Entity, (A) prepare or file any Tax Return inconsistent with past practice, (B) make, change or revoke any Tax election, (C) file any amended Tax Return except as required by applicable Law, (D) settle or compromise any material claim related to Taxes, (E) enter into any material closing agreement or similar agreement related to Taxes, (F) otherwise settle any material dispute relating to Taxes, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, or (H) request any ruling or similar guidance with respect to Taxes;
(vii)    (A) create, incur, assume or guarantee any Indebtedness, in respect of which any Purchased Entity would be an obligor or which would constitute an Assumed Liability, other than any Indebtedness that is incurred or committed to be incurred prior to the Effective Time in the ordinary course of business and is included in Estimated Business Indebtedness;
(viii)    (A) grant any increase in the compensation or benefits arrangements of a Continuing Employee or under any Seller Benefit Plan or grant any new retention, severance or termination pay to any Continuing Employee or (B) enter into or amend any Seller Benefit Plan or employment, consulting, indemnification, severance, retention or termination agreement with any Continuing Employee, in each case, other than (I) in the ordinary course of business in an amount not to exceed $50,000, (II) as reflected in the budget or financial forecast provided to Buyer prior to the Agreement Date, (III) as a result of collective bargaining or other labor, works council or other similar agreements with such employees as in effect on the Agreement Date and disclosed in Schedule 4.5(a)(xiv) of the Disclosure Letter, or (IV) as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by Seller or one of its Subsidiaries as in effect on the Agreement Date and disclosed in Schedule 4.13 of the Disclosure Letter;
(ix)    (A) waive, release or assign any rights or claims, or settle or compromise any Proceeding, unless (I) such settlement or other action will not impose future restrictions or requirements on the Business or any Purchased Entity or any of their respective assets or properties and (II) all amounts paid in respect thereof are Excluded Liabilities or are paid or otherwise satisfied in full prior to the Closing, (B) enter into any consent decree or settlement agreement with any Governmental Authority, or (C) cancel any third party Indebtedness owed to the Business or any Purchased Entity other than in the ordinary course of business;
(x)    acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, any business or Person or division thereof or enter into any joint venture, strategic alliance or partnership agreement;
(xi)    except as is required by applicable Law or by GAAP, make any material change in the Business’ methods, principles and practices of accounting or accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business;
(xii)    except in the ordinary course of business, (x) enter into any Contract that if in effect on the Agreement Date would be a Material Contract, (y) amend in any material respect, renew or waive any material provision of any Material Contract (or any Contract that would have been a Material Contract if in effect on the Agreement Date), other than automatic renewals in accordance with the terms of such Contract, or (z) rescind or terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the Agreement Date); provided that expirations of Contracts in accordance with their terms shall not be deemed a termination;

(xiii)    enter into or modify in any material respect any material special pricing arrangements or rebate structures other than in the ordinary course of business;
(xiv)    commit to make any capital expenditures or research and development expenditures in excess of $100,000 individually or $200,000 in the aggregate, other than as contemplated in the Business’s current budget or financial forecast attached as Schedule 6.1(a)(xiii) of the Disclosure Letter;
(xv)    enter into any lease of real property or any lease of personal property that involves payments in excess of $100,000 or any renewals thereof (other than automatic renewals pursuant to the terms of such lease);
(xvi)    permit the lapse of any right relating to Intellectual Property Rights or any other intangible asset used in the Business, in each case except in the ordinary course of business;
(xvii)    (x) purchase or acquire any real property that is primarily related to the Business, or transfer, convey, sell or dispose of any Real Property or (y) except in the ordinary course of business, (A) enter into any Contract for the lease of any real property that is primarily related to the Business (other than Real Property Leases in respect of Real Property in accordance with this Agreement), (B) amend in any material respect, renew or waive any material provision of any Real Property Lease (other than ordinary course renewals in accordance with the terms of such lease), or (C) rescind, allow to expire or terminate any Real Property Lease;
(xviii)    amend, permit to lapse or fail to continue in full force and effect without material modification any existing policies or binders of insurance, in each case, in a manner disproportionately adverse to the Business or assets of the type that would be Purchased Assets as compared to Seller Parties other businesses or assets;
(xix)    terminate the employment of any Business Employee except in the ordinary course of business;
(xx)    transfer or make provision for the transfer of the employment of any employee into the Business who, prior to such action, is not characterized as a Business Employee or otherwise provide for such employee to become characterized as a Business Employee (including changing the status of any employee of Seller or its Subsidiaries to that of a “Business Employee”), except transfers in order to fill a vacant position which arises as a result of the cessation of employment of a Business Employee on a one-to-one basis following the date of this Agreement, or transfer or make provision for the transfer of the employment of any employee out of the Business who, prior to such action, is characterized as a Business Employee or otherwise provide for any such employee to cease to be characterized as a Business Employee, except for terminations for cause or resignations by any such employees; or
(xxi)    agree or commit to do any of the foregoing.
(b)    If Seller or any of its Subsidiaries desires to take an action which would be prohibited pursuant to Section 6.1(a)(i) through Section 6.1(a)(xxi) without the written consent of Buyer, prior to taking such action, Seller may request such written consent by sending an electronic mail to the Representatives of Buyer listed on Schedule 6.1(b) of the Disclosure Letter. Buyer will either deliver to Seller written consent or a denial notification via electronic mail within five Business Days after Buyer receives a written request by Seller pursuant to this Section 6.1. If no such consent or denial is received by Seller within ten Business Days of its request in accordance with this Section 6.1, Buyer will be deemed to have granted its consent to such action(s) requested by Seller.
(c)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
(d)    Notwithstanding any provision herein to the contrary, but subject to Section 6.15, prior to the Effective Time, without the consent of Buyer, each of Seller and its Subsidiaries will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, (A) to Seller or any Subsidiary thereof (other than by intercompany loan or advance or other transactions that result in the creation of an intercompany receivable or payable of Seller or any of its Subsidiaries (other than the Purchased Entities) that is payable by or to a Purchased Entity that would remain outstanding following the Closing or would otherwise be transferred to Buyer or any of its Subsidiaries), (I) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (II) any other assets that are not expressly contemplated to be owned or held by Buyer, an Other Buyer or a Purchased Entity pursuant to this Agreement, the Local Transfer Agreements or other Transaction Documents and (III) any Seller books and records that are not also Business Records that will be solely owned by Buyer pursuant to Appendix A, and in each case under this clause (A), that would not impact or affect the Purchased Shares, the Purchased Assets, the Assumed Liabilities or the Business or (B) to any Purchased Entity (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable or payable of Seller or any of its Subsidiaries (other than the Purchased Entities) that is payable by or to a Purchased Entity that would remain outstanding following the Closing or would otherwise be transferred to Buyer or any of its Subsidiaries), (I) any Purchased Assets, (II) any Purchased Shares or (III) any Business Records, (ii) make any payments under, or repay (in part or in full), any Indebtedness prior to the Effective Time, and (iii) execute, deliver and perform obligations required under the Local Transfer Agreements and the other Transaction Documents.
Section 6.2    Access to Information; Confidentiality; Financing.
(a)    To the extent permitted by applicable Law, until the Closing, Seller shall, and shall cause its Subsidiaries to, permit Buyer and its authorized agents or Representatives to have reasonable access to the properties, books, records and such financial data of the Business and the Business Employees as Buyer may reasonably request, during regular business hours; provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or any of its Subsidiaries, shall comply with the reasonable security, data privacy and data protection, and insurance requirements of Seller and its Subsidiaries and shall be at Buyer’s sole risk and expense. All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Subsidiaries, agents or Representatives shall contact any of the employees (other than those set forth on Schedule 6.2 of the Disclosure Letter or otherwise designated in writing by one of such employees), customers, suppliers, partners, Subsidiaries or Affiliates of Seller or its Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Seller; provided that nothing herein shall limit or restrict in any manner any operations of Buyer or its Affiliates in the ordinary course unrelated to the Purchase Transaction. In furtherance of the foregoing, until the Closing, Buyer shall consult with Seller and obtain Seller’s consent before distributing any material communications to any Business Employee relating to employee benefits or post-Closing terms of employment. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Seller or such Subsidiaries or contravene any Law (including any COVID-19 Measures and privacy laws) or binding agreement of Seller or such Subsidiaries (so long as that party has, to the extent reasonably practicable, cooperated with the requesting party to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business, (iii) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information that Seller believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to contravene any privacy Law or subject Seller or any of its Subsidiaries to risk of liability, or (iv) provide access to any property of Seller or its Subsidiaries for purposes of conducting any intrusive environmental sampling or testing.
(b)    The Parties expressly acknowledge and agree that this Agreement and the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.2 shall be treated as “Evaluation Material” under that certain confidentiality letter agreement, dated November 14, 2021, from Buyer to Seller (the “Confidentiality Agreement”).
(c)    Following the Closing Date through the fifth anniversary of the Closing Date (or, with respect to any Confidential Information that constitutes a trade secret under applicable Law, for so long as such Confidential Information remains a trade secret under applicable Law), Seller shall treat and hold, and shall cause each of its Affiliates to treat and hold, and shall use its reasonable best efforts to cause its and their Representatives to treat and hold as confidential, and not disclose any Confidential Information to the extent concerning the Business and refrain from using any of the Confidential Information except in connection with the performance by Seller and its Affiliates of their obligations under this Agreement and the Transaction Documents or the preparation of any Tax Returns required to be filed by it and except as may be necessary to enforce its rights as described in clause (iii) below; provided, that Seller may disclose or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(c) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller, (ii) to the extent that Seller, its Subsidiaries or its or their Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies (subject to the following sentence), or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that Seller, its Affiliates or its or their Representatives are requested or required to disclose any Confidential Information pursuant to clause (ii) above, to the extent permitted by applicable Law, Seller shall notify Buyer promptly of the request or requirement so that Buyer, at Buyer’s sole cost and expense, may seek an appropriate protective Order. If, in the absence of a timely protective Order or a duly given waiver by Buyer, Seller, its Affiliates or its or their Representatives, as applicable, may disclose such Confidential Information to the tribunal; provided, however, that the disclosing Person shall furnish only that portion of such Confidential Information that Seller is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Buyer, use its reasonable efforts to obtain, at the sole cost and expense, of Buyer, an Order or other assurance that confidential treatment shall be accorded to the Confidential Information required to be disclosed. Notwithstanding anything to the contrary herein, Confidential Information shall not include any information (A) to the extent that it is related to Seller’s or its Subsidiaries’ businesses other than the Business, (B) that is or becomes publicly available other than as a result of a disclosure in violation of this Section 6.2(c), (C) that is or becomes generally available to the public other than as a result of disclosure by Seller or an Affiliate or Representative thereof in breach of any confidentiality obligation, (D) that is or becomes available to Seller, its Affiliates or its or their Representatives in each case, after the Closing, on a non-confidential basis from a source other than Buyer, its Affiliates or its or their Representatives, provided that such source is not known by Seller to be in breach of a confidentiality obligation to Buyer or any of its Subsidiaries or (E) that is independently developed by Seller, its Affiliates, or its or their Representatives without use of, reliance on or reference to any Confidential Information of or relating to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities, and/or the Business (including information provided to Seller or an Affiliate or Representative thereof following the Closing pursuant to this Agreement). Seller shall be liable for any breach of this Section 6.2(c) by any of its Representatives.
(d)    Following the Closing Date through the fifth anniversary of the Closing Date (or, with respect to any Confidential Information that constitutes a trade secret under applicable Law, for so long as such Confidential Information remains a trade secret under applicable Law), Buyer shall treat and hold, and shall cause each of its Affiliates to treat and hold, and shall use its reasonable best efforts to cause its and their Representatives to, treat and hold as confidential, and not disclose any Confidential Information to the extent concerning the Excluded Assets, the Excluded Liabilities and/or the business of Seller (other than the Business) and refrain from using any of the Confidential Information except in connection with the performance by Buyer and its Affiliates of their obligations under this Agreement and the Transaction Documents or the preparation of any Tax Returns required to be filed by it and except as may be necessary to enforce its rights as described in clause (iii) below; provided, that Buyer may disclose or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(d) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Buyer, (ii) to the extent that Buyer, its Subsidiaries or its or their Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies (subject to the following sentence), or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that Buyer, its Affiliates or its or their Representatives are requested or required to disclose any Confidential Information pursuant to clause (ii) above, to the extent permitted by applicable Law, Buyer shall notify Seller promptly of the request or requirement so that Seller, at Seller’s sole cost and expense, may seek an appropriate protective Order. If, in the absence of a timely protective Order or a duly given waiver by Seller, Buyer, its Affiliates or its or their Representatives, as applicable, may disclose such Confidential Information to the tribunal; provided, however, that the disclosing Person shall furnish only that portion of such Confidential Information that Buyer is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Seller, use its reasonable efforts to obtain, at the sole cost and expense, of Seller, an Order or other assurance that confidential treatment shall be accorded to the Confidential Information required to be disclosed. Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that (A) is related to the Business, the Purchased Assets, Purchased Shares, Purchased Entities, or the Assumed Liabilities, (B) is or becomes publicly available other than as a result of a disclosure in violation of this Section 6.2(d), (C) is or becomes generally available to the public other than as a result of disclosure by Buyer or an Affiliate or Representative thereof in breach of any confidentiality obligation, (D) is or becomes available to Buyer, its Affiliates or its or their Representatives in each case, after the Closing, on a non-confidential basis from a source other than Seller, its Affiliates or its or their Representatives, provided that such source is not known by Buyer to be in breach of a confidentiality obligation to Seller or any of its Subsidiaries or (E) is independently developed by Buyer, its Affiliates, or its or their Representatives without use of, reliance on or reference to any Confidential Information of or relating to the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business). Buyer shall be liable for any breach of this Section 6.2(d) by any of its Representatives.
(e)    Prior to the Closing, Seller shall, and shall cause the other Seller Parties and its and their respective Affiliates and Representatives to use commercially reasonable efforts to cooperate, at Buyer’s expense, as is customary in connection with the arrangement of the financing contemplated by Buyer’s contemplated borrowing facility or any alternative financing for the transactions contemplated herein as may be reasonably requested by Buyer. Without limiting Seller’s other obligations hereunder, nothing in this Section 6.2(e) will require such cooperation to the extent that it would: (i) unreasonably disrupt or interfere with the business or operations of the Business; (ii) require any Seller Party or any of their respective Affiliates or Representatives to pay any fees, incur or reimburse any out-of-pocket costs or expenses or other Liability (except to the extent such expenses or Liabilities advanced by the Buyer), or make any payment in connection with any financing; (iii) require any Seller Party or any of their respective Affiliates or Representatives to enter into any Contract, or agree to any change or modification of any Contract (other than customary authorization letters); (iv) reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by Seller; or (v) reasonably be expected to cause any Representative of any Seller Party to incur any personal Liability. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that its obligations to consummate the Purchase Transaction or any other transactions contemplated hereby and by the other Transaction Documents is not contingent upon Buyer obtaining the financing contemplated or any other third party financing, and Buyer’s failure to consummate the financing or any alternative financing upon the satisfaction or waiver of the conditions in Section 7.1 and Section 7.3 shall constitute a material breach by Buyer of this Agreement, enforceable subject to the limitations set forth in Section 11.7.
(f)    As soon as practicable following the Agreement Date (and in any event no later than the date that is 10 Business Days prior to the Closing Date), Seller shall deliver to Buyer the audited combined balance sheets of the Business as of December 31, 2021 and December 31, 2020, and the related combined statements of income, comprehensive income, cash flows and changes in net parent investment for the years then ended (the “Audited Financial Statements”). If Seller fails to deliver the Audited Financial Statements to Buyer prior to the Closing, such failure shall be a breach of covenant that constitutes the failure of the condition set forth in Section 7.3(b). Notwithstanding anything to the contrary set forth in this Agreement, (i) no representation or warranty is made with respect to the Audited Financial Statements, (ii) the Purchase Price shall not be adjusted or revised in any manner solely as a result of the Audited Financial Statements and (iii) Buyer acknowledges and agrees that nothing set forth in such Audited Financial Statements shall be a condition to, or otherwise impact, the Closing, including Section 7.3(c).
Section 6.3    Necessary Efforts; No Inconsistent Action.
(a)    Subject to the other terms and conditions of this Agreement and to applicable Law, prior to Closing, each Party agrees, and each Party agrees to cause its respective Affiliates, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use its commercially reasonable efforts to cause the conditions to that Party’s obligation to close the transactions contemplated hereby as set forth in Article 7 to be satisfied in the most expeditious manner practicable, including taking all actions necessary (i) to obtain all Consents, certificates, clearances, expirations or terminations of applicable waiting periods, qualifications and Orders of any Governmental Authority (each a “Governmental Consent”) which are or may be required for the satisfaction of the conditions set forth in Section 7.1(b), (ii) to effect all such necessary registrations, novations, notices, disclosures and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transaction and the other transactions contemplated hereby, and (iii) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Purchase Transaction. In the event that any Governmental Authority appoints a monitor to oversee the operation of the Business prior to the Closing, Seller and Buyer shall reasonably cooperate with such monitor.
(b)    Without limiting the generality of Section 6.3(a) with respect to the undertakings pursuant thereto, each Party shall, and shall cause its respective Affiliates to, promptly make all filings that may be required for the satisfaction of the condition set forth in Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby. Each of the Parties shall make its respective filings under the HSR Act, if such filings are required, promptly following the Agreement Date, and make any other applications and filings as reasonably determined by the Parties under other applicable Antitrust Laws with respect to the transaction contemplated by this Agreement as promptly as reasonably practicable (and in no event later than twenty days after the date of this Agreement with respect to any pre-Closing filing obligations). In addition, each Party agrees, and shall cause each of its respective Affiliates, to cooperate and to use its commercially reasonable efforts and take all actions reasonably necessary to obtain any Governmental Consents required for the satisfaction of the condition set forth in Section 7.1(b) in the most expeditious manner practicable, including to make all other reasonably necessary filings, notifications or registrations, to obtain all such Governmental Consents, and to respond as promptly as practicable to any requests for information from any such Governmental Authority. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such Governmental Authority, other than privileged or confidential information.
(c)    Buyer and Seller will consult and cooperate with one another on an outside-counsel-only basis, and consider in good faith the views of one another, in connection with, and provide to the other’s outside counsel in advance, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws in connection with this Agreement (to the extent legally permissible and provided that any portions of correspondence, filings and written communications that include confidential or proprietary information may be provided on an outside counsel only basis, if appropriate). Without limiting the generality of the foregoing, in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, the Parties agree, except as prohibited or restricted by applicable Law, and on an outside-counsel-only basis to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications, including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals (other than, in the case of buyer or Seller, as the case may be, the portions of such presentations, memoranda, briefs arguments, opinions and proposals that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement), with a Governmental Authority regarding any Antitrust Laws, and (vi) provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws.
(d)    During the period from the Agreement Date until the earlier of (A) the date this Agreement is terminated in accordance with its terms and (B) the Closing, except as prohibited or restricted by applicable Law, Buyer and Seller shall notify and keep the other advised as to (i)  any material communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) any litigation or administrative Proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby. During the period from the Agreement Date until the earlier of (A) the date this Agreement is terminated in accordance with its terms and (B) the Closing, or except as otherwise required by this Agreement, Seller and Buyer shall not take, and shall cause their respective Affiliates not to take, any action inconsistent with their obligations under this Agreement or, without prejudice to Seller’s or Buyer’s rights under this Agreement, that would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(e)    If any applicable Governmental Authority notifies Buyer or Seller that this Agreement or any of the Transaction Documents is not an acceptable manner of divesting the Business pursuant to Antitrust Laws and its Consent is being withheld pending modification of the terms or provisions of this Agreement or any other Transaction Document, Buyer and Seller shall reasonably seek to modify this Agreement as may be necessary to satisfy such Governmental Authority, so long as such modifications do not result in any more than a de minimis adverse impact on (i) the economic benefits to Buyer of the transactions contemplated by this Agreement or the other Transaction Documents, (ii) any other material terms or rights of Buyer hereunder, or (iii) the Business, the Products, or any other business or product line of the Buyer or its Affiliates (including following the Closing, the Purchased Entities).
(f)    Notwithstanding anything contained in this Section 6.3 to the contrary, neither Buyer nor any of its Affiliates will be required, and none of the Seller Parties nor any of their Affiliates shall agree, without the prior written consent of Buyer, to undertake any of the following: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired, directly or indirectly, by Buyer and the Other Buyers pursuant to this Agreement, (ii) agreeing to any restrictions on the activities of Buyer or its Affiliates (including following the Closing, the Purchased Entities), or (iii) defending through litigation on the merits or otherwise contesting administratively any claim asserted in court by any party (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would delay or prevent the consummation of the Closing.
(g)    The Seller Parties shall give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party Consents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement. Buyer shall cooperate with and assist the Seller Parties in giving such notices and obtaining such Consents; provided, however, that neither Buyer nor the Seller Parties shall have an obligation to give any guarantee or other consideration of any nature in connection with any such notice or Consent or consent to any change in the terms of any agreement or arrangement.

Section 6.4    Public Disclosures. Upon the request of either Buyer or Seller, upon the execution of this Agreement and upon the Closing, Buyer and Seller shall each release a press release mutually acceptable to Buyer and Seller. During the period beginning on the Agreement Date, neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective Subsidiaries and its and their respective directors, officers, employees, Affiliates, and Representatives (including financial advisors, investment bankers, attorneys and accountants) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with the agreed press releases, or uses the name of the other Party or its Affiliates or refers to the other Party or its Affiliates, directly or indirectly, in connection with the relationship of the Parties under this Agreement and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Buyer or Seller may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange, (b) the Parties may issue any press release or make other public announcement (including to analysts), (c) each Party may disclose any information concerning the transactions contemplated hereby that it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews, and (d) that Seller and its Affiliates may make announcements from time to time to (i) their respective employees in their sole discretion and (ii) to their respective customers, vendors and other business relations and otherwise as they may reasonably determine is necessary to comply (or cause any other Affiliate of Seller) with applicable Law or the requirements of any Contract (including this Agreement) to which Seller or any Affiliate of Seller is a party or otherwise bound. Any such release, announcement or disclosure under this Section 6.4(b)-(d) may be issued only to the extent such release, announcement or disclosure only contains information previously publicly disclosed in accordance with this Section 6.4 or is otherwise consistent in all material respects with previous statements made jointly by Buyer and Seller or with the permission of the other Party.
Section 6.5    Post-Closing Access to Records and Personnel.
(a)    Exchange of Information. Subject to the further requirements set forth in Section 6.8(f)(iv) with respect to Taxes, after the Closing, for a period of seven years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense (but only for the reasonable out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business, to the other Party’s employees (without substantial disruption of business or employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (i) in the case of Seller, the Excluded Assets and Excluded Liabilities and (ii) in the case of Buyer, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) in connection with the filing of any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (C) to comply with its obligations under this Agreement or the other Transaction Documents, or (D) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for Buyer’s operation of the Business after the Closing or Seller’s operation of its businesses after the Closing, as the case may be; provided, however, that (I) no Party shall be required to provide access to or disclose information where such access or disclosure would be reasonably expected to violate any Law (including privacy Laws) or agreement or waive any attorney-client or other similar privilege (provided, the Parties shall take all reasonable measures (subject to Section 6.11) to permit the compliance with such obligations in a manner that avoids any such harm or consequence, including as provided in Section 6.5(f)), and (II) each Party may redact information regarding itself or its Subsidiaries not relating to Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities.
(b)    Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c)    Record Retention. Except as otherwise provided herein, each Party agrees to retain the Books and Records in its possession or control for seven years or, if shorter, the period of time as set forth in its regular document retention policy, as such policy may be amended from time to time. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy (or otherwise not in compliance with the foregoing); provided that, prior to such destruction or disposal, (i) such Party shall provide no less than 75 Business Days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of and the general type and scope of information contained therein), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(d)    Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate, except in the case of fraud. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).
(e)    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.
(f)    Confidential Information. Nothing in this Section 6.5 shall require (i) either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information (provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation), or (ii) Seller to provide or cause to be provided to Buyer any information related to the sale process of the sale or divestiture of the Business or any other potential transaction relating to the Business or Seller’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto. The covenants contained in this Section 6.5 shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.
Section 6.6    Employee Relations and Benefits.
(a)    Between thirty (30) and fifteen (15) Business Days prior to the Closing Date, Seller shall provide Buyer with an updated Business Employee List to reflect new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date made in accordance with and subject to Section 6.1(a) and the amount of accrued PTO and accrued bonus and other incentive compensation (including amounts accrued under any Seller Annual Bonus Plan or any Seller sales and commission plans in effect as of the Closing) as of the date thereof.
(b)    Where applicable, the Parties intend that there shall be continuity of employment with respect to all Business Employees who are Automatic Transferred Employees or who accept employment with an Employing Entity and that the transactions contemplated by this Agreement do not constitute a separation, termination or severance of employment of any Continuing Employee (or any Business Employee) prior to or upon the occurrence of the Closing, to the extent permitted by applicable Law and the terms of any applicable benefit plan or other Contract. Within a reasonable period of time (but not less than required under applicable Law) prior to the Closing Date, Buyer shall, or shall cause the appropriate Employing Entity to, make a Compliant Offer to the Business Employees, other than (i) Automatic Transferred Employees and (ii) Business Employees already then employed by a Purchased Entity, in compliance with the terms of Section 6.6(d). Each such Business Employee who accepts (and commences) employment with an Employing Entity pursuant to such offer of employment and continues to be employed by such Employing Entity at the Closing and each Purchased Entity Employee, is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “U.S. Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Foreign Continuing Employee.” Each Affiliate of Buyer (including, following the Closing, a Purchased Entity) that employs a Continuing Employee is referred to herein as an “Employing Entity.” Each Business Employee who receives an offer of employment from an Employing Entity that complies with this Section 6.6 (a “Compliant Offer”), excluding (A) each Automatic Transferred Employee and (B) each Business Employee who would have otherwise been an Automatic Transferred Employee but who objects to the automatic transfer of his or her employment to an Employing Entity by operation of Law, is referred to herein as an “Offer Recipient Employee.” With respect to Foreign Continuing Employees, Seller shall take all actions required under local Law to implement an effective transfer of employment, including complying with any notice or consultation requirements.
(c)    Notwithstanding anything to the contrary in this Section 6.6 and subject to and in accordance with applicable local Law, if any Business Employee is not actively at work and is receiving, or in a waiting or elimination period for, short-term or long-term disability benefits as of the Closing Date pursuant to a Seller Benefit Plan (each, an “Inactive Employee”), Seller shall cause such Inactive Employee not to be a Continuing Employee and no offer of employment need be made pursuant to Section 6.6(b), provided that if any such Inactive Employee, within six (6) months following the Closing Date, is able to return to work, Buyer shall cause an Employing Entity to offer employment to such employee on terms consistent with those applicable to Continuing Employees generally under this Section 6.6, treating the date of return to work as the Closing Date, and any such Inactive Employee who accepts an Employing Entity’s offer of employment and commences employment with an

Employing Entity or its Affiliates in accordance therewith shall first be treated as a Continuing Employee under this Section 6.6 as of the date of such employment commencement. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence of an Inactive Employee.
(d)    Prior to sending, Buyer shall provide to Seller the form of offer of employment to be presented to the Offer Recipient Employees and shall incorporate any reasonable comments of Seller. Pursuant to this Section 6.6, Buyer shall cause the Employing Entity to present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits) to the Offer Recipient Employees, which terms and conditions will be consistent with the provisions of this Section 6.6. Buyer agrees that the offers made pursuant to Section 6.6(b) will provide for employment immediately following the Closing, and that it shall cause the Employing Entity to provide for employment for all Continuing Employees, other than those subject to collective bargaining, (i) at the same general location in accordance with applicable Law at which such Business Employee was employed immediately prior to the Closing, (ii) at base salaries, cash incentive opportunities, and hourly rates at least equal to that in effect prior to the Closing, and (iii) with other employee benefits (excluding defined benefit pension benefits, non-qualified retirement benefits, liquidity, sale bonus, transaction, retention, change-of-control, stay bonus plans or similar arrangements) that are substantially comparable in the aggregate to the benefits other similar situated employees of the Employing Entity receive (except as it relates to the Post-Transaction Severance Benefits described in Section 6.6(g)); provided that if the Employing Entity does not have any such similarly situated employees, as determined by the Employing Entity in its sole discretion, Continuing Employees will be provided the same employee benefits as other employees of the Employing Entity. Buyer agrees that it shall, or shall cause the applicable Employing Entity to, maintain the compensation and benefits for each Continuing Employee who is not subject to collective bargaining through December 31, 2022 (or (A) such shorter period as such Continuing Employee remains an employee of such Employing Entity following the Closing, or (B) such longer period to the extent required by any applicable local Laws). Between the Agreement Date and the Closing Date, any communications between Buyer and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Buyer and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Seller and Buyer and in accordance with applicable Law.
(e)    To the extent permitted by Law, Buyer or the applicable Employing Entity will credit each Continuing Employee who is not subject to collective bargaining the amount of accrued and unpaid hours of vacation (to the extent permitted by Law), personal hours, PTO or days earned and sick leave as of or prior to the Closing and any other leave required to be credited by Law applicable to such Continuing Employee (collectively referred to herein as such Continuing Employee’s “accrued PTO”) to the extent included in Closing Business Indebtedness or as a Current Liability in Closing Net Working Capital and disclosed to the Employing Entity.
(f)    Seller shall retain the liability and the obligation to provide post-retirement welfare benefits (both pre-65 and post-65 coverage) to (i) any employee of the Business (and eligible dependents) who terminated prior to the Closing and (ii) any Continuing Employee (and their eligible dependents) who, as of the Closing, was within the group of employees eligible to receive post-retirement welfare benefits in the future, assuming continued employment with Seller through a qualifying retirement. Seller shall amend its applicable Seller Benefit Plans to recognize service with Buyer and its Affiliates as service with the Seller (or its Affiliates) for purposes of continued eligibility for post-retirement welfare benefits and such individuals shall be treated in the same manner as similarly situated retirees of Seller. Buyer (or an Affiliate) will notify Seller when a person in (f)(ii) above terminates employment with Buyer (and its Affiliates).
(g)    Nothing in this Agreement shall require Buyer or an Employing Entity to employ any Continuing Employee for any specific amount of time following the Closing, and, unless applicable local Law or a written agreement, including a collective bargaining agreement, requires otherwise, all Continuing Employees shall be employed by Buyer or an Employing Entity on an at-will basis, subject to applicable local Law. Notwithstanding the preceding sentence, however, Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Seller and its Subsidiaries from and against, all Assumed Liabilities that arise out of the employment or the termination of employment by Buyer or any of its Subsidiaries of the Continuing Employees (including any Automatic Transferred Employees or Purchased Entity Employees) following the Closing, except that: (i) Buyer shall not be responsible for any severance or termination payments required under applicable local Law resulting from Seller’s failure to implement an effective transfer of employment in accordance with applicable local Law or to provide information necessary for Buyer to offer or maintain employment in accordance with applicable local Law, and (ii) the responsibility for any Deal Related Severance shall be apportioned as set forth in Section 6.6(i). Without limiting the generality of the foregoing, with respect to each Continuing Employee who incurs a Qualifying Termination following the Closing, and prior to December 31, 2022, and for whom there is no Deal Related Severance obligation, Buyer will, or will cause an Employing Entity to, provide such employee with those severance payments and termination benefits (less required withholding Taxes) under the applicable formula set forth, or otherwise described, in Buyer’s severance policies or as set forth in individual employment agreements, applicable to such Continuing Employee as in effect on the Agreement Date for employees based in the relevant jurisdiction under Seller’s severance policies set forth on Schedule 6.6(g) or any higher amount of severance payments and termination benefits as may be required by applicable Law (the “Post-Transaction Severance Benefits”).
(h)    Except as otherwise required by applicable Law, Buyer will, or will cause an Employing Entity to, pay or deliver the Post-Transaction Severance Benefits (less required withholding Taxes) to any such Continuing Employee whose employment is being terminated in a Qualifying Termination as described in the following sentence as soon as reasonably practicable following such termination of such Continuing Employee’s employment. For purposes of this Agreement, a “Qualifying Termination” means a termination by Buyer or the Employing Entity of the Continuing Employee’s employment other than for Cause or a resignation by the Continuing Employee of his or her employment following a Constructive Termination unless a more employee-favorable standard applies in an individual employment agreement or arrangement for such applicable employee (in which case such definition shall apply).
(i)    Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for fifty percent (50%) of all Deal Related Severance.
(j)    Buyer shall pay or cause to be paid the Retention Bonuses to the applicable recipients thereof (less applicable withholding Taxes) at the times specified in the applicable award letters.
(k)    Except to the extent provided in the Transition Services Agreement and Section 6.6(l), effective no later than 11:59 p.m. Eastern Time on the Closing Date, except as required by applicable Law, each Continuing Employee shall cease to participate in, or accrue further benefits under, any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan) that are not Assumed Benefit Plans.
(l)    Continuing Employees (and covered dependents) shall continue to participate in all medical, dental and vision benefit plans, workers compensation and life insurance plans, disability plans and other welfare plans in which they participate with respect to claims incurred by such Continuing Employee or his or her covered dependents prior to the Closing Date.
(m)    Buyer will (from and after the Closing) use commercially reasonable efforts to cause each benefit plan of Buyer and its Affiliates for Continuing Employees in which they are eligible to participate and that is a health or welfare benefit plan (including the Assumed Benefit Plans, the “Buyer Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Seller Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Buyer Benefit Plan or Assumed Benefit Plan during the same plan year in which such payments, charges and expenses were made, in accordance with information supplied by Seller for this purpose and upon which the Buyer can rely, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date.
(n)    From and after the Closing, Buyer and an Employing Entity (with respect to their benefit plans in which a Continuing Employee participates, which, following the Closing, includes Assumed Benefits Plans) will provide credit for such Continuing Employee’s length of service with Seller and its Subsidiaries (including any length of service with any entity acquired by Seller or any such Subsidiary), in accordance with information supplied by Seller for this purpose and upon which the Buyer can rely, for purposes of eligibility, participation, vesting and benefit accrual under such plan, program, policy or arrangement, including severance policies but excluding defined benefit, retiree medical and equity benefits, except that such prior service credit will not be required to the extent that it results in a duplication of benefits (including benefits received under the Deal Related Severance).
(o)    On or prior to the Closing, Buyer shall, or shall cause the appropriate Employing Entity to amend a 401(k) plan and a related trust (the “Buyer 401(k) Plan”), which shall be intended to meet the Tax qualification requirements of Section 401(a) of the Code, the Tax exemption requirements of Section 501(a) of the Code, and the requirements described in Sections 401(k) and 401(m) of the Code, to offer employer contributions described in a collective bargaining agreement to U.S. Continuing Employees who are subject to such collective bargaining agreement. Buyer shall permit each U.S. Continuing Employee who meets the eligibility criteria of the Buyer 401(k) Plan to participate (or continue participation) in the Buyer 401(k) Plan, and Buyer agrees to cause the Buyer 401(k) Plan to accept rollovers by Continuing Employees from the Seller 401(k) plans, including promissory notes evidencing all outstanding loans, to the extent allowed by the Buyer 401(k) Plan and in accordance with the Law.
(p)    Without limiting the provisions of this Section 6.6 and as identified on Schedule 6.6(p) to the Disclosure Letter, and to the extent doing so will not incur excise Taxes or penalties for any Continuing Employee, (i) with respect to the fiscal year of Seller in which the Closing occurs and with respect to each Continuing Employee, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make a bonus payment to such Continuing Employee in an amount equal to the amount accrued in the Final Closing Net Working Capital with respect to the Seller Annual Bonus Plan for such Continuing Employee, if any, which bonus payment shall be made not later than the same time or times Seller pays employee bonuses in the ordinary course of business (provided that if the Final Consideration has not been finally determined in accordance with Section 3.4(f) at such point in time, then Buyer shall pay the amount accrued in the Estimated Closing Net Working Capital with respect to the Seller Annual Bonus Plan for such Continuing Employee, if any, and such accrued amount shall be final for purposes of calculating the Final Closing Net Working Capital and the Final Consideration), and (ii) with respect to any Seller sales and commission plans in effect as of the Closing, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make such payments under the Seller sales and commission plans as they are earned by such Continuing Employee, if any, which payment shall be made no later than the same time or times Seller pays such sales and commission payments in the ordinary course of business; provided that any unpaid sales commissions with respect to the period prior to Closing are accurately accrued in the Final Closing Net Working Capital.
(q)    Seller shall use its reasonable best efforts to ensure that any Business Employees who are foreign nationals and require a visa in order to work for Buyer or an Employing Entity in his or her current position may continue to work in such position following the Closing Date, which efforts may include, but not be limited to, amending current visa petitions to properly reflect any new employing entity or position prior to Closing. With respect to any Business Employee who is a foreign national working in the United States in non-immigrant visa status, Buyer or an Employing Entity shall employ such Business Employee under terms and conditions such that Buyer qualifies as a “successor employer” under applicable United States immigration Laws effective as of the Closing for immigration-related purposes only, and Buyer shall not be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration-related liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.
(r)    The Parties shall cooperate with each other to effectuate the employment and benefit provisions contained in this Section 6.6, including timely providing information and documentation necessary to implement the post-Closing Buyer benefit and compensation plan provisions. To the extent Buyer is not provided necessary information from Seller to perform its obligations under this Section 6.6, such obligation will no longer be effective or required of Buyer. Seller shall specifically cooperate with Buyer in Buyer’s efforts to (i) approach any applicable union or works council prior to the Closing regarding the transition of the Business Employees covered under any collective bargaining agreement or other labor agreement, and (ii) negotiating the terms of any collective bargaining agreement or other labor agreements to support the transition of employment for Business Employees covered under such collective bargaining or other labor agreements following the Closing.
(s)    The provisions of this Section 6.6 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an employment agreement, (ii) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement, or (iii) prohibit Buyer (or any of its Subsidiaries) from terminating the employment of any Continuing Employee following the Closing Date. Without limiting the foregoing, in no event shall any Business Employee be deemed to be a third party beneficiary, or otherwise entitled to enforce, any provision of this Agreement (other than, to the extent expressly set forth therein, Section 6.9).
Section 6.7    Insurance Matters.

Buyer acknowledges that certain policies and insurance coverage maintained on behalf of the Business on the Agreement Date may be part of the corporate insurance program maintained by Seller and its Subsidiaries and related to businesses other than the Business, in which case, such coverage will not be transferred to Buyer. From and after the Closing Date, the Purchased Entities and their Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ insurance policies for claims occurring post-Closing or by any of their self-insured programs, and Seller and any of its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.7. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business. Buyer covenants and agrees not to seek to assert or to exercise any rights or claims of the Business or any Purchased Entity under or in respect of any past or current insurance policy under which the Business or any Purchased Entity is a named insured; provided, however, with respect to (a) events relating to the Assumed Liabilities or (b) losses or damages related to the Purchased Assets, the Purchased Entities or their assets, each of which occurred or existed prior to the Closing Date and which are covered by Seller’s or its Subsidiaries’ occurrence-based third-party liability insurance policies and workers’ compensation insurance or which involved assets that would have been included in the Purchased Assets but for the fact that they were damaged or destroyed and were not replaced by Seller or its Subsidiaries with comparable assets included in the Purchased Assets, (i) Buyer may promptly notify Seller of any matter that is reasonably expected to give rise to a claim under any such policy (provided, that, the failure to promptly notify Seller shall not relieve Seller from its obligations under clause (ii), except to the extent that Seller’s ability to pursue such claim or recover under such policies is actually and materially prejudiced thereby), and (ii) Seller shall and shall cause its Subsidiaries to tender for defense and indemnity, under such policies to the extent such coverage and limits are available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to Buyer (calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Subsidiaries as a result of such claims). Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided, however, that Buyer shall exclusively bear (and Seller shall have no obligation to repay or reimburse Buyer for) the amount of any per-claim deductibles associated with claims made under such policies and programs. Buyer and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary to make such claim. To the extent Seller or its Subsidiaries receives any property or casualty insurance proceeds after the date hereof in connection with the damage or complete destruction of any Purchased Assets or assets that would have been included in the Purchased Assets but for such damage or complete destruction and were not replaced by Seller or its Subsidiaries with comparable assets included in the Purchased Assets, Seller shall at or promptly following the Closing (or, if later, promptly following the date received) pay over to Buyer such proceeds, in each case calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Subsidiaries as a result of such claims (and which amount shall not be deemed to be Business Cash).
Section 6.8    Tax Matters.
(a)    Tax Indemnification.
(i)    Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against (A)(1) Taxes of the Purchased Entities attributable to any Pre-Closing Tax Period, (2) Taxes imposed on the Purchased Assets for any Pre-Closing Tax Period, and (3) Taxes imposed on the Business attributable to any Pre-Closing Tax Period, (B) Taxes arising under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law by virtue of any Purchased Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, and (C) all Taxes attributable to the distribution or transfer of property owned by the Chinese Subsidiary in connection with the Restructuring Activities (whether occurring before, at or after the Closing), and (D) Transfer Taxes that Seller is responsible for under this Section 6.8, in each case, other than Taxes (I) indemnified under Section 6.8(a)(ii)(F), (II) arising out of any breach of any covenant made by Buyer or any of its Affiliates, (III) arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates on the Closing Date, except to the extent such action was expressly contemplated by this Agreement, or (IV) reflected on a full dollar basis in the Final Consideration (collectively, the items set forth in clauses (A)-(C) of this sentence, subject to the exclusions set forth in clauses (I)-(IV) of this sentence, the “Excluded Tax Liabilities ”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(i), a Buyer Indemnified Party may recover such Taxes and Losses one time only.
(ii)    Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against (A) Taxes of the Purchased Entities attributable to any Post-Closing Tax Period, (B) Taxes imposed on the Purchased Assets for any Post-Closing Tax Period, (C) Taxes imposed on the Business attributable to any Post-Closing Tax Period, (D) Taxes arising out of any breach of any covenant made by Buyer or any of its Affiliates in this Agreement, (E) Taxes arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates on the Closing Date, except to the extent such action was expressly contemplated by this Agreement, (F) Transfer Taxes that Buyer is responsible for under this Section 6.8, and (G) Taxes of the Buyer and any of its Affiliates (other than the Purchased Entities). Notwithstanding that a claim for Taxes may fall into multiple categories of this Section 6.8(a)(ii), a Seller Indemnified Party may recover such Taxes one time only.
(iii)    In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date, including for purposes of determining Taxes reflected in the Final Consideration and any liability for Taxes under this Section 6.8, shall be deemed to be (A) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in clause (A) of this Section 6.8(a)(iii) (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date based on an interim closing of the books method; provided, however, that solely for purposes of allocating and determining any Taxes imposed in connection with or as a result of the purchase and sale of the Purchased Shares and the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement, the portion that relates to the pre-Closing portion of any Straddle Period pursuant to this Section 6.8(a)(iii) shall be determined based on an interim closing of the books as of immediately prior to the Effective Time (and, for the avoidance of doubt, the Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date).
(iv)    The indemnification obligations pursuant to Section 6.8(a) shall survive the Closing Date until the date that is thirty (30) days following the expiration of the applicable Tax statute of limitations.

(b)    Transfer Taxes.
(i)    Any Liability for Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents shall be borne one-half by Seller and one-half by Buyer, provided, however, that each of Seller and Buyer shall be responsible for their own PRC stamp duty. The Parties agree to cooperate in good faith with one another in the filing of any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to file such claim for exemption or exclusion.
(ii)    Without limiting the indemnification rights and obligations of the Parties with respect to Transfer Taxes, unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes required to be paid with respect to the consummation of the transactions contemplated by this Agreement shall be prepared and filed by Buyer, unless Seller is required by Law to file such Tax Returns (the “Transfer Tax Returns”), and such Party shall pay the Transfer Taxes shown on such Tax Return within the period specified by applicable Law. The filing party shall provide the other party with a draft copy of such Tax Return which it is required to file at least seven Business Days before such Tax Returns are due to be filed and shall consider in good faith any comments provided by the other party. Buyer shall settle any obligations for any Liability for Transfer Taxes paid by Seller for which it is liable pursuant to this Section 6.8(b) within 10 Business Days of being invoiced by Seller for such amount and Seller shall settle any obligations for any Liability for Transfer Taxes paid by Buyer for which it is liable pursuant this Section 6.8(b) within 10 Business Days prior to being invoiced by Buyer for same amount.
(c)    Additional VAT Matters.
(i)    If the sale of any Purchased Asset to Buyer or applicable Other Buyer under this Agreement is subject to VAT, Seller or the relevant Other Asset Seller shall prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Taxing Authority. Seller shall deliver or cause to be delivered a copy of any draft VAT invoices and other required VAT documentation to Buyer for Buyer’s review and input of any necessary information about the applicable Buyer Affiliate. The Parties shall include accurate and complete VAT invoices as required by applicable Law and in a timely manner. Buyer and Seller shall use reasonable efforts and cooperate in good faith to determine the appropriate rate of VAT and to exempt or relieve the transfer to Buyer or applicable Other Buyer of the Purchased Assets from any VAT to the extent permitted by applicable Law, including, for the avoidance of doubt, ensuring to the extent permitted that the transfer of Purchased Assets is treated as neither a supply of services nor a supply of goods for purposes of VAT.
(ii)    At the Closing where the Purchased Assets include an interest in real property and the transfer of such Purchased Assets is, or is treated as being, not liable to VAT, Buyer and Seller will cooperate to the extent permitted by Law to ensure that the transfer of such real property interest qualifies for such treatment.
(d)    Tax Returns.
(i)    Except as provided in Section 6.8(b), Seller shall prepare or cause to be prepared and duly file or cause to be duly filed, all Seller-Signed Tax Returns in a timely manner with the appropriate Taxing Authorities; provided that all Seller-Signed

Tax Returns of any Purchased Entity shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing and in accordance with the agreements in Section 6.8 and Section 3.3, as applicable (in each case except as otherwise required by applicable Law or to correct any clear errors). As used herein, “Seller-Signed Tax Returns” means (A) all Tax Returns relating to the Purchased Entities prepared or filed on an affiliated, consolidated, combined or unitary basis with Seller or any of its Affiliates (other than the Purchased Entities) and (B) all other Tax Returns (other than as provided in Section 6.8(b)) for Tax periods ending on or before the Closing Date that (I) are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities or the Business and (II) are permitted, under applicable Law, to be filed by Seller or any of its Affiliates without having received any powers of attorney from Buyer or any of its Affiliates.
(ii)    Except as provided in Section 6.8(b), Seller shall prepare and file, or cause to be prepared and filed, all Buyer-Signed Tax Returns in a timely manner with the appropriate Taxing Authorities; provided that Seller (A) shall provide Buyer with a draft copy of each such Buyer-Signed Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions) (or as soon as reasonably practicable in the case of any such Buyer-Signed Tax Return due less than 20 Business Days after the Closing Date), (B) shall consider in good faith any comments provided by Buyer within five Business Days after receipt of the draft from Seller, and (C) shall provide Buyer with a finalized copy of such Tax Return at least 10 Business Days before such due date. Seller shall not file such Tax Return until the earlier of (I) the receipt of written notice from Buyer indicating Buyer’s consent thereto, or (II) five days prior to the due date. All Buyer-Signed Tax Returns shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing and in accordance with the agreements in Section 6.8 and Section 3.3, as applicable (in each case except as otherwise required by applicable Law or to correct any clear errors). As used herein, “Buyer-Signed Tax Returns” means all Tax Returns for Tax periods ending on or before the Closing Date that are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities or the Business, in each case other than Seller-Signed Tax Returns and Tax Returns for Transfer Taxes.
(iii)    Except as provided in Section 6.8(b), each Straddle Period Tax Return shall be prepared and filed, or caused to be prepared and filed, with the appropriate Taxing Authority (A) by Buyer if it or any of its Affiliates is permitted to file such Tax Return under applicable Law or (B) by Seller if Buyer and its Affiliates are not permitted to file such Tax Return under applicable Law, in each case in a timely manner using accounting methods and other practices that are consistent with past practice and in accordance with the agreements in Section 6.8 and Section 3.3, as applicable (in each case except as otherwise required by applicable Law or to correct any clear errors); provided that such filing Party (I) shall provide the other Party with a draft copy of such Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions), (II) shall consider in good faith any comments provided by such other Party within five Business Days after receipt of the draft from the preparing Party and (III) shall provide the other Party with a finalized copy of such Tax Return at least 10 Business Days before such due date. The Party preparing the Straddle Period Tax Return shall not file such Tax Return until the earlier of (x) the receipt of written notice from the other Party indicating other Party’s consent thereto, or (y) five days prior to the due date. As used herein, “Straddle Period Tax Returns” means all Tax Returns for Straddle Periods that are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities or the Business, in each case, other than Tax Returns for Transfer Taxes.
(iv)    With respect to each Tax Return described in this Section 6.8(d), the Party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.8(d) (the “Tax Return Filer”) shall timely pay to the relevant Taxing Authority the amount, if any, shown as due on such Tax Return; provided that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the Parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Taxing Authority in a manner permitted by applicable Law; provided, further, that the obligation to make payments pursuant to this Section 6.8(d)(iv) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 6.8(d)(v) or otherwise be indemnified under this Agreement with respect to any Taxes.
(v)    On or before the due date of any Tax Return described in this Section 6.8 (including extensions), the relevant Tax Return Filer shall notify the other Party of any amounts shown as due on such Tax Return (and to be paid by such Tax Return Filer and its Affiliates), or any portions of any such amounts, for which the other Party must indemnify the Tax Return Filer under this Agreement, in each case, representing such liabilities for Taxes which are the responsibility of the applicable Party as determined pursuant to this Section 6.8, and, in the case of Seller, taking into account Taxes reflected on a full dollar basis in the Final Consideration(and for the avoidance of doubt, Buyer shall pay to Seller the amount of any excess of such Taxes reflected in the Final Consideration over Seller’s share of amounts shown as being due and payable on such corresponding Tax Returns), and such other Party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, 10 Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 6.8(d)(v). Notwithstanding anything to the contrary herein, failure of the Tax Return Filer to notify the other Party as described in the preceding sentence or provide any Tax Return prior to its filing shall not modify or affect such Tax Return Filer’s rights hereunder (including the right to indemnification for any Taxes reflected on such Tax Return) or the indemnity obligations of the other Party except to the extent failure to do so actually and materially prejudices the other Party.
(vi)    The Parties hereby agree that Seller shall be permitted in its sole discretion to make any election under Section 245A of the Code (including an election under Treasury Regulations Section 1.245A-5(e)(3)) with respect to any Purchased Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (and any corresponding or similar provisions of state, local, or non-U.S. Tax Law), and Buyer shall cooperate in making any such election.
(vii)    The Parties hereby agree that, notwithstanding any provision in this Agreement to the contrary, Seller shall have the sole discretion to determine whether (A) any election will be made with respect to any Purchased Entity under Section 338 or 336(e) of the Code (or any corresponding or similar provisions of state, local, or non-U.S. Tax Law) in connection with the transactions contemplated under this Agreement or (B) to change the classification of any Purchased Entity to that of a partnership or a disregarded entity for U.S. federal (and applicable state and local) Tax purposes pursuant to Treasury Regulations Section 301.7701-3 with effect prior to the Closing (any election described in clause (A) or (B), a “Deemed Asset Sale Election”). If Seller determines that any Deemed Asset Sale Election will be made, Buyer shall, and shall cause its Affiliates to, take all necessary actions in making any such election. For the avoidance of doubt, Buyer shall not be permitted to make, or cause to be made, any

Deemed Asset Sale Election without the prior written consent of Seller in its sole and absolute discretion.
(viii)    Buyer shall notify Seller if any Purchased Entity is treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (and any corresponding or similar provisions of state, local, or non-U.S. Tax Law) after the Closing for any taxable period (or portion thereof) of Seller that includes the Closing Date.
(e)    Pre-Closing Settlement Payments and Post-Closing Actions.
(i)    Any Party that receives or becomes entitled to (or whose Affiliate receives or becomes entitled to) any refund, credit or offset of or arising in connection with Taxes (a) for which the other Party would be liable under Section 6.8(a), Section 6.8(b), Section 6.8(c), Section 6.8(d) or Section 6.8(g), or (b) in the case of Seller, that reduced the Final Consideration (a “Refund Recipient”), shall pay to the other Party the entire amount of such refund, credit or offset (including any interest from, but net of any Taxes imposed by, a Taxing Authority with respect to such refund, credit or offset) (A) in the case of a refund actually received, no more than 20 Business Days after receiving such refund and (B) in the case of a credit or offset, no more than 20 Business Days after the filing of the Tax Return utilizing such credit or offset; provided that if such Refund Recipient is required to repay to the relevant Taxing Authority such refund, credit or offset, the other Party shall, upon the request of such Refund Recipient, repay the amount previously paid to such other Party pursuant to this Section 6.8(e) in respect of such refund, credit or offset (plus any penalties, interest or other charges imposed by the relevant Taxing Authority).
(ii)    Buyer shall not, and shall cause its Affiliates not to, (A) make, revoke, or change any Tax election of the Purchased Entities or related to the Purchased Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period, (B) amend, file, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Seller-Signed Tax Return, Buyer-Signed Tax Return or Straddle Period Tax Return, except as contemplated in Section 6.8(d) or in connection with the resolution of any Tax Claim in accordance with Section 6.8(f), (C)  make or initiate any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process excluding routine administrative inquiries) with respect to the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period, or (D) carry back any Tax attribute, including any loss, loss carry forward, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing (a “Tax Attribute”) of any of the Purchased Entities from a Tax period ending after the Closing Date to any Pre-Closing Tax Period, in each case, without Seller’s prior written consent in its sole and absolute discretion.
(iii)    Buyer shall be responsible for any increase in Taxes of Seller or any of its Affiliates for any taxable period as a result of Buyer or any of its Affiliates (including, after the Closing, any Purchased Entities) (A) filing any amended Tax Return of any Purchased Entity (except as required by applicable Law) for any Pre-Closing Tax Period, (B) filing any Tax Return in any jurisdiction in which any Purchased Entity has not previously filed Tax Returns (other than any jurisdiction in which the Purchased Entity first becomes required to file a Tax Return as a result of actions or transactions taken or entered into after December 31, 2020) for any Pre-Closing Tax Period, (C) making or initiating any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process) with respect to any Purchased Entity for any Pre-Closing Tax Period, (D) making, revoking, or changing any Tax election

(except as contemplated under Section 6.8(d)(vi)) with respect to any Purchased Entity for Pre-Closing Tax Period, (E) effecting any liquidation, reorganization, merger, or other transfer of assets outside of the ordinary course of business for U.S. federal income Tax purposes with respect to any Purchased Entity that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), either (I) on the Closing Date after the Closing or (II) during the taxable year in which the Closing Date occurs pursuant to a plan contemplated on or prior to the Closing except as set forth on Schedule 6.8(e)(iii), or (F) settling or compromising or otherwise conceding any Tax Claim of any Purchased Entities for any Pre-Closing Tax Period, in each case on or after the Closing Date (each, a “Post-Closing Tax Action”).
(iv)    Neither Buyer nor any of its Affiliates (including, after the Closing, any Purchased Entities) shall take any Post-Closing Tax Action without the consent of Seller (which may be granted or withheld in its sole discretion) if such action could result in an increase in Taxes of Seller or any of its Affiliates (excluding any Purchased Entities) for any taxable period; provided, however, that the actions set forth on Schedule 6.8(e)(iii) shall not require Seller consent. Notwithstanding Seller’s or any of its Affiliates’ consent to a Post-Closing Tax Action, Buyer shall remain responsible for any such increase in Taxes of Seller or any of its Affiliates resulting from such Post-Closing Tax Action, except with respect to the actions set forth on Schedule 6.8(e)(iii). Other than with respect to the actions set forth on Schedule 6.8(e)(iii), Buyer shall notify Seller of any proposal to take a Post-Closing Tax Action that could result in an increase to Taxes imposed on Seller or any of its Affiliates for any period compared to the amount of Taxes that would have been imposed had Buyer not taken such Post-Closing Tax Action, and Seller shall, within 30 Business Days of receiving such notice, inform Buyer of Seller’s decision whether to consent to such Post-Closing Tax Action, which consent, if provided, shall be conditioned on Buyer paying Seller the amount of any increase in Taxes imposed on Seller or any of its Affiliates that would result from such Post-Closing Tax Action. Seller shall, if and at the time it notifies Buyer of its conditional consent, deliver to Buyer a schedule setting forth Seller’s calculation of such increase in Taxes, and, at Buyer’s reasonable request, such information or summary information that, in Seller’s good faith determination, would enable Buyer to reasonably verify Seller’s computations; provided that Seller shall have no obligation to provide Buyer with any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or any predecessor entity to Seller or of any of its Affiliates, or any materials related thereto.
(f)    Cooperation and Assistance.
(i)    The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding with respect to a Tax Claim. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.8.
(ii)    If either Party is liable under this Section 6.8, including any amounts due pursuant to Section 6.8(d), for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.8, the Tax Return Filer shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.8, an independent law firm or public accounting firm of a nationally recognized standing in the United States (the “Selected Firm”) reasonably acceptable to both Seller and Buyer shall determine, consistent with Seller’s past practice and the agreements set forth in Section 6.8 and Section 3.3 (in each case except as otherwise required by Law), how the disputed item is to be treated on such Tax Return (“Selected Firm’s Determination”). If the Selected Firm’s Determination has not been made prior to the due date for filing such Tax Return, the Party required to file such Tax Return may file such Tax return as it deems appropriate, and if the subsequent Selected Firm’s Determination is that such Tax Return should have been filed in some other manner, the filing Party shall amend such Tax Return in accordance with the Selected Firm’s Determination. Seller shall be deemed to be the prevailing party unless the Selected Firm determines in favor of Buyer with respect to more than one-half of the amount of Taxes in dispute, in which case Buyer shall be deemed to be the prevailing party. The non-prevailing party with respect to the Selected Firm’s Determination shall pay its own fees and expenses, the fees and expenses of the Selected Firm, and the fees and expenses of the prevailing party, including fees and costs of counsel, reasonably incurred in connection with the Selected Firm’s Determination.
(iii)    Upon reasonable request, each Party shall deliver to the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit or comparable tax reduction and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit or comparable tax reduction.
(iv)    The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to Tax periods that begin on or prior to the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) without first providing the other Party with a reasonable opportunity to review and copy the same; provided that Seller shall have no obligation to provide Buyer with any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or any predecessor entity to Seller or of any of its Affiliates, or any materials related thereto. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.8.
(v)    Seller shall use its reasonable commercial efforts to provide Buyer with a clearance certificate or similar documents that may be required by any Taxing Authority to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.
(vi)    Seller shall provide to Buyer on or prior to Closing a duly completed and validly executed IRS Form W-9 of Seller and each Other Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(g)    Tax Controversies.
(i)    A Party shall promptly notify the other Party in writing (in no event later than 10 Business Days) (a “Notification”) upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under Section 6.8, or may give rise to an indemnification payment under Section 6.8. Failure to give such Notification shall not relieve the indemnifying party from Liability under this Section 6.8, except if and to the extent that the indemnifying party is actually prejudiced thereby. Subject to further provisions of this Section 6.8(g), each Party shall be entitled to conduct, direct, control and be responsible for the complete defense of any audit or administrative or court Proceeding relating to Taxes (a “Tax Claim”) for which it may be solely liable, and to employ counsel of its choice at its expense. Buyer shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which Seller may be partially liable; provided that Seller, at its sole cost and expense, shall have the right to participate in any Tax Claim relating to Taxes for which it may be partially liable. If Buyer controls a Tax Claim relating to Taxes for which Seller may be partially liable, (A) Buyer shall control the Tax Claim diligently and in good faith, (B) Buyer shall keep Seller reasonably informed regarding the status of such Tax Claim, and (C) Buyer shall not, without considering in good faith Sellers’ reasonable comments, settle, resolve, or abandon any such Tax Claim. If Buyer chooses not to control a Tax Claim, (A) Seller shall assume control of the Tax Claim diligently and in good faith, (B) Seller shall keep Buyer reasonably informed regarding the status of such Tax Claim, (C) Buyer shall have the right to participate in such Tax Claim at its sole cost and expense, and (D) Seller shall not, without considering in good faith Buyer’s reasonable comments, settle, resolve, or abandon any such Tax Claim. Any Tax liabilities imposed or assessed in connection with any Tax Claims shall be paid in the manner and within the period specified by applicable Law by the party responsible under applicable Law for making such payment and shall, for the avoidance of doubt, be subject to the indemnification provisions of this Section 6.8. Notwithstanding any other provision of this Section 6.8(g), each Party shall be entitled to take control of the complete defense of any Tax Claim for which both Parties are partially liable, and to employ counsel of its choice at its expense; provided that such Party shall take control of such Tax Claim within 45 Business Days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 6.8(g).
(ii)    To the extent any proceeding in respect of any Tax Claim involves a competent authority appeal under any Tax treaty or requires a payment in advance of challenging any Tax Claim (“Tax Challenge Prepayment”), Buyer acknowledges that correlative relief may be available only if a Purchased Entity makes a payment to Seller or any of Seller’s Subsidiaries or another Purchased Entity (any such payment by a Purchased Entity, a “Correlative Relief Payment”) or makes a Tax Challenge Prepayment to the applicable Taxing Authority. In the event such correlative relief is available only if a Purchased Entity makes a Correlative Relief Payment, (A) Buyer shall cause such Purchased Entity to use commercially reasonable efforts to make such Correlative Relief Payment; provided, however, that if such Purchased Entity is required under applicable Law to withhold any Tax in respect of such Correlative Relief Payment, such Purchased Entity shall withhold such Tax, shall pay over the amount of such Tax to the applicable Taxing Authority, and shall deliver to Seller a receipt for such withheld Tax (or, if a receipt is not issued by such Taxing Authority, such other evidence of payment of such Tax as is available to such Purchased Entity and reasonably acceptable to Seller), (B) Seller shall pay, or cause to be paid, to Buyer or, at Seller’s option, the Purchased Entity making such Correlative Relief Payment, an amount equal to the amount of such Correlative Relief Payment received by Seller, and (C) Buyer and Seller shall treat the amount paid by Seller to Buyer, or the Purchased Entity making such Correlative Relief Payment, pursuant to clause (B) of this Section 6.8(g)(ii) as an adjustment to the Purchase Price. In the event that challenging a Tax Claim requires a Tax Challenge Prepayment to be made, then the Party that is liable for the Tax being challenged in such Tax Claim under Section 6.8 shall be required to make, or cause to be made (including by making the payment to the applicable Purchased Entity), such Tax Challenge Prepayment to the applicable Taxing Authority and shall promptly provide the other Party with evidence of such Tax Challenge Prepayment. If any Purchased Entity is entitled to any item of loss, deduction or credit as a result of making a

Correlative Relief Payment or a Tax Challenge Prepayment and any such item results in a refund in respect of such Purchased Entity’s Tax Liability with respect to a Pre-Closing Tax Period, such Purchased Entity shall pay to Seller the amount of such Tax refund promptly after receipt thereof.
(h)    Treatment of Taxes Reflected in the Final Consideration. For the avoidance of doubt, for all purposes of allocating obligations or rights under this Section 6.8, Seller shall be deemed to have paid that amount of any Taxes reflected in the Final Consideration and satisfied its obligations to pay Buyer, or indemnify Buyer, for such amounts to the extent so reflected.
(i)    Treatment of Retention Bonus Tax Deductions and Seller’s Portion of Deal Related Severance. Notwithstanding anything to the contrary herein, for the purpose of determining the Taxes for which Seller is responsible, the aggregate amount payable pursuant to the Retention Bonuses and the Seller’s portion of the Deal Related Severance (together with all Employer Side Taxes) shall be deemed deducted in a Pre-Closing Tax Period and, to the greatest extent permitted by applicable Law, such deductions shall be reflected on the Tax Returns of Seller or its applicable Subsidiary, and, to the extent required by applicable Law to be reflected on a Tax Return of Buyer or any of its Affiliates (including, following the Closing, a Purchased Entity), Buyer shall pay to Seller an amount equal to the Tax benefit actually received or realized within a period of three years after the Closing (by way of reduction of Taxes or application against Taxes otherwise due, increase in refunds of Taxes, or increase in Tax Attributes) in connection with such deductions (determined on a “with and without” basis), subject to the actions set forth on Schedule 6.8(e)(iii).
Section 6.9    Indemnification of Directors and Officers.
(a)    If the Closing occurs, for a period of six years after the Closing, Buyer shall and shall cause the Purchased Entities and their Subsidiaries to take any necessary actions to provide that all rights to indemnification or expense advancement and all limitations on Liability existing in favor of the Business Indemnitees acting in their capacities as such as provided in the D&O Indemnity Arrangements shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchased Entities and their Subsidiaries after the Closing (or be replaced with such rights and limitations as are no less favorable thereto). As used herein, (i) the “Business Indemnitees” means individuals who at or prior to the Closing were current or former officers, directors, individual managers or employees of the Purchased Entities and their Subsidiaries (or the predecessors of the Purchased Entities and their Subsidiaries) relating to service in such capacities prior to the Closing, and (ii) the “D&O Indemnity Arrangements” means (A) the Organizational Documents of the Purchased Entities and their Subsidiaries in effect on the Agreement Date, (B) any Contract providing for indemnification by the Purchased Entities and their Subsidiaries of any of the Business Indemnitees in effect on the Agreement Date to which the Purchased Entities and/or their Subsidiaries are a party and that is listed on Schedule 6.9(a) of the Disclosure Letter, or (C) if a Purchased Entity is not formed as of the Agreement Date but formed prior to the Closing Date in accordance with this Agreement, the formation documents of such Purchased Entity containing customary indemnification and expense advancement provisions substantially similar to the provisions in the documents referred in clause (A) of this Section 6.9(a). Further to the foregoing, Seller shall, and shall cause its Affiliates to, maintain for a period of six years from the Closing Date, any Seller Party directors’ and officers’ liability insurance policy (insofar as such policy relates to the pre-Closing Liabilities of a director, manager or officer of the Business and which may include a customary “tail” policy acquired in connection with the Ali Transaction), providing coverage to such directors, managers and officers not materially less favorable than provided by such insurance in effect on the date hereof.
(b)    In the event that the Purchased Entities, their Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchased Entities, their Subsidiaries or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 6.9.
(c)    The obligations of Buyer under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the express written consent of such affected indemnitee and it is expressly agreed that the indemnitees to whom this Section 6.9 applies are third party beneficiaries of this Section 6.9.
Section 6.10    Further Assurances; Post-Closing Payments.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, for no additional consideration, each of the Parties will cooperate with each other and use its reasonable efforts, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transaction and the other transactions contemplated hereby, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing and subject to the other terms of this Agreement, (i) Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions as Buyer may reasonably request to more effectively convey and transfer to Buyer any of the Purchased Assets or Purchased Shares or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby, and (ii) Buyer will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions as Seller or its Subsidiaries may reasonably request to more effectively assume the Assumed Liabilities or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in this Section 6.10(a), neither Party will be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person, except as provided in Section 2.6.
(b)    In the event that, on or after the Closing, either Party receives payments or funds due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 6.10(b), Seller agrees that Buyer shall, following the Closing, (i) have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Purchased Assets or reflected in the Final Closing Net Working Capital and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request and (ii) have the right to receive and open all mail, packages and other communications addressed to the Seller Parties that Buyer believes in good faith relate to the Business. Following the Closing, if Buyer or any of its Subsidiaries receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller. Following the Closing, if Seller or any of its Subsidiaries receives any mail or packages relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Buyer.
(c)    Without limiting the generality of the foregoing, if at any time following the Closing the Parties agree that any asset (including any Contract) that should have been transferred to Buyer, either directly or indirectly (through the acquisition of the Purchased Shares) pursuant to this Agreement was not so transferred, or any asset (including any Contract) unrelated to the Business was inadvertently transferred to Buyer or a Purchased Entity (it being understood that, following the Closing, the Parties shall act reasonably and in good faith), the Seller Parties shall, and shall cause their applicable Affiliates to, or Buyer shall, and shall cause its applicable Affiliates to, as applicable, in each case as promptly as practicable: (i) transfer all rights, title and interest in such asset to Buyer, the Purchased Entities or as the Buyer may direct, or to Seller or as Seller may direct, as applicable, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such asset in trust for the applicable party until such time as such transfer is completed.
Section 6.11    Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the ownership and operation of the Business prior to Closing and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 6.11. With respect to matters relating directly to Seller’s businesses (other than the Business), the Excluded Assets or the Excluded Liabilities, and with respect to all business records, documents, communications or other information (collectively, “Information”) of Seller or any of its Affiliates prepared solely in connection with the evaluation, negotiation, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities), on one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer or its applicable Subsidiary may assert any Privilege to prevent the disclosure of Information to such third party; provided; however, that none of Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities) may take any action that would reasonably be expected to result in any waiver of any such Privileges of Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business, the Purchased Entities, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (but not including the Excluded Assets, Excluded Liabilities, Information prepared in connection with the evaluation, negotiation, and consummation of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). The rights and obligations created by this Section 6.11 shall apply to all Information as to which Seller, its Affiliates or the Purchased Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”).

Section 6.12    Use of Seller Names and Marks. Except as expressly provided in the IP Assignment Agreement, the IP License Agreement, or the Transition Services Agreement, Seller reserves for itself and its Affiliates all rights in any Seller trademarks that are not included in the Transferred Intellectual Property Rights, and no other rights therein are granted to Buyer or any of its Affiliates, whether by implication, estoppel or otherwise; provided, that to the extent any such Seller trademarks are included or incorporated in any written, electronic or other materials included in the Purchased Assets, Buyer and its Affiliates may use such materials solely in the ordinary course of business consistent with past practice until the later of 12 months from the Closing Date or the depletion of the applicable material. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, to the extent any trademarks included in the Purchased Assets are included or incorporated in any written materials included in the Excluded Assets or in the legal names of any Subsidiary of Seller (other than the Purchased Entities), Seller and its Affiliates (i) may use such materials solely in the ordinary course of business consistent with past practice until the later of three months from the Closing Date or the depletion of the applicable material and (ii) shall have up to 30 days after the Closing Date to remove such trademarks from the legal names of any Subsidiary.
Section 6.13    Transition Services. Except as otherwise expressly provided in the Transition Services Agreement, all Shared Services provided to the Business by or on behalf of Seller shall cease as of the Closing Date.
Section 6.14    Guarantees. Buyer recognizes that Seller and certain of its Subsidiaries have provided, and prior to the Closing may provide, credit support to the Business, the Purchased Assets or the Purchased Entities pursuant to guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Subsidiaries in support of any obligation of the Business that are listed on Schedule 6.14 of the Disclosure Letter (the “Business Guarantees”). Buyer and Seller shall use their commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written releases of Seller and its Subsidiaries, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, which release shall be effective as of the Closing, including, in the case of Buyer and its Subsidiaries, as applicable, by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request. If any Business Guarantee has not been released as of the Closing Date, then Buyer and Seller shall continue to use their commercially reasonable efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Seller and its Subsidiaries under such Business Guarantee to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, Seller and its Subsidiaries may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Business Guarantees; provided that no such action results in a breach of any Contract or Liability (or acceleration of a Liability) of Buyer or any of its Affiliates. Buyer shall, and hereby agrees to, indemnify and hold harmless Seller and its Subsidiaries from and after the Closing for any amounts required to be paid under any Business Guarantees to the extent exclusively relating to the operation or ownership of the Business or the Purchased Assets after the Closing Date or the Assumed Liabilities.
Section 6.15    Existing Intercompany Agreements and Arrangements.
(a)    Seller will cause all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Entities, Seller and Seller’s Subsidiaries under such Intercompany Agreements to be terminated at or prior to the Closing without any consideration or further Liability to any Person. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. The provisions of Section 6.15(a) shall not apply to this Agreement and the other Transaction Documents.
(b)    Notwithstanding anything to the contrary herein, Seller and Buyer acknowledge and agree that certain Transaction Documents may be executed prior to the Closing and, in such event, the Parties, on behalf of themselves and their Subsidiaries, acknowledge and agree that, from and after the Closing, (i) none of Seller, Buyer or any of their respective Subsidiaries shall have any obligation or Liability under (and each of the Parties hereby waives all rights to, bring or assert any claim, proceeding, or other remedy with respect to) any provision of such Contracts (whether for breach, default, performance or otherwise) arising thereunder for any period prior to the Closing, and (ii) as between the Parties hereto, such Contracts shall be deemed effective only from and after the Closing Date.
Section 6.16    R&W Insurance Policy. At or prior to the Closing, Buyer will obtain third party insurance in respect of inaccuracies or breaches of the representations and warranties made by Seller in this Agreement, substantially in the form attached as Exhibit D (the “R&W Insurance Policy”), which shall waive all claims against Seller (by way of subrogation, claim for contribution or otherwise) other than in respect of Fraud, as set forth in Exhibit D. Buyer shall not amend the waiver of subrogation provisions in Section VIII.B(ii) of the R&W Insurance Policy in any manner adverse to Seller. Buyer shall bear all costs and expenses of obtaining and binding the R&W Insurance Policy.
Section 6.17    Cooperation with Litigation.
(a)    From and after the Closing Date, subject to this Section 6.17, Buyer will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Seller, its Subsidiaries and their respective Representatives with respect to any third party claims or Proceedings relating to the Excluded Liabilities, which cooperation will include furnishing or causing to be furnished by Buyer and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation that is not Confidential Information or privileged attorney-client or work product as reasonably requested by Seller, its Subsidiaries or their respective Representatives; provided that (A) no such cooperation shall unreasonably interfere with the operation of the business of Buyer or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.17(a), Buyer shall only be obligated to cause any Person to cooperate with Seller in such matters if and for so long as Buyer is capable of directing the actions of such Person. Seller shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Buyer, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(a).
(b)    From and after the Closing, Seller will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Buyer, its Subsidiaries and their respective Representatives with respect to the Assumed Pending Litigation or any other third party claims or Proceedings relating to the Assumed Liabilities, which cooperation will include furnishing or causing to be furnished by Seller and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Buyer, its Subsidiaries or their respective Representatives; provided that (A) no such cooperation shall unreasonably interfere with the operation of the business of Seller or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.17(b), Seller shall only be obligated to cause any Person to cooperate with Buyer in such matters if and for so long as

Seller is capable of directing the actions of such Person. Buyer shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Seller, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(b).
Section 6.18    Exclusivity. The Seller Parties agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller Parties shall not, and shall take all action necessary to ensure that none of their Affiliates or Representatives shall, directly or indirectly:
(a)    solicit, initiate, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any material portion of the Business, other than inventory to be sold in the ordinary course of business, (ii) to enter into any merger, consolidation or other business combination relating to the Business or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Business (a “Competing Transaction”); or
(b)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to any Competing Transaction. The Seller Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Competing Transaction.
Section 6.19    Datasite. Promptly, and in any event within the 10 days following the Closing, at the cost and expense of Buyer, Seller shall deliver, or cause Datasite to deliver, to Buyer hard drives or other digital storage devices containing copies of the documents and information uploaded to the electronic documentation site established by Seller for the Purchase Transaction contemplated hereby and hosted by Datasite.
Section 6.20    Restrictive Covenants.
(a)    To ensure that Buyer receives the expected benefits of acquiring the Business, Seller agrees that, throughout the period that begins on the Closing Date and ends on the third anniversary of the Closing Date, Seller will not, and will cause each of the Other Sellers and its and their respective Affiliates to not, directly or indirectly, employ, attempt to employ, or solicit for employment any Business Employee who is employed by Buyer or its Affiliates immediately following the Closing; provided, however, that nothing herein prohibits Seller and the Other Sellers or any of their Affiliates from any (i) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards the Business Employees or (ii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring is not employed by Buyer or any Affiliate of Buyer, provided that such individual’s employment with Buyer or such Affiliate of Buyer was not terminated voluntarily by such individual within six months of the date on which such solicitation is made.
(b)    To ensure that Buyer receives the expected benefits of acquiring the Business, Seller agrees that, throughout the period that begins on the Closing Date and ends on the third anniversary of the Closing Date, Seller will cause the executive officers of Seller and the Other Sellers not to, and will direct the other employees of Seller and the Other Sellers not to, criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Business, Purchased Entities or Buyer or any aspect of Buyer’s or any Purchased Entity’s management, policies, operations, products (including the Products), services, practices or personnel. The foregoing shall not be violated by truthful statements, including in response to any Proceeding (including depositions in connection with such Proceedings).

(c)    Seller acknowledges and agrees that (i) this Section 6.20 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (ii) Buyer has refused to enter into this Agreement in the absence of this Section 6.20 and (iii) breach of this Section 6.20 may harm Buyer to such an extent that monetary damages alone may be an inadequate remedy and Buyer may not have an adequate remedy at Law. Therefore, in the event of a breach by Seller, an Other Seller or any of their respective Affiliates of this Section 6.20, Buyer (in addition to all other remedies it may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining Seller and the Other Sellers (or any Affiliate of Seller or Other Seller) from committing or continuing such breach and to enforce specifically this Agreement and its terms.
Section 6.21    Bank Accounts. Seller shall cause (to be effective as of or prior to Closing) the removal of any Person who is not an employee of a Purchased Entity following Closing as (i) an authorized signatory of any of any Purchased Entity’s bank accounts and (ii) a Person with access to any such Purchased Entity bank account.
Section 6.22    Title Insurance. Seller shall use commercially reasonable efforts to assist Buyer in obtaining a binding owner’s policy of title insurance with respect to the Real Property issued by a title insurance company selected by Buyer in form and substance reasonably acceptable to Buyer, insuring Buyer as the fee owner of the Real Property and including endorsements reasonably satisfactory to Buyer (including with respect to zoning and matters of survey) (the “Title Policy”).
Section 6.23    Release.
(a)    Effective as of the Closing, Seller, on its own behalf and on behalf of the Other Sellers and its and their Affiliates, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, Representatives, successors and assigns claiming by or through Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Purchased Entities, Buyer and their respective past, present and future equityholders, subsidiaries, Affiliates, Representatives, successors and assigns, from any and all causes of action, Proceedings (including any derivative claims on behalf of any Person), Liabilities, sums of money, accounts, covenants, Contracts, controversies, promises, damages, fees, expenses, judgments and demands to the extent arising out, relating to, or against the Purchased Entities, in respect of (a) any and all Contracts, Liabilities or obligations entered into or incurred at or prior to the Closing, or (b) any event occurring or circumstances existing at or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, that the foregoing release does not extend to, include or restrict claims, actions or rights that Seller may have under this Agreement, any Transaction Documents, or any other documents entered into in connection herewith or therewith.
(b)    Effective as of the Closing, Buyer, on its own behalf and on behalf of the Other Buyers and its and their Affiliates, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, Representatives, successors and assigns claiming by or through Buyer, hereby absolutely, unconditionally and irrevocably releases and forever discharges Seller and its past, present and future equityholders, subsidiaries, Affiliates, Representatives, successors and assigns, from any and all causes of action, Proceedings (including any derivative claims on behalf of any Person), Liabilities, sums of money, accounts, covenants, Contracts, controversies, promises, damages, fees, expenses, judgments and demands to the extent arising out, relating to, or against the Purchased Entities, in respect of (a) any and all Contracts, Liabilities or obligations entered into or incurred at or prior to the Closing, or (b) any event occurring or circumstances existing at or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, that the foregoing release does not extend to, include or restrict claims, actions or rights that Buyer may have under this

Agreement, any Transaction Documents, or any other documents entered into in connection herewith or therewith.
Section 6.24    Release of Liens. In connection with the Closing, Seller shall, and shall cause the Other Sellers to, use commercially reasonable efforts to provide Buyer with releases, termination statements or satisfactions, as applicable, as to all Liens on the Purchased Assets (other than Permitted Liens). Further, in connection with the Closing, Seller shall, and shall cause the Other Sellers to, use commercially reasonably efforts to obtain and deliver (i) customary payoff letters evidencing the payment of all bank debt included in Business Indebtedness and (ii) invoices for any expenses incurred by or on behalf of, or paid or to be paid by, the Purchased Entities in connection with the process of the sale of the Business, or the negotiation, preparation and execution of this Agreement and the other Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby (including the Ali Transaction) that are included in Business Indebtedness.
Section 6.25    Integration Planning. As promptly as reasonably practicable after the date hereof, each of Buyer and Seller shall designate individuals to work, in good faith and subject to applicable Law, to develop a post-Closing integration plan for the Business. No Party shall have control over any other Party’s (or its Affiliates’) operations, businesses, or decision-making before the Closing, and control over all such matters shall remain in the hands of the relevant Party (and its Affiliates), in each case subject to the terms and conditions of this Agreement.
Section 6.26    Environmental Matters. Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification hereunder relating to any Environmental Law (including claims for any Excluded Environmental Liability) (“Environmental Matters”), the Parties agree on behalf of themselves and their respective Affiliates that:
(a)    Seller shall have no obligation to indemnify Buyer and its Affiliates pursuant to Section 2.4(b) of this Agreement for any Losses to the extent (i) arising out of or resulting from any testing, sampling or other invasive investigation of, or Remedial Action relating to, the air, soil, soil gas, surface water, groundwater, sediment, building materials or other environmental media conducted by or on behalf or at the direction of Buyer or any of its Affiliates or any disclosure, report or communication to any Governmental Authority or other third party relating to any Environmental Matter undertaken by or on behalf or at the direction of Buyer or any of its Affiliates unless, to the extent performed by or on behalf or at the direction of Buyer or its Affiliates, (A) it was required by any Governmental Authority or an Environmental Law to undertake such investigation, sampling, testing, Remedial Action, disclosure, report or communication; (B) such investigation, sampling, testing, Remedial Action, disclosure, report or communication was reasonably necessary to defend or resolve a Proceeding brought by a Governmental Authority or other Person that is not being defended or controlled by Seller or its Affiliates, in which case Buyer or its Affiliates will first notify Seller of its obligation and permit Seller to participate and provide reasonable comments; (C) such investigation, sampling, testing, Remedial Action, disclosure, report or communication was reasonably necessary to respond to or correct an imminent and material threat of a risk to human health or the environment; and/or (D) such investigation, sampling, testing, Remedial Action, disclosure, report or communication was reasonably necessary for the construction, maintenance and/or repair of the Purchased Assets, the Owned Real Property, the Leased Real Property or any asset of a Purchased Entity, which construction, maintenance and/or repair is performed for a legitimate and bona fide business purpose and would be performed in the ordinary course; provided further, that in the case of (B), (C) and (D) of this Section 6.26, such defense or resolution, response or correction, or construction, maintenance and/or repair would have been performed or undertaken even if there was not a right to indemnification under this Agreement; (ii) arising in connection with any total change in property use from commercial or industrial to residential use; (iii) arising from a property closure that accelerates or exacerbates any Environmental Matter for which Buyer and its Affiliates seek indemnification if such property closure would not have occurred but for a right to indemnification under this Agreement, or (iv) any environmental response investigation, cleanup, remediation or similar activity that is more comprehensive or stringent than the minimum applicable environmental standard, unless otherwise required by the appropriate Governmental Authority.
(b)    Any obligation of Seller to indemnify Buyer and its Affiliates (including as of the Closing, the Purchased Entities) for any Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met, based on the commercial and/or industrial use of the relevant property as of the Closing Date, by applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any Order or requirement of a Governmental Authority. Both Parties expressly agree that such minimum standards may include risk-based clean-up remedies and standards and/or the imposition of engineering or institutional controls such as deed or other use restrictions; provided that Seller will notify Buyer of any remedies, standards, controls, or other restrictions intended to be used, and Buyer will retain the right to propose remedies, standards, controls, or other restrictions that are different than those contemplated by Seller, and if such alternative remedies, standards, controls, or other restrictions are approved by the relevant Governmental Authority, then Seller may, in its reasonable discretion, agree to select and implement such alternative remedies, standards, controls, or other restrictions. If Seller agrees to select and implement any such alternative remedies, standards, controls or other restrictions, Buyer shall promptly pay and be responsible for any and all incremental costs and expenses in excess of the costs required to implement the remedies, standards, controls, or other restrictions initially selected by Seller prior to Buyer’s proposal. Notwithstanding anything to the contrary in this 0, Seller’s obligation to indemnify for an Environmental Matter shall terminate at the time the minimum standards required by applicable Environmental Laws with respect to such Environmental Matter have been reasonably satisfied or met, as evidenced by a “closure letter” where applicable.
(c)    Seller has the right (but not the obligation) to retain the defense and control of any Environmental Matter, including the disclosure, investigation, negotiation, performance and settlement thereof and Remedial Action relating thereto. In connection with such, Buyer shall, and shall cause each of its Affiliates and representatives, to cooperate regarding the resolution of any such Environmental Matter, including providing to Seller and its representatives reasonably necessary accommodations, including reasonable access to relevant properties and site utilities subject, if relevant, to landlord consents, in order to allow Seller and its representatives to respond to, defend, and conduct Remedial Action relating to such Environmental Matter, at reasonable times and on reasonable notice. Seller shall not, to the extent practicable, unreasonably interfere with the Buyer’s business operations in connection with such access, and prior to undertaking any Remedial Action or related investigation, Seller shall notify the Buyer of same and give the Buyer the opportunity to make suggestions to minimize disruption-related impacts or costs. Buyer and its Affiliates shall not unreasonably interfere with or disturb the performance by Seller and its representatives of any such Remedial Action. In connection with any such Environmental Matter which Seller is defending or controlling, Seller shall (i) keep Buyer reasonably informed relating to the progress of such Environmental Matter (including reasonably promptly providing Buyer with copies of all material documentation, and correspondence with Governmental Authorities or other third parties related to the Environmental Matter); and (ii) diligently and promptly pursue the resolution thereof.
(d)    Without limiting Buyer’s right to indemnification as a result of Buyer taking the actions set forth in Section 6.26(a) clauses (A) through (D) in accordance therewith,

Seller shall have no liability for any Losses with respect to an Environmental Matter to the extent such Losses are caused, exacerbated, compounded, aggravated or increased due to an act or omission of or on behalf of Buyer or any employee, agent, contractor, consultant, attorney, tenant, lessee, sublessee, licensee, permittee, invitee, or third parties acting under the supervision or direction of Buyer, unless in any such case such act or omission was at the direction of any Governmental Authority.
(e)    Except as provided in Section 6.26(b), Seller shall have no liability under this Agreement for any Losses relating to any Environmental Matters to the extent arising from the coming into force of, or the change in, any Environmental Law on or after the Closing.

ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by such Party, but only as against such Party (and not the other Party)) on or prior to the Closing Date of each of the following conditions:
(a)    No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect on the Closing Date and has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.
(b)    Regulatory Authorizations. The Governmental Consents under Antitrust Laws of the jurisdictions listed and as described in Schedule 7.1(b) of the Disclosure Letter to consummate the transactions contemplated hereby shall have been obtained (or, in the case of filings in such jurisdictions where approval or consent is not required, been made) or the respective waiting periods thereunder shall have expired or been terminated.
Section 7.2    Conditions Precedent to Obligation of Seller and the Other Sellers. The obligation of Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):
(a)    Accuracy of Representations and Warranties of Buyer
The representations and warranties of Buyer contained in this Agreement (other than the Fundamental Representations of Buyer) shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) both as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Fundamental Representations of Buyer shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date as though made on the

Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date). Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.
(b)    Covenants of Buyer(c)    . Buyer shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Buyer to such effect.
(c)    Ali Transaction. The Ali Transaction shall have been completed or will be completed substantially concurrently with the transactions contemplated by this Agreement.
Section 7.3    Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Buyer) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):
(a)    Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations of Seller) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date) other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that have not had, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations of Seller shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date). Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.
(b)    Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.
(c)    Seller Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect that still constitutes a Material Adverse Effect as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.
(d)    Closing Restructuring. Except for the Post-Closing Restructuring Activities, the Restructuring Activities shall have been completed.

ARTICLE 8
CLOSING
Section 8.1    Closing Date. Unless this Agreement shall have been terminated pursuant to Article 10 hereof, the closing of the Purchase Transaction and the other transactions hereunder (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation on the third Business Day following the day on which each of the conditions set forth in Article 7 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other times and places as the Parties may mutually agree (such date of the Closing being herein referred to as the “Closing Date”). The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).
Section 8.2    Buyer Obligations. At the Closing, (a) Buyer shall deliver the Estimated Consideration to Seller as provided in Section 3.2(a), (b) Buyer shall, or shall cause such of its Other Buyers to, execute and deliver to Seller the IP License Agreement, the Reverse IP License Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement and the documents described in Section 2.5(a) and (c) Buyer shall deliver the officer’s certificates contemplated by Section 7.2(a) and Section 7.2(b).
Section 8.3    Seller Obligations. At the Closing, (a) Seller shall execute and deliver to Buyer, and Seller shall cause such of its Other Sellers to, execute and deliver to Buyer the IP License Agreement, the Reverse IP License Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement and the documents described in Section 2.5(a) and Section 6.8(f)(vi), (b) Seller shall deliver the officer’s certificates contemplated by Section 7.3(a), Section 7.3(b), and Section 7.3(c), and (c) Seller shall deliver the resignation letters from all directors and officers of the Purchased Entities as requested by Buyer, to be effective as of the Closing.
ARTICLE 9
SURVIVAL
Section 9.1    No Survival. None of the representations and warranties made in this Agreement or the certificates contemplated by Section 7.2(a) and Section 7.3(a) shall survive the Closing Date (except in respect of Fraud), and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Representatives in respect thereof (except in respect of Fraud). The covenants and agreements of the Parties in this Agreement that contemplate performance on or prior to the Closing shall expire upon the Closing, and, after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement that does not contemplate performance after the Closing. The covenants and agreements of the Parties contained in this Agreement that contemplate performance following the Closing shall survive the Closing until the date explicitly specified therein or, if not so specified, for the applicable statute of limitations for the underlying subject matter thereof (and not for breach of Contract generally).

ARTICLE 10
TERMINATION
Section 10.1    Termination Events. This Agreement may be terminated and the transactions contemplated herein may be abandoned:
(a)    by mutual written consent of the Parties;
(b)    after July 14, 2022 (the “Outside Date”) by any Party by notice to the other Party if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that if, on the Termination Date, the conditions to the Closing set forth in (i) Section 7.1(a) (solely to the extent any such Order is in respect of an Antitrust Law), (ii) Section 7.1(b) or (iii) Section 7.2(c) (solely to the extent relating to the failure of a condition in respect of an Antitrust Law) shall not have been fulfilled but all other conditions to the Closing set forth in Article 7 have been waived or fulfilled (other than those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied if the Closing occurred on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to January 14, 2023; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement was the primary cause of the failure of the Closing to occur on or before such date;
(c)    by either Party by notice to the other Party, if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase Transaction on the Closing Date (provided that neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) if such Party’s failure to perform its obligations under this Agreement was the primary cause of such Order);
(d)    by Seller by notice to Buyer, if there has been a breach of any representation or warranty set forth in Article 5, or a breach or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Buyer of written notice of such breach or failure to perform from Seller (provided, that the failure to deliver the full consideration payable pursuant to Article 8 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller); provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Seller if Seller is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is incapable of being satisfied;
(e)    by Buyer by notice to Seller, if there has been a breach of or failure to perform any representation or warranty set forth in Article 4, or a breach or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Seller of written notice of such breach or failure to perform from Buyer; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Buyer if Buyer is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is incapable of being satisfied;
(f)    by Seller, if (i) Buyer shall have failed to consummate the Purchase Transaction within two Business Days after the date on which the Closing should have occurred pursuant to Section 8.1, (ii) all the conditions set forth in Section 7.1 and Section 7.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been capable of being satisfied as of such date if the Closing were to occur), and (iii) Seller shall have given written notice to Buyer at least two Business Days prior to the termination of this Agreement pursuant to this Section 10.1(f) (which notice may be given on the date the Closing should have occurred) that Seller stands ready, willing and able to consummate the Purchase Transaction (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.2); or
(g)    by either Party by notice to the other Party if the Ali Merger Agreement is terminated.
Section 10.2    Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its stockholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the provisions of this Section 10.2, Section 10.3 and Article 11 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve either party of any Liability for any willful and intentional breach of this Agreement occurring prior to the termination of this Agreement, or pursuant to the sections specified in this Section 10.2 to survive such termination.
Section 10.3    Termination Fee; Expenses.
(a)    In the event that this Agreement is terminated by either Party pursuant to Section 10.1(b) or Section 10.1(g) and, in each case at the time of such termination all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than Section 7.2(c)) either have been waived or fulfilled or would be fulfilled if the Closing were to occur on such date, then Seller shall pay the Termination Fee to Buyer within two (2) Business Days after such termination by wire transfer of immediately available funds to an account designated by Buyer; provided that Seller shall not be required to pay the Termination Fee if at the time of such termination, the Ali Transaction shall not have been completed solely as a result of the failure of the condition set forth in Section 6.1(b) or Section 6.1(c) of the Ali Merger Agreement (solely to the extent any such “Restraint” under Section 6.1(c) of the Ali Merger Agreement is in respect of an “Antitrust Law,” as those terms are defined under the Ali Merger Agreement). For purposes of this Agreement, “Termination Fee”)” means Twenty Five Million Dollars ($25,000,000). Notwithstanding anything to the contrary in this Agreement, each of the Seller Parties and Buyer acknowledges and agrees that in the event that Buyer is entitled to receive the Termination Fee pursuant to this Section 10.3(a), the right of Buyer to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Buyer and any of its direct or indirect, former, current or future Representatives, Affiliates or assignees, regardless of the circumstances giving rise to such termination. Each of the Seller Parties expressly acknowledges and agrees that Buyer shall not need to prove damages to receive the Termination Fee when it is payable under this Agreement, and hereby irrevocably waives the right to challenge the amount of actual damages represented by the Termination Fee. In no event shall Buyer be entitled to the Termination Fee on more than one occasion. Furthermore, the Parties acknowledge that the agreements contained in this Section 10.3(a) are an integral part of the transactions contemplated by this Agreement, and that Buyer has refused to enter into this Agreement in the absence of this Section 10.3(a). Accordingly, if the Seller Parties fail to promptly pay any amount due pursuant to this Section 10.3(a), and in order to obtain such payment, Buyer commences a Proceeding against a Seller Party that results in a judgment in Buyer’s favor for such payment, the Seller Parties shall pay to Buyer its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made.
(b)    Except as otherwise expressly provided herein, including in this Section 10.3, whether or not the Closing occurs, Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Buyer shall pay all filing fees in connection with filings under applicable Antitrust Laws that are required to be made under Section 6.3(b) and are set forth on Schedule 10.3(b) of the Disclosure Letter.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, on the next Business Day when sent by overnight courier, or on the date of such transmission (with sender bearing the burden of proof of delivery (not automatically generated)), which shall be deemed satisfied if such e-mail communication shall also be transmitted on the date of transmission, or deemed transmission, in hardcopy by overnight courier in accordance with this Section 11.1) when sent via e-mail (or, if the transmission is not made before 5:00 p.m., local time at the place of receipt on a Business Day, the first Business Day after the date of transmission), and

If to Seller:	Welbilt, Inc. 2227 Welbilt Boulevard New Port Richey, Florida 34655 Attention: Joel Horn, Executive Vice President, General Counsel and Corporate Secretary Email: joel.horn@welbilt.com with copies to:
Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280
Attention:    C. Mark Kelly
    Justin R. Howard
Telephone:    (704) 444-1075
Email:    mark.kelly@alston.com
    justin.howard@alston.com

and (prior to the Closing) to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Saee M. Muzumdar Telephone: (212) 351-3966 Email: SMuzumdar@gibsondunn.com
If to Buyer:
c/o Pentair plc
5500 Wayzata Boulevard, Suite 900
Golden Valley, MN 55416
Attention:    Karla Robertson, General Counsel, and Lance Bonner, Associate General Counsel
Email: Karla.Robertson@Pentair.com; Lance.Bonner@Pentair.com

with copies to:
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention:    Michael Stanchfield and Kate Sherburne
Telephone:    612 766 7764; 612 766 6899
Email:mike.stanchfield@faegredrinker.com; kate.sherburne@faegredrinker.com or to such other address as any such Party shall designate by written notice to the other Party as provided in this Section 11.1.
Section 11.2    Bulk Transfers. Buyer hereby waives compliance by Seller and the Other Asset Sellers with the provisions of all applicable Laws relating to bulk transfers or similar provisions in connection with the transfer of the Purchased Shares and the Purchased Assets. Buyer shall not withhold any portion of the Purchase Price based on any such non-compliance.
Section 11.3    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.
Section 11.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.4. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.
Section 11.5    Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, without the consent of Seller, Buyer may assign its rights or obligations hereunder to any Other Buyer, subject to Section 2.5(c) (including the right to purchase any of the Purchased Assets or Purchased Shares and the obligation to assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Other Buyer, as appropriate); provided, however, that no such assignment shall limit or affect the obligations of Buyer hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided that the (a) Business Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.9 and this Section 11.5, (b) the Buyer Indemnified Parties and Seller Indemnified Parties shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.8 and this Section 11.5, (c) the Financing Sources shall be express third party beneficiaries of Section 11.13 and Section 11.18 and shall be entitled to rely upon and enforce such Sections, and (d) Ali Holding S.r.l. shall be an express third party beneficiary of and shall be entitled to rely upon and enforce this Agreement.
Section 11.6    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, Section 11.13 and Section 11.18 and the last sentence of Section 11.5 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified without the prior written consent of the Financing Sources.

Section 11.7    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The Parties agree that, notwithstanding anything to the contrary herein, Seller shall be entitled to seek or to obtain any injunction, specific performance or any other equitable relief requiring Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 8.1, on the terms and subject to the conditions in this Agreement, if and only if: (a) all conditions in Section 7.1 and Section 7.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied if the Closing were to occur), and (b) Buyer fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 8.1.
Section 11.8    Governing Law. This Agreement and all claims and Proceedings arising out of this Agreement (and any actions of any Party hereto in the negotiation, administration, or performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 11.9    Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and Proceedings related to this Agreement (and any actions of any Party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action, suit or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that it will not bring or support any action or Proceeding described in this Section 11.9 other than in the courts as described above.

Section 11.10    Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the CT Confidentiality Agreement, the Disclosure Letter and the exhibits and schedules hereto and thereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail. The Confidentiality Agreement and the CT Confidentiality Agreement shall each be automatically terminated and be of no further force and effect effectively immediately upon the earlier of (a) Closing and (b) the termination of such Contracts in accordance with their respective terms.
Section 11.11    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.
Section 11.12    Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (BUT SUBJECT TO SECTION 10.3) OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY HERETO, OR ANY OF ITS AFFILIATES, BE LIABLE FOR ANY PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF ANY BREACH BY SUCH PARTY OF THIS AGREEMENT, OR ANY FAILURE OF SUCH PARTY TO PERFORM ITS OBLIGATIONS HEREUNDER, REGARDLESS OF WHETHER SUCH BREACHING OR NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT EXCEPT TO THE EXTENT RECOVERABLE OR PAYABLE TO A THIRD PARTY.
Section 11.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
Section 11.14    Retention of Counsel. Buyer, for itself and, following the Closing, the Purchased Entities, and for Buyer’s and, following the Closing, the Purchased Entities’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Alston & Bird LLP and Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of Seller or any of its Subsidiaries (including the

Purchased Entities) and their counsel, shall continue after the Closing to be privileged communications between Seller and such counsel, and neither Buyer nor any Person, acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchased Entities and not to Seller. Buyer and the Purchased Entities agree that any Privilege and expectation of client confidence arising from or as a result of Alston & Bird LLP’s and Gibson, Dunn & Crutcher LLP’s representation of a Purchased Entity or Seller in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement that exists prior to the Closing, and all information and documents covered by such Privilege, shall belong to and be controlled by Seller and may be waived only by Seller, and not a Purchased Entity, and shall not pass to or be claimed or used by Buyer or any Purchased Entity, except with respect to the assertion of such Privilege against a third party.
Section 11.15    Rules of Construction.
(a)    The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to, this Agreement or Schedule to the Disclosure Letter unless otherwise indicated. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement (unless such exhibits, appendices and schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement)) and not to any particular provision of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a true, correct and complete copy (subject to any appropriate redactions of Highly Confidential Information (as defined in the CT Confidentiality Agreement)) of the information or material referred to has been physically or electronically provided to the Party to whom such information or material is to be provided, provided, however, that, in the case of “provided to,” “furnished to,” “delivered to” or “made available” to Buyer, it means material that has been posted, on or prior to noon (Central Time) on the date prior to the Agreement Date, in the “data room” (including that the “Highly Confidential” portion thereof was made accessible to Buyer’s “Permitted Representatives” pursuant to the CT Confidentiality Agreement) established by or on behalf of Seller and hosted by Datasite under the name “Project Glacier.” The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) references to “day” or “days” are to calendar days; (iv) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail communications); (v) “Dollars” or “$,” means United States dollars, and (vi) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the Designated Exchange Rate.
Section 11.16    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, the information and disclosures contained in any Schedule of the Disclosure Letter shall be deemed to be disclosed only with respect to (a) the correspondingly-numbered representations and warranties of this Agreement and (b) any other Schedule of the Disclosure Letter, if any, to the extent the applicability of such information and disclosure to such other Schedule of the Disclosure Letter is reasonably apparent on the face of such information or disclosure without the need to examine any underlying or referenced document. The fact that any item of information is disclosed in any Schedule of the Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 11.17    Parent Guaranty. As a material inducement to Seller to enter into this Agreement and in recognition of substantial direct and indirect benefits to Buyer Parent therefrom, Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and punctual performance by Buyer of all of Buyer’s obligations and liabilities under or in respect of this Agreement including all of Buyer’s payment obligations hereunder and any obligations or liabilities of Buyer arising from any breach of this Agreement.  This is a guarantee of payment and performance, and not of collection, and Buyer Parent’s liabilities hereunder are absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the terms and conditions of this Agreement that may be agreed to by Buyer hereto in accordance with the terms of this Agreement.  Buyer Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or (b) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Buyer.  Buyer Parent hereby waives, for the benefit of Seller, (i) any right to require Seller, as a condition of payment or performance by Buyer Parent, to proceed against Buyer or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer.  Notwithstanding anything to the contrary contained in this Section 11.17 or otherwise, Seller hereby agrees that Buyer Parent shall have all defenses to its obligations under this guarantee that would be available to Buyer in respect of this Agreement whether pursuant to the terms of this Agreement or pursuant to any applicable Law in connection therewith.
Section 11.18    Financing Source Provisions.
(a)    Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Buyer) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related

Party (other than Buyer) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.
(b)    Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.
[SIGNATURE PAGES FOLLOW]

Execution Version
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

WELBILT, Inc. By: Name: Title:

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PENTAIR COMMERCIAL ICE LLC By: Name: Title:

PENTAIR PLC By: Name: Title:
     Signature Page to Purchase Agreement

APPENDIX A
Purchased Assets
“Purchased Assets” means the following assets, properties, claims, privileges and interests of Seller and the Seller’s Subsidiaries (including the Purchased Entities), of every kind and character and wherever located (except for the Excluded Assets):
(i)     the assets listed or described on Schedule A-(i) of the Disclosure Letter and all other assets that are expressly provided by this Agreement or any other Transaction Document as assets to be transferred to Buyer or any Subsidiary of Buyer, including:
(a)    those products (including private label products) and services of Seller and its Subsidiaries developed, licensed, sold, provided, or offered by the Business, and those discontinued, predecessor and legacy products and services of the Business to the extent such products were discontinued in the three years prior to the Agreement Date (the “Discontinued Products”), and those additional products and services of the Business under development (collectively, the “Products”), in each case including those Products described on Schedule A-(i)(a) of the Disclosure Letter; and
(b)    all tangible personal property, equipment, machinery and tools primarily relating to the Business or described on Schedule A-1(i)(b) of the Disclosure Letter (the “Tangible Assets”);
(ii)     other than to the extent constituting an Excluded Asset, the rights of Seller or any of its Subsidiaries under any Material Contract listed in Schedule 4.5(a) of the Disclosure Letter that is marked with an asterisk and all other Contracts, in each case, to the extent that such Contracts are exclusively related to the Business (the “Assigned Contracts”) and as such Assigned Contracts may be renewed or modified following the Agreement Date in accordance with this Agreement; provided that, for the avoidance of doubt, the foregoing shall not limit the rights and obligations of the Parties as set forth in the Agreement;
(iii)     to the extent included in the Final Closing Net Working Capital, all inventory wherever located, including raw materials, work-in-process, finished goods, goods in transit, spare parts, and packaging materials owned by Seller or any of its Subsidiaries relating to any of the Products or relating to the Business that exist as of immediately prior to the Effective Time (the “Inventory”);
(iv)     the leases, subleases or executive suite agreements relating to the leased real property set forth on Schedule A-(iv) of the Disclosure Letter (such leases, subleases and executive suite agreements collectively being referred to herein as the “Real Property Leases,” and the real property subject to the Real Property Leases being, collectively, the “Leased Real Property”);
(v)     the real property owned by Seller, any Other Asset Seller or any Purchased Entity as set forth on Schedule A-(v) of the Disclosure Letter (such real property collectively being referred to herein as the “Owned Real Property,”);
(vi)     the Intellectual Property Rights of Seller and its Affiliates or owned or purported to be owned by Seller and its Affiliates that are described in Schedule A-(vi) of the Disclosure Letter and the Intellectual Property Rights of Seller and its Affiliates owned or purported to be owned by Seller and its Affiliates primarily relating to the Business or the Products, in each case, excluding (A) any Intellectual Property Rights related to the “Welbilt” name and Trademarks in and to the “Welbilt” name and (B) the Licensed IP (such Intellectual Property Rights, after giving effect to the exclusions noted, collectively, the “Transferred Intellectual Property Rights”);
(vii)     to the extent transferable under Law, those Permits related to the ownership and operation of the Business at the Owned Real Property and the Leased Real Property and those other Permits that are exclusively related to the conduct of the Business or the ownership, possession or operation of the Purchased Assets;
(viii)     copies of all files, documents, data, books and records that are in the possession or control of Seller or its Subsidiaries, including customer and supplier lists, invoices and purchase orders, production data, cost records, sales and pricing data, supplier records, product data, manuals and literature, technical information, drawings, specifications and other engineering data, correspondence, merchandising, promotional materials, sales materials, creative materials, studies, reports, and other business records that, in each case, to the extent related to, or to the extent used in, the operation of the Business (collectively, the “Business Records”); provided, however, that the Business Records will not include any (a) employee-related or employee benefit-related files or records, employee benefit plans or documents relating to commitments and arrangements with employees of Seller or its Affiliates, except for personnel files and other employee information for Continuing Employees that are permitted to be transferred by applicable Law or (b) corporate records or Tax Returns of Seller or any of its Affiliates (other than the Purchased Entities);
(ix)     other than to the extent constituting an Excluded Asset under Appendix D, all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit, defenses or counterclaims and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, to the extent relating to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities, including the settlement agreements set forth on Schedule A-(ix);
(x)     all advertising, marketing, sales and promotional materials, including website content, purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents to the extent relating to the Products or the Business;
(xi)     (A) all Business Cash and (B) all bank accounts held in the name of a Purchased Entity;
(xii)     all third-party insurance policies exclusively relating to the Business and maintained by the Purchased Entities (or in which the Purchased Entities are the first named insured);
(xiii)     all rights and claims under any and all transferable warranties, guaranties, indemnities and similar rights, and rights to refunds or rebates, to the extent related to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities;
(xiv)     the Assumed Benefit Plans, all assets of or relating to (including all assets held in trust, fund or account in any form) the Assumed Benefit Plans, and any insurance, administration or other Contracts relating thereto and any accounts, plan documents (and amendments and modifications thereto), plan descriptions and summaries, opinion or determination letters and correspondence with Governmental Authorities and other records or information regarding the Assumed Benefit Plans to the extent available;

(xv)     to the extent permitted by applicable Law, all transferable collective bargaining, trade union, works council and other similar Contracts exclusively covering the Business Employees.
(xvi)     the goodwill relating to the Business or the Purchased Entities;
(xvii)     any other Current Assets included in the calculation of Final Closing Net Working Capital; and
(xviii)     all other assets, properties, claims, privileges and interests of Seller and the Seller’s Subsidiaries exclusively relating to, exclusively arising from or exclusively used in the Business.

APPENDIX B
Purchased Entities

1.    Manitowoc Foodservice (Luxembourg) S.a.r.l.
2.    Manitowoc FSG Holding, LLC
3.    Manitowoc FSG Manufactura Mexico, S. de R.L. de C.V.
4.    WELBILT (China) Foodservice Co., Ltd

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APPENDIX C
Assumed Liabilities
“Assumed Liabilities” means the following Liabilities of Seller and its Subsidiaries to the extent arising from or in connection with the Business or any Purchased Asset that are not Excluded Liabilities:
(i)     the Liabilities listed or described on Schedule C-(i) of the Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Buyer or any Affiliate of Buyer or otherwise specifically designated as “Assumed Liabilities” by this Agreement;
(ii)     except as otherwise provided in this Agreement or any other Transaction Document (including the treatment of existing conditions at the Real Property as Excluded Environmental Liabilities), all Liabilities to the extent relating to, arising out of or resulting from:
(a)    the operation of the Business (including as conducted by any Purchased Entity), as conducted at any time before, at or after the Effective Time;
(b)    the operation of any business conducted by any Purchased Entity at any time after the Effective Time;
(c)    any Purchased Assets (including any Liability relating to, arising out of or resulting from Assigned Contracts, Customer Contracts, Real Property and any Leased Real Property) and the Purchased Shares or, to the extent such Liability relates to the Business, the Shared Contracts (whether or not Purchased Assets); and
(d)    Proceedings or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, to the extent arising from or relating to (i) the use, license, development, manufacture, distribution or sale of the Products, in each case whether arising before, on or after the Closing Date, (ii) all Liabilities for infringement or misappropriation or alleged infringement or misappropriation of any Intellectual Property Right of any third party, in each case under clause (i) and (ii), to the extent related to the conduct of the Business before, on or after the Closing Date and not including any Proceedings or other claims related to asbestos or as set forth on Schedule C-(ii) of the Disclosure Letter;
(iii)     all Liabilities of Seller and its Affiliates in respect of the Products sold by the Business at any time for refunds, adjustments, allowances, exchanges, recalls, returns and warranty, merchantability and other similar claims arising on, prior to or after the Closing Date and any product liability claims with respect thereto;
(iv)     all Liabilities relating to each person who immediately prior to the Effective Time is a Business Employee (or any dependent or beneficiary of such Business Employee), except, in each case, as provided in Section 6.6, or that should have been, but were not included in Business Indebtedness or Current Liabilities (collectively, the “Assumed Employee Liabilities”);
(v)     any Liability in respect of Taxes that are to be borne by Buyer pursuant to Section 6.8;
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(vi)     all Indebtedness of any Purchased Entity that is included in Final Business Indebtedness (the “Assumed Debt”);
(vii)     all Current Liabilities included in the calculation of the Final Closing Net Working Capital;
(viii)     all Liabilities under the Assumed Benefit Plans arising following the Effective Time; and
(ix)     except as otherwise provided in this Agreement or any other Transaction Document (including treatment of existing conditions at the Real Property as Excluded Environmental Liabilities), all Liabilities with respect to the Owned Real Property and Leased Real Property.
For the avoidance of doubt, except as otherwise provided herein “Assumed Liabilities” includes all Liabilities of the Purchased Entities, except for any Excluded Liabilities.

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APPENDIX D
Excluded Assets
“Excluded Assets” means all of Seller’s and its Affiliates’ (including the Purchased Entities’) right, title and interest in, to and under all assets not included as a Purchased Asset and specifically including the following (to the extent not included as a Purchased Asset):
(i)     the assets of any business of Seller and its Affiliates other than the Business;
(ii)     the assets listed or categorically described on Schedule D-(ii) of the Disclosure Letter and any and all assets that are expressly contemplated by this Agreement or any other Transaction Document as assets to be retained by Seller and its Affiliates (other than the Purchased Entities);
(iii)     all cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities, in each case other than Business Cash;
(iv)     (a) all letters of credit and performance bonds not exclusively related to the Business and (b) all loan facilities;
(v)     all Tax refunds and other Tax assets allocated to Seller pursuant to Section 6.8;
(vi)     without limiting Buyer’s rights under Section 6.7, all insurance policies of Seller and all rights of Seller and its Affiliates of every nature and description under or arising out of such insurance policies, including all claims, credits, causes of action thereunder and proceeds thereof (other than as expressly set forth in Section 6.7 and clauses (ix) and (xii) of Appendix A);
(vii)     all Contracts of Seller or its Affiliates other than the Assigned Contracts, including all Shared Contracts (subject to the rights and obligations set forth in Section 2.6), and all rights and obligations of Seller or its Affiliates arising thereunder;
(viii)     all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, (a) relating to the payment or refund of Taxes allocated to Seller pursuant to Section 6.8 and (b) to the extent relating to any Excluded Asset or Excluded Liability, whether arising out of occurrences before or after the Closing, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement relating to the foregoing;
(ix)     other than the Owned Real Property and the Leased Real Property, all real property, and all real property leasehold or license interests, wherever located, including all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing;
(x)     all personal property, other than to the extent included as a Purchased Asset;
(xi)     any user information or data associated with or derived from the internet websites of Seller or its Affiliates to the extent not related to the Business or the Purchased Assets;
(xii)     corporate books and records of internal corporate proceedings, the minute books, stock ledgers, Tax records, and all business and accounting records and work papers and other

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records of Seller and its Affiliates (other than the Purchased Entities) except for those included as a Purchased Asset;
(xiii)     other than as required or prohibited by Law to the contrary or other than as included in the Purchased Assets, all employee-related or employee benefit-related files or records, all employee benefit plans and arrangements, and all assets of, or held by or with respect to, any Seller Benefit Plan (other than an Assumed Benefit Plan) or other arrangement that would be a Seller Benefit Plan if it covered a Business Employee (or dependent, spouse or beneficiary of a Business Employee) (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto, in all cases of Seller and its Affiliates (other than the Purchased Entities);
(xiv)     any labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative other than to the extent included as a Purchased Asset;
(xv)     all assets consisting of or related to the Shared Services that are not used exclusively in the Business, including those related to IT systems, servers and systems hardware and networking and communications assets;
(xvi)     all rights of Seller and/or its Affiliates (excluding the Purchased Entities) under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, and all records prepared by Seller and/or such Affiliates (or their respective Representatives) solely in connection with the evaluation, negotiation and consummation of the transactions contemplated hereby and not related to the Business, Purchased Assets or Assumed Liabilities generally;
(xvii)     shares of any direct or indirect Subsidiary of Seller, and any equity interest in any Person (other than the Purchased Shares);
(xviii)     all rights to the extent relating to Excluded Liabilities;
(xix)     assets provided through services or licenses provided or licensed by Seller to Buyer under the Transition Services Agreement;
(xx)     all software and information technology systems of Seller or its Subsidiaries that are not used exclusively in the Business;
(xxi)     all Intellectual Property Rights of Seller and its Affiliates (including all patents and patent applications of Seller and its Affiliates) other than Transferred Intellectual Property Rights;
(xxii)     all rights under warranties, representations, indemnities, guarantees and similar rights in favor of Seller or any of its Affiliates to the extent related to any Excluded Assets or any Excluded Liabilities;
(xxiii)     all goodwill as a going concern and other intangible properties of Seller, other than as set forth in clause (xvi) of Appendix A; and
(xxiv)     any assets located at the Hangzhou Facility that are not used primarily in the Business (including the assets set forth in Schedule D-(xxiv) of the Disclosure Letter).
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APPENDIX E
Excluded Liabilities
“Excluded Liabilities” means all Liabilities of Seller and its Affiliates (including the Purchased Entities) other than the Assumed Liabilities, including the following:
(i)    all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained by Seller or any of its Affiliates (other than the Purchased Entities), and all agreements, obligations and other Liabilities of Seller and its Affiliates (other than the Purchased Entities) under this Agreement or any of the other Transaction Documents;
(ii)    all Liabilities (including workers’ compensation claims with respect to facts or circumstances that occurred prior to Closing) related to each current or former employee of Seller and its Affiliates, including any former employee of Seller or its Affiliates (or any dependent or beneficiary of any such employee), other than the Assumed Employee Liabilities;
(iii)    all Liabilities related to each Seller Benefit Plan (other than an Assumed Benefit Plan) or related to any other arrangement that would be a Seller Benefit Plan if it covered a Business Employee (or dependent, spouse or beneficiary of a Business Employee), including any Liability associated with any defined benefit pension plan and any obligations under a retiree medical plan;
(iv)    the Excluded Tax Liabilities;
(v)    subject to Section 6.26, all Liabilities under or relating to any Environmental Law to the extent related to, arising or resulting from the ownership or operation of the Purchased Assets or the Business prior to Closing, including any Liability for (i) any release of or exposure to any Hazardous Materials at or from any Owned Real Property or Leased Real Property or in connection with the operation of the Business or the Purchased Assets to the extent such release or exposure initially occurred prior to the Closing, (ii) any violation of Environmental Law prior to the Closing in connection with the operation of the Business or the Purchased Assets or (iii) any offsite transportation and disposal of Hazardous Materials prior to the Closing in connection with the operation of the Business or the Purchased Assets (collectively, the “Excluded Environmental Liabilities”);
(vi)    all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Section 6.8 (without duplication of the Excluded Tax Liabilities);
(vii)    Business Indebtedness that is not included in Closing Business Indebtedness;
(viii)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any real property owned or leased by any Seller Party that is not a Purchased Asset;
(ix)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any ceased or discontinued operations of any Seller Party, other than any such operations formerly arising out of, relating to or otherwise in respect of the Business;
(x)    all Liabilities related to or arising out of any criminal violations of any Law relating to the Business that occurred prior to the Closing and Proceedings or other claims related to asbestos or as set forth on Schedule C-(ii) of the Disclosure Letter;
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(xi)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any violations of export-control, trade and economic sanctions Laws (including the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions Laws maintained by other jurisdictions); import Laws enforced by U.S. Customs and Border Protection as well as all applicable import Laws maintained and enforced by other jurisdictions; or similar Laws by any Seller Party that occurred prior to the Closing;
(xii)    all Liabilities of the Chinese Subsidiary or otherwise related to the Hangzhou Facility, to the extent such Liabilities are not related to the Business;
(xiii)    all Liabilities to the extent arising out of, relating to, or otherwise is respect of any violations of any Laws of the People’s Republic of China or any Governmental Authority with jurisdiction over the Chinese Subsidiary or Hangzhou Facility that occurred prior to the Closing;
(xiv)    all Liabilities arising out of, relating to or otherwise in respect of any breach of the Organizational Documents of the Chinese Subsidiary or failure by the Chinese Subsidiary, its equityholders or Representatives to comply with any corporate or similar formalities applicable to the Chinese Subsidiary that occurred prior to the Closing;
(xv)    all Liabilities arising out of, relating to or otherwise in respect of the ownership or operations of Welbilt (Shanghai) Foodservice Co., Ltd. or any other Subsidiary of the Chinese Subsidiary;
(xvi)    all costs and Liabilities arising out of, relating to or otherwise in respect of Seller’s actions to separate any business of the Chinese Subsidiary that is not related to the Business; and
(xvii)    all Liabilities to the extent related to or arising out of any Excluded Assets.

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